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As filed with the Securities and Exchange Commission on November 8, 2006

Registration No. 333-136509

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KBW, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	6211 (Primary Standard Industrial Classification Code Number)	13-4055775 (I.R.S. Employer Identification Number)
787 Seventh Avenue New York, New York 10019 (212) 887-7777 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mitchell B. Kleinman
General Counsel and Executive Vice President
KBW, Inc.
787 Seventh Avenue
New York, New York 10019
(212) 887-7777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Edward D. Herlihy Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Joseph McLaughlin Michael T. Kohler Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, $0.01 per value per share	7,820,000	$21.00	$164,220,000	$17,571.54

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457.

(2)
Included shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(3)
$16,852.57 of which was previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion
Preliminary Prospectus dated November 8, 2006

P R O S P E C T U S

6,800,000 Shares

KBW, Inc.

Common Stock

              This is KBW, Inc.'s initial public offering. We are selling 3,900,000 shares and certain of our stockholders are selling 2,900,000 shares. We will not receive any of the net proceeds from the sale of shares by the selling stockholders.

              We expect the public offering price to be between $19.00 and $21.00 per share. Currently, no public market exists for the shares. Our shares of common stock have been authorized for listing on the New York Stock Exchange under the symbol "KBW."

              Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 9 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

              The underwriters may also purchase up to an additional 1,020,000 shares from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about                        , 2006.

Keefe, Bruyette & Woods	Merrill Lynch & Co.
Banc of America Securities LLC
Fox-Pitt, Kelton	JMP Securities	Thomas Weisel Partners LLC
BNY Capital Markets, Inc.	FTN Midwest Securities Corp.	Morgan Keegan & Company, Inc.

The date of this prospectus is                        , 2006

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INDUSTRY AND MARKET DATA

        In this prospectus we rely on and refer to information and statistics regarding the investment banking industry and the financial services industry. We obtained this data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

        All industry and statistical information included in this prospectus, other than information derived from our financial and accounting records is presented as of June 30, 2006, unless otherwise indicated. Financial data and information derived from our accounting records which are presented as "current" are as of June 30, 2006, the date of the most recently available quarterly financial statements.

PROSPECTUS SUMMARY

        This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully before investing, especially the information discussed under "Risk Factors," and our consolidated financial statements and the related notes.

        Unless the context suggests otherwise, references to "KBW," "KBW, Inc.," "our company," "we," "us" and "our" mean the combined business of KBW, Inc. and of its consolidated subsidiaries.

KBW, Inc.

Overview

        We are a leading full service investment bank specializing in the financial services industry. Since our founding in 1962, our commitment to this large and growing industry, our long-term relationships with clients and our recognized industry expertise have made us a trusted advisor to our corporate clients and a valuable resource for our institutional investor customers. We have built our reputation for excellence in financial services on the basis of our premier research platform, our experienced senior professionals, our track record of market innovation, and the strength of our execution capabilities. Our principal activities are:

  •
  Investment banking.    We provide a full range of investment banking services, including mergers and acquisitions ("M&A") and other strategic advisory services, equity and fixed income securities offerings, structured finance and mutual thrift conversions.

  •
  Equity and fixed income sales and trading.    We trade a broad array of financial services stocks, with an emphasis on the small and mid cap segment, and a wide range of fixed income securities. Our sales force is trained in the analysis of financial services companies and has strong relationships with many of the world's largest institutional investors.

  •
  Equity and fixed income research.    We provide fundamental, objective analysis that identifies investment opportunities and helps our investor customers make better investment decisions. As of June 30, 2006, our research department covered an aggregate of 489 financial services companies, including 352 companies in the United States and 137 in Europe. We believe we cover more financial services companies in the United States and in Europe than any other firm.

        Within our full service business model, we have expanded from a focus on the bank and thrift sector to include insurance companies, broker-dealers, mortgage banks, asset management companies, mortgage real estate investment trusts ("REITs"), consumer and specialty finance firms, financial processing companies and securities exchanges. Our revenues are derived from a broad range of products and sectors within the financial services industry. For 2005, we had total revenues of approximately $307.9 million and net income available to mandatorily redeemable common stockholders of approximately $17.4 million. We had total revenues of approximately $193.1 million and $138.7 million and net income available to mandatorily redeemable common stockholders of approximately $18.6 million and $6.1 million in the six months ended June 30, 2006 and 2005, respectively.

        We emphasize serving clients in the small and mid cap segments of the financial services industry, market segments we believe have traditionally been underserved by larger investment banks. We are dedicated to building long-term relationships and growing with our clients, providing them with capital raising opportunities and strategic advice at every stage of their development. We have continued to provide services to many of our clients as they have grown to be large cap financial institutions. In recent years, we have also provided financial advisory services to large cap financial services companies who were not previously regular investment banking clients. These companies have increasingly sought out independent advice.

        Across investment banking, sales and trading and research, our transaction list, league table record and industry awards demonstrate both our leadership in financial services and the recognition we achieve from our clients and investor customers:

  Investment banking:

  •
  Number one ranking as U.S. M&A advisor to financial services companies in each of the years 2005, 2004 and 2003, ranked by number of deals.

  •
  Prominent presence in recent large cap financial services M&A including the following advisory engagements: the pending sale of North Fork Bancorporation to Capital One Financial Corporation; the acquisition by Bank of America Corporation of MBNA Corporation; the sale of Household International to HSBC; and the pending sale of Texas Regional Bancshares to BBVA.

  •
  Number one ranking as manager of U.S. IPOs and follow-on equity offerings for financial services companies in each of the years 2005 and 2004, ranked by number of deals.

  Sales and trading:

  •
  Number one All-America financial services equity sales team in each of the years 2005, 2004 and 2003, as ranked by Institutional Investor.

  •
  Number one ranking by trading volume as trader of U.S. bank stocks with less than $5 billion market capitalization for 2005 and for the first six months of 2006.

  •
  Among the leading traders by trading volume of the Nasdaq 100 Financial Index and one of the top three market makers for 52% of its constituent stocks, as measured during the twelve months ending June 30, 2006.

  Research:

  •
  Number one in five of the seven categories of our research coverage, and second place in the other two categories, in the December 2005 "Best of the Boutiques" survey by Institutional Investor.

  •
  Five of our analysts named in the Wall Street Journal's "Best on the Street 2006 Analysts Survey" in May 2006.

        Since our founding, our firm has been entirely employee owned. Ownership is widespread across our employee base. As of June 30, 2006, over 300 of our 430 employees were stockholders, and there is currently no single holder with more than 4.2% of our outstanding shares. We have a high degree of employee loyalty, low turnover, and a collective commitment to join our resources and ideas to create integrated solutions to meet client and customer needs. This partnership-like approach, and the fact that many of our employees have a substantial portion of their financial resources tied to our success, have created a strong, entrepreneurial culture.

The financial services industry and our market opportunity

        The financial services industry is the largest sector in the United States and Europe, based on market capitalization and operating earnings. For example, according to FactSet, the U.S. financial services industry constitutes 21% of the total market capitalization and 37% of the total operating income of the S&P 500 index. In Europe, the financial services industry represents 30% of the market capitalization and 36% of the total operating income of the Dow Jones STOXX 600 index. Over the past decade, the diversity, complexity and size of the financial services industry have increased. Deregulation and structural and technological changes have created opportunities for new businesses and have driven consolidation among existing firms in large sectors, including among banks and thrifts. The financial services industry remains very fragmented, with, for example, more than 7,000 independent banks in the United States, and the depository sector continues to represent one of the most actively consolidating sectors in the U.S. economy. These twin trends of growth and consolidation have resulted in substantial investment banking opportunities.

        Our exclusive focus on the largest industry in both the United States and Europe positions us to benefit from sustained demand for our services in investment banking, sales and trading and research. In 2005, 31% of aggregate U.S. M&A advisory fees and 21% of U.S. gross underwriting fees for IPOs and follow-on equity offerings were attributable to transactions for financial services companies, demonstrating the significant investment banking revenue opportunities in the industry.

        Within the financial services industry, we emphasize small and mid cap companies. We believe that the competition to serve these companies is more limited than in other areas of the financial services industry and that these small and mid cap companies are underserved by larger investment banks. We believe our extensive relationships and expertise in serving these companies provide us with a distinct competitive advantage.

Competitive strengths

        We believe our business model, our experience and our relationships make us ideally suited to capture opportunities in the financial services industry. Our competitive strengths include:

  •
  Widely recognized brand name with an exclusive focus on the financial services industry.    We believe that our brand name is associated with our exclusive focus, leadership and expertise in the financial services industry. Our reputation is based on our research, professional transaction execution and our innovative solutions to strategic and financial challenges. We believe our financial services focus and the strength of our brand allow us to develop unique relationships with and knowledge of our clients, as well as to attract new clients.

  •
  Diversified revenue and breadth across financial services sectors.    We provide investment banking, sales and trading and research coverage of an extensive range of companies in the financial services industry and we offer a wide array of products and services. Our sector and product breadth allow us to meet a broad range of client and customer needs, strengthen our relationships, and provide diversification for our revenue base.

  •
  Industry leading research.    Our fundamental research offers our customers a unique perspective on the relative values of financial services companies, particularly small and mid cap companies. We believe that investors seek investment recommendations that are timely and differentiated and that our award-winning research is essential to our relationships with our investor customers.

  •
  Innovative product development.    Our experience and industry knowledge, combined with long-term client relationships across our business areas, and our willingness to commit our own capital when appropriate, enable us to identify market demands and new opportunities for capital raising and strategic transactions. As a result, we can develop innovative products designed to meet the needs of our corporate clients and tailored to the investment objectives of institutional investors.

  •
  Entrepreneurial corporate culture and partnership approach.    In our 44-year operating history, we have created an entrepreneurial, partnership-like corporate culture with widespread employee ownership of our common stock. We enjoy a high degree of employee loyalty and tenure, and most members of our senior management team have more than 20 years of experience with our firm. The tenure of our staff means that senior managers know and trust the capabilities of each other and of other employees. We are able to build consensus and act quickly to capitalize on opportunities.

  •
  Strong and lasting client relationships.    We build our long-term client relationships by leveraging our competitive strengths. We commit the full resources of our firm to our clients, including consistent involvement of our senior professionals in all stages of our client engagements. Our success in building relationships is demonstrated by the loyalty of our clients; of the 190 clients for whom we executed investment banking transactions in 2005, approximately 45% were companies for which we had executed other transactions during the previous five years.

Growth strategy

        We intend to grow our business by leveraging our competitive strengths and maintaining our commitment to our investment banking clients and investor customers. We believe our plans for growth will allow us to increase our revenues and to expand our role with clients as a valued partner. We intend to pursue the following strategies:

  •
  Grow our European business.    We are continuing the disciplined build-out of our European business, based in London, by replicating our proven U.S. business model. In mid 2004, we introduced European sales, trading and research. More recently we have assembled an investment banking team and are targeting opportunities to participate in transactions for European issuers in both developed and emerging markets.

  •
  Expand our current asset management platform.    We provide equity asset management advisory services to two hedge funds and to other advisory accounts. In April 2006, we undertook a senior management transition at KBW Asset Management to position the business to focus on growth. We plan to broaden our product offerings by selectively hiring new professionals with significant relationships and investment experience and by marketing to investors more aggressively, both internally and with partners.

  •
  Continue to expand our existing business.    We will continue to expand our current platform by building new product and sector expertise, selectively hiring new professionals and offering additional value-added services, such as increasing our securities warehouse capabilities, which help position collateral for Preferred Term Security ("PreTSL") pools. We approach each new business opportunity from an investment banking, sales and trading and research viewpoint with the intention of maximizing our points of contact with our clients.

Our history

        We have been focused on the financial services industry since our founding in 1962. Within our full service business model, we expanded from an initial focus on the bank and thrift sector to include other portions of the financial services industry, including insurance companies, broker-dealers, mortgage banks, asset management companies, mortgage REITs, consumer and specialty finance firms, financial processing companies and securities exchanges. We have also expanded from the United States into Europe with a European-focused team of professionals and a London office.

        Our company was directly affected by the tragedies of September 11, 2001. Our headquarters in the World Trade Center were destroyed and 67 employees, nearly half of our New York staff, perished that day. Five of our nine board members, including our co-CEO and Chairman, died. The employees of several departments, including equity and fixed income sales and trading and research, were nearly completely lost.

        Despite these losses, the depth of experience and longevity of our employee base and their personal commitment to rebuilding our company left us with people with the knowledge and commitment to continue, renew and significantly grow our business. After September 11, 2001, we actively reconstituted and grew our company from 157 surviving employees to 430 employees as of June 30, 2006. We have been successful in attracting a significant number of high quality experienced professionals who have embraced our way of doing business. Most departments continue to be managed by people with more than 20 years of experience at KBW, supplemented by the seasoned professionals we have hired.

Why we are going public

        We expect that our transition to a public company will enhance our ability to execute our growth strategy and meet our clients' needs. We believe that as a public company we will have greater visibility with our clients, increased access to capital and additional currency to explore strategic opportunities as they arise. We also expect that operating as a public company will enhance our ability to attract and retain high quality professionals by expanding our capacity to offer equity-based incentives linked directly to the success of our business.

KBW, Inc.

        We employed 430 people as of June 30, 2006, including 101 in investment banking, 151 in sales and trading and 82 in research.

        We operate through a U.S. registered broker-dealer, Keefe, Bruyette & Woods, Inc., a U.S. registered investment advisor, KBW Asset Management, Inc. and Keefe, Bruyette & Woods Limited, an investment firm authorized and regulated by the U.K. Financial Services Authority. Our company has ten broker-dealer offices with our headquarters in New York City and other offices in Atlanta, Boston, Chicago, Columbus (Ohio), Hartford, Red Bank (New Jersey), Richmond (Virginia), San Francisco and London. Our asset management company is located in our headquarters building in New York City.

        Our principal offices are located at 787 Seventh Avenue, New York, New York 10019. Our telephone number is (212) 887-7777.

The Offering

Common stock offered by us	3,900,000 shares
Common stock offered by the selling stockholders	2,900,000 shares
Shares to be outstanding after this offering	30,579,092 shares
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $70.1 million, assuming an initial public offering price of $20.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, including support of and expansion of our existing businesses, and to fund strategic investments as they arise in the future. We will not receive any of the net proceeds from the sale of shares of common stock by the selling stockholders.
Risk Factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Proposed New York Stock Exchange symbol	"KBW"

        The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of June 30, 2006. This number includes 1,358,026 shares of common stock underlying vested restricted stock units outstanding as of June 30, 2006, but does not include:

  •
  an aggregate of 6,150,000 shares of common stock reserved for issuance for future awards under our equity incentive plan, including 2,580,950 shares of restricted stock (none of which will be vested at the time of completion of this offering) that we intend to grant to certain of our employees effective as of the completion of this offering; and

  •
  an aggregate of 311,191 shares of our common stock underlying outstanding unvested restricted stock units as of June 30, 2006.

        Unless we specifically state otherwise, the information in this prospectus:

  •
  assumes an initial public offering price of $20.00 per share of common stock, the midpoint of the range of the estimated initial public offering price set forth on the cover of this prospectus;

  •
  gives effect to an increase in authorized shares of common stock from 9,000,000 to 140,000,000, and an increase in authorized shares of preferred stock from 1,000,000 to 10,000,000, as provided for in the amended and restated certificate of incorporation that we adopted on October 31, 2006;

  •
  gives effect to a 43 for 1 stock split that we effected on November 1, 2006; and

  •
  assumes no exercise by the underwriters of their overallotment option to purchase 1,020,000 additional shares of common stock from the selling stockholders.

        The 30,579,092 shares outstanding after this offering reflects the vesting terms of the restricted stock units, which is different from the accrual of vesting of the restricted stock units reflected in our financial statements. The percentage ownership calculations in this prospectus are based on the number of aggregate shares outstanding following this offering based on the vesting terms of the restricted stock units.

Summary Historical Consolidated Financial and Other Data

        The following table sets forth summary consolidated financial and other data for the periods ended and as of the dates indicated. The summary consolidated statements of financial condition data as of December 31, 2005 and 2004 and the summary consolidated statements of income data for each of the three years in the three-year period ended December 31, 2005 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The summary consolidated statements of financial condition data as of December 31, 2003, 2002 and 2001 and the summary consolidated statements of income data for the years ended December 31, 2002 and 2001 have been derived from audited consolidated financial statements not included in this prospectus. The summary consolidated statements of financial condition data as of June 30, 2006 and the summary consolidated statements of income data for each of the three- and six-month periods ended June 30, 2006 and June 30, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. The summary consolidated financial and other data should be read in conjunction with the sections entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended June 30,		Six Months Ended June 30,			Year Ended December 31,
	2006	2005	2006		2005	2005		2004		2003	2002	2001
	(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Income Data:
Revenues:
Investment banking	$45,786	$36,816	$93,629		$70,932	$149,332		$163,114		$156,869	$111,067	$98,457
Commissions	31,622	22,803	60,560		45,413	96,301		66,081		50,408	50,279	42,263
Principal transactions, net	6,528	5,024	18,023		11,970	31,004		41,566		37,090	16,994	28,964
Net gain (loss) on investments	893	853	7,718	(1)	369	5,564		3,071		7,118	(429)	6,355
Interest and dividend income	6,192	4,612	11,728		8,382	17,984		8,629		8,656	3,557	5,490
Investment advisory fees	413	367	785		731	3,843		4,896		5,597	2,001	2,263
Other	274	489	702		952	3,838	(2)	12,941	(2)	5,859	5,216	1,809

Total revenues	91,708	70,964	193,145		138,749	307,866		300,298		271,597	188,685	185,601

Expenses:
Employee compensation and benefits	53,383	43,500	112,729		85,083	187,428		170,484		145,668	102,471	98,368

Total non-compensation expense	23,199	22,438	46,991		42,859	89,296		74,674		57,691	43,980	30,961

Total expenses	76,582	65,938	159,720		127,942	276,724		245,158		203,359	146,451	129,329

Income before income tax expense	15,126	5,026	33,425		10,807	31,142		55,140		68,238	42,234	56,272
Income tax expense	6,732	2,174	14,875		4,691	13,735		23,867		30,073	19,005	25,573

Net income available to mandatorily redeemable common stockholders(3)	$8,394	$2,852	$18,550		$6,116	$17,407		$31,273		$38,165	$23,229	$30,699

Net income available to mandatorily redeemable common stockholders per share(3)(4):
Basic	$0.31	$0.11	$0.68		$0.23	$0.64		$1.24		$1.70	(5)	(5)
Diluted	$0.31	$0.11	$0.68		$0.23	$0.64		$1.24		$1.70	(5)	(5)
Weighted average number of common shares outstanding(4):
Basic	26,917,398	26,068,019	27,147,577		26,092,959	27,194,404		25,253,771		22,393,454	(5)	(5)
Diluted	26,917,398	26,100,656	27,147,577		26,125,037	27,215,001		25,296,556		22,427,295	(5)	(5)

		As of December 31,
	As of June 30, 2006
		2005	2004	2003	2002	2001
	(unaudited)
	(dollars in thousands)
Consolidated Statements of Financial Condition Data:
Total assets	$622,204	$648,298	$574,131	$436,819	$289,479	$194,236
Total operating liabilities	340,298	382,204	305,442	230,283	140,342	74,688
Mandatorily redeemable common stock(3)	281,906	266,094	268,689	206,536	149,137	119,548
Total liabilities including mandatorily redeemable common stock(3)	$622,204	$648,298	$574,131	$436,819	$289,479	$194,236
Selected Statistical Data (unaudited):
Companies covered by our research analysts	489	479	354	282	193	74
Number of employees	430	441	420	336	291	221
Number of managed equity capital markets offerings(6)	20	26	25	11	11	3
Number of announced financial services M&A transactions(7)	29	50	49	48	31	45

(1)
Net gain (loss) on investments in the six months ended June 30, 2006 includes a gain of $4.8 million with respect to the exchange of our New York Stock Exchange seat for cash and shares of the merged NYSE Group, Inc.

(2)
Other revenues in 2004 includes $10.1 million in insurance recoveries and government grants relating to the World Trade Center attacks in 2001. In 2005, we received $0.4 million of additional government grants relating to the same World Trade Center attacks.

(3)
The Company accounts for its mandatorily redeemable common stock under Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments, With Characteristics of Both Liabilities and Equity. Following the completion of this offering and the amendment and restatement of our stockholders' agreement described under "Certain Relationships and Related Transactions—New Stockholders' Agreement," the common stock will no longer be considered mandatorily redeemable and the amounts reflected as mandatorily redeemable common stock prior to the offering will be classified as stockholders equity in subsequent periods. See Note 2 to our audited and unaudited Consolidated Financial Statements.

(4)
In calculating shares of common stock outstanding, we give retroactive effect to a 43 for 1 stock split that we effected on November 1, 2006.

(5)
As a result of stockholder redemptions by the estates of employees who were lost in the World Trade Center attacks, earnings per share data and number of common shares outstanding data for 2002 and 2001 were not meaningful.

(6)
Represents equity capital markets offerings in which we acted as lead or co-manager during the six months ended June 30, 2006 and the years presented.

(7)
Represents M&A transactions in the financial services industry announced during the six months ended June 30, 2006 and the years presented in which we acted as advisor.

RISK FACTORS

        You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below actually occurred, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock would likely decline, and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We focus on the financial services industry, and a deterioration in the business environment in this industry generally or a decline in the market for securities of companies within this industry could materially adversely affect our businesses

        We focus on the financial services industry. Therefore, volatility in the business environment in the financial services industry generally, or in the market for securities of companies within the financial services industry particularly, could substantially affect our financial results and the market value of our common stock. The business environment for companies in the financial services industry has experienced volatility since we were formed, and our financial results have consequently been subject to significant variations from year to year. The financial services industry is comprised of numerous sectors, each of which may also be subject to sector-specific risks. As examples, the banking and thrift sector may be dramatically affected by changes in interest rates which affect costs of funding and interest rate margins, and the property and casualty insurance sectors may be affected by unforeseen events such as natural disasters or the acceptance by courts of new theories of liability. Many companies in the financial services industry are subject to significant regulatory oversight and changes in laws, regulations or applicable regulatory agency policies or procedures. These may have a material impact on certain portions of our industry. Underwriting transactions, M&A and strategic advisory engagements and related sales and trading activities in this industry represent the principal focus of our business. This concentration exposes us to the risk of substantial declines in revenues in the event of downturns in the financial services industry. Future downturns in the financial services industry could materially adversely affect our business and results of operations.

Our ability to retain our professionals is critical to the success of our business, and our failure to do so may materially adversely affect our reputation, business and results of operations

        Our ability to obtain and successfully execute the business mandates that generate a significant portion of our revenues depends upon the personal reputation, judgment, business generation capabilities and project execution skills of our professionals. Although we do not believe that any one or small number of professionals are critical to our business, our business model is based on the building of long term relationships and our professionals' personal reputations and relationships with our clients and customers are a critical element in obtaining and executing our engagements. The investment banking sector is subject to high employee turnover generally. We encounter intense competition for qualified employees from other companies in the investment banking sector as well as from businesses outside the investment banking industry, such as hedge funds, private equity funds and venture capital funds. From time to time, we have experienced losses of investment banking, sales and trading, research and other professionals. Losses of our professionals may occur in the future. The departure or other loss of any professional who manages substantial client or customer relationships and possesses substantial experience and expertise could impair our ability to secure or successfully complete engagements, which could materially adversely affect our business and results of operations.

        As a public company, we may face additional retention pressures. Following this offering many employees will own and will receive in the future substantial amounts of common stock. The ability to realize equity value from our common stock will not be wholly dependent upon an employee stockholders' continued employment. Prior to the offering, the ability to recognize increased value in mandatorily redeemable common stock was directly related to increases in the book value of the stock.

We believe this encouraged employees to expend efforts directed to the increase in book value. The introduction of other market factors that may affect the public price of our stock will lessen the direct relationship of stock value and book value and may adversely affect the long-standing benefits of employee ownership of our common stock on retention and the success of our business. It is possible that employees will no longer be restricted from leaving us by the potential loss of the value of their ownership interests. Although we will have in place certain provisions, as described under "Certain Relationships and Related Transactions—New Stockholders' Agreement" and "Underwriting—No Sales of Similar Securities," restricting the sale of portions of the equity ownership of selected employees, these agreements will survive for only a limited period and will permit our employee stockholders to leave us without losing any of their shares of common stock if they comply with these agreements and, in some cases, we may also waive compliance with these agreements. Consequently, the steps we have taken to encourage the continued service of these individuals after this offering may not be effective. In addition, beginning in the first fiscal year following this offering, we intend to limit total annual compensation and benefits, but excluding expenses relating to equity awards to be made in connection with our initial public offering, to between 55% and 60% of annual net revenues, although we retain the ability to change this ratio in the future at any time in our absolute discretion. We may not be able to retain our professionals at compensation levels that are within our target ratio of compensation expense to net revenues. Furthermore, after this offering, we intend to use equity-based incentives, the value of which is tied to market performance, to promote employee retention and loyalty. These incentives, however, may be insufficient to attract, retain and motivate our professionals in light of the increasing competition for experienced professionals in the securities industry, particularly if the value of our common stock declines or fails to appreciate sufficiently to be a competitive source of a portion of professional compensation.

        If any of our professionals were to join an existing competitor or form a competing company, some of our clients or customers could choose to use the services of that competitor instead of our services. The compensation arrangements we have with our professionals, the lock-up arrangements that will be entered into by our employees, and the stockholders agreement and employment agreements we intend to enter into with certain of our professionals, may not prove effective in preventing them from resigning to join our competitors. See "Certain Relationships and Related Transactions—New Stockholders' Agreement" and "Underwriting—No Sales of Similar Securities."

We face strong competition, including from entities with significantly more financial and other resources

        The brokerage and investment banking industries are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including the ability of our professionals, industry expertise, client relationships, business reputation, market focus and quality and price of our products and services. We have experienced intense price competition in some of our businesses, in particular trading commissions and underwriting spreads. In addition, pricing and other competitive pressures in investment banking, including the trends toward multiple book-runners, co-managers and multiple financial advisors handling transactions, have continued and could adversely affect our revenues, even as transaction volume has increased in the U.S. market this year. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price.

        Our geographic diversity requires us to compete with regional firms with strong localized relationships as well as other national and European specialized firms with financial industry focuses. In addition, we have faced increasing competition from large full-service firms as the scope of our practice has grown and as such firms have sought revenues from our traditional client base. We are a relatively small investment bank, and many of our competitors in the brokerage and investment banking industries offer a broader range of products and services, have greater financial and marketing resources, larger customer bases, greater name recognition, larger numbers of senior professionals to serve their clients' needs and greater global coverage than we have. These competitors may be better able to respond to changes in the brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth, to commit significant capital to clients' needs, to access additional capital under more advantageous conditions and to compete for market share generally.

        The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market. If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.

Pricing and other competitive pressures may impair the revenues and profitability of our sales and trading business

        We derive a significant portion of our revenues from our sales and trading business; commissions accounted for approximately 18.6%, 22.0%, 31.3% and 31.4%, respectively, of our revenues in 2003, 2004, 2005 and the six months ended June 30, 2006. Along with other securities firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically, through the Internet and through other alternative trading systems, has increased the pressure on trading commissions and spreads. We expect this trend toward alternative trading systems and pricing pressures in this business to continue. The introduction of decimalization in securities trading since 2000 has also reduced revenues and lowered margins within the equity sales and trading securities divisions of many securities firms, including ours. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to customers in order to win their trading business. If we are unable to compete effectively with our competitors in these areas, the revenues and profitability of our securities business may decline and our business, financial condition and results of operations may be adversely affected.

        As we are committed to maintaining and improving our comprehensive research coverage in the financial services sector to support our sales and trading business, we may be required to make substantial investments in our research capabilities. In addition to other factors that may adversely affect our results of operations in this area, such as the legal and regulatory factors described under "—Risks Related to Our Industry," certain recent changes in industry practice are likely to affect our sales and trading business. In recent months, certain fund managers have entered into arrangements with securities firms under which the fund managers have agreed to pay separately for trading and research services, a process known as "unbundling." Previously, fund managers, like most customers, paid for research through the commissions that they paid for trading services. As a result of unbundling, the securities firms will charge lower commissions per trade but will receive separate compensation for research that they provide to the fund managers.

        We are a party to several of these unbundling arrangements, and may enter into additional unbundling arrangements in the future. It is uncertain whether unbundling arrangements will become an industry trend, and if so, to what extent. If unbundling becomes prevalent, our sales and trading customers may not pay us separately for our research, and if they do, our revenues from these customers may not be the same as they are currently. If our customers wish to purchase sales and trading and research services separately, we may not be able to market our services on that basis as effectively as some of our competitors, in which case our business could be adversely affected.

Our capital markets and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements

        Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or M&A transactions, rather than on a recurring basis under long-term contracts. Our business model is based on creating long-term relationships that we hope will lead to repeat business opportunities. However, our engagements for these transactions are typically singular in nature and our engagements with these clients may not recur. We must seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from the successful completion of transactions, our business and results of operations would likely be adversely affected.

A significant portion of our sales commissions are generated from a relatively small number of institutional customers

        A relatively small number of our institutional investor customers generates a substantial portion of our sales commissions. For the six months ended June 30, 2006, in the United States, our top 25 accounts provided approximately 21% of our commission revenue and our top 50 accounts provided approximately 34% of our commission revenue. If any of our key customers departs or reduces its business with us and we fail to attract new customers that are capable of generating significant trading volumes, our business and results of operations will be adversely affected.

Committing our own capital in our underwriting, trading and other businesses increases the potential for significant losses

        The growing practice in capital markets is toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to win business, investment banks are increasingly committing, with little or no advance marketing, to "bought deals" where they purchase large blocks of stock from publicly-traded issuers or their significant stockholders, instead of the more traditional marketed "book building" underwriting process, in which marketing is typically completed before an investment bank commits to purchase securities for resale. We have participated in this practice and expect to continue to do so from time to time as opportunities may arise, aided in part by the increased capital that this offering will provide. As a result, we will be subject to increased risk as we commit greater amounts of capital to facilitate primarily client-driven business. Furthermore, we may suffer losses even when economic and market conditions are generally favorable for others in the industry.

        We also enter into market making, proprietary trading and principal investing transactions in which we commit our capital. The number and size of these transactions may materially affect our results of operations in a given period. We may also incur significant losses from our trading activities due to market fluctuations and volatility from quarter to quarter. We maintain trading positions in the fixed income and equity markets to facilitate client trading activities and engage in proprietary trading for our own account. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.

Limitations on our access to funding could impair our liquidity and our ability to conduct our businesses

        Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business, and perceived liquidity issues may affect our customers and counterparties' willingness to engage in brokerage transactions with us. Our liquidity could be impaired because of circumstances that we may be unable to control, such as operating losses, a general market disruption or an operational problem that affects our trading customers, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

        Lack of adequate funding would also limit our ability to pay dividends, repay debt and redeem or repurchase shares of our outstanding capital stock. Historically, we have satisfied our need for funding from internally generated funds, sales of shares of our common stock to our employees and short term loans from third parties. While we currently have adequate capital and liquidity which will be increased by the net proceeds to us from this offering, adequate funding may not continue to be available to us in the future on terms that are acceptable to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        We have made and may continue to make principal investments in private equity funds and other illiquid investments, which are typically private limited partnership interests and securities that are not publicly traded. There is a significant risk that we may be unable to realize our investment objectives by sale or other disposition at attractive prices or that we may otherwise be unable to complete any exit strategy. In particular, these risks could arise from changes in the financial condition or prospects of the portfolio companies in which investments are made, changes in national or international economic conditions or changes in laws, regulations, fiscal policies or political conditions of countries in which investments are made. It takes a substantial period of time to identify attractive investment opportunities and then to realize the cash value of such investments through resale. Even if a private equity investment proves to be profitable, it may be several years or longer before any profits can be realized in cash.

        Keefe, Bruyette & Woods, Inc. our U.S. broker-dealer subsidiary, is subject to the net capital requirements of the Securities and Exchange Commission, or SEC, and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our core business as a brokerage firm. There are similar capital rules of the Financial Services Authority in the United Kingdom related to the activities of Keefe, Bruyette & Woods Limited. Furthermore, the U.S. and U.K. broker dealer subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from them to our company. As a holding company, we may require dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including debt obligations. As a result, regulatory actions could impede access to funds that we need to make payments on obligations or dividend payments. In addition, because we hold equity interests in our subsidiaries, our rights as an equity holder to the assets of these subsidiaries are subordinated to any claims of the creditors of these subsidiaries.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk

        Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. As an introducing broker to clearing firms, we are responsible to the clearing firm and could be held responsible for the defaults or misconduct of our customers. Although we review credit exposures to specific clients, customers and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. In addition to our credit risks described above, we are subject to various market, interest rate, inflation and operational risks, including those described under "—Our operations and infrastructure may malfunction or fail," "—Committing our own capital in our underwriting, trading and other businesses increases the potential for significant losses," "—We may be adversely affected by changes in services and products provided by third parties and increases in related costs," and "—Difficult market conditions could adversely affect our business in many ways." We attempt to mitigate these risks through our risk management policies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risks." If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price

        Once we become a public company, Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC will require our management to conduct annual assessments of the effectiveness of our internal control over financial reporting and will require a report by our independent registered public accounting firm addressing these assessments, as well as an independent audit of our internal control over financial reporting, beginning with our fiscal year ending December 31, 2007. During the course of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, we may identify deficiencies which we may not be able to remediate in time to meet the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could harm our operating results and lead to a decline in our stock price. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the New York Stock Exchange, regulatory investigations and civil or criminal sanctions.

Our operations and infrastructure may malfunction or fail

        Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions we process have become increasingly complex. Our financial, accounting or other data processing systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. We are also dependent on the systems and operations of our clearing brokers in the United States and the United Kingdom. If any of our systems or the systems of clearing brokers do not operate properly or are disabled or if there are other shortcomings or failures in our or their internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.

        We also face the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

        In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with or through whom we conduct business, whether due to fire, other natural disaster, power or communications failure, act of terrorism or war or otherwise. Nearly all of our employees in our primary locations work in close proximity to each other. If a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients and customers may suffer and we may not be able to implement successfully contingency plans that depend on communication or travel.

        Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious events that could have a security impact. If one or more of such events occur, this could jeopardize our or our clients', customers' or counterparties' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients', our customers', our counterparties' or third parties' operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

We may be adversely affected by changes in services and products provided by third parties and increases in related costs

        Many of our sales, trading and information systems are provided pursuant to agreements with third party vendors. Although we seek to negotiate agreements with these vendors to obtain such services on reasonable terms, we cannot always negotiate terms which will provide us such services for terms or at prices that are not subject to significant change. The process of changing to competing services or products can be time consuming, costly and subject to implementation and operational risks. In certain cases replacement products or services may not be available and we may be forced to accept significant cost increases or seek alternatives that do not provide substantially identical functionality.

Difficult market conditions could adversely affect our business in many ways

        Difficult market and economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. Weakness in equity markets and diminished trading volume of securities could adversely impact our sales and trading business, from which we have historically generated a material portion of our revenues. Industry-wide declines in the size and number of underwritings and M&A transactions also would have an adverse effect on our revenues. In addition, reductions in the trading prices for equity securities also tend to reduce the value of investment banking transactions, such as underwriting and M&A transactions, which in turn may reduce the fees we earn from these transactions. As we may be unable to reduce expenses correspondingly, our profits and profit margins may decline.

Our financial results may fluctuate substantially from period to period, which may impair our stock price

        We have experienced, and expect to experience in the future, significant periodic variations in our investment banking revenues. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client's acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or approval, or board of director or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client's or counterparty's business. If the parties fail to complete a transaction on which we are advising or an offering in which we are participating, we will earn little or no revenue from the transaction. As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect our stock price.

Poor investment performance may reduce revenues and profitability of our asset management operations

        As part of our strategy, we intend to explore additional areas of growth in our asset management business. Our revenues from this business are primarily derived from management fees which are based on committed capital and/or assets under management and incentive fees, which are earned if the return of our managed accounts exceeds certain threshold returns. Our ability to maintain or increase assets under management is subject to a number of factors, including investors' perception of our past performance, market or economic conditions, competition from other fund managers and our ability to negotiate terms with major investors.

        Investment performance is one of the most important factors in retaining existing investors and competing for new asset management business. Poor investment performance could reduce our revenues and impair our growth. Even when market conditions are generally favorable, our investment performance may be adversely affected by our investment style and the particular investments that we make. To the extent our future investment performance is perceived to be poor in either relative or absolute terms, the revenues and profitability of our asset management business will likely be reduced and our ability to raise new funds will likely be impaired.

Strategic investments, acquisitions, entry into new businesses and joint ventures may result in additional risks and uncertainties in our business

        We intend to grow our core businesses primarily through internal expansion. We may also seek to grow through strategic investments, acquisitions, entry into new businesses or joint ventures. To the extent we make strategic investments or acquisitions, or enter into new businesses or joint ventures, we would face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. In the case of joint ventures, we would be subject to additional risks and uncertainties in that we could be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and any joint venture partners could negatively impact our businesses.

        To the extent we enter into new business activities in the future, these will involve significant start up costs and operational and staffing challenges. In addition, these activities may use a portion of the time of members of our management which would then be unavailable for the management of our existing businesses. Certain possible future business activities may require us to raise significant amounts of capital which efforts may be subject to market conditions at the time. To the extent we undertake new activities, they may not be successful and any investments we make in these new activities may not retain their value or achieve positive returns.

        To the extent that we pursue business opportunities outside the United States, we will be subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. We are also subject to the enhanced risk that transactions we structure might not be legally enforceable in the relevant jurisdictions.

Growth of our business could result in increased costs

        Over the past several years, we have experienced significant growth in our business activities, including launching European-focused operations and opening a London office. This growth has required and will continue to require increased investment in management personnel, financial and management systems and controls and facilities, which, in the absence of continued revenue growth, would cause our operating margins to decline from current levels. As we have grown and continue to grow, the need for additional compliance, documentation and risk management procedures and internal controls has increased throughout our business. Implementation of these changes will require the incurrence of additional expenses, including the hiring of additional personnel and the adoption of new compliance procedures and controls. The implementation of such additional policies and procedures may not prevent us from experiencing a material loss or other liability, including regulatory sanction.

        In addition, we may incur significant expenses in connection with any expansion of our investment banking, sales and trading, research and asset management businesses, including expansion of our European operations, or in connection with any strategic acquisitions and investments, if and to the extent they arise from time to time. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

Investments by our directors, officers, employees and our employee profit sharing retirement plan may conflict with the interests of our stockholders

        Our executive officers, directors and employees and our employee profit sharing retirement plan may from time to time invest in or receive a profit interest in private or public companies in which we or one of our affiliates is an investor or for which we provide investment banking services, publish research or act as a market maker. In addition, through KBW Asset Management, we have organized hedge funds or similar investment vehicles in which our employees are or may become investors and we expect to continue to do so in the future. There is a risk that, as a result of such investment or profit interest, a director, officer or employee may take actions that conflict with the best interests of our stockholders.

        Our tax-qualified employee profit sharing retirement plan offers employees the opportunity to choose among a number of investment alternatives. One of these, the KBW Fund, has been managed by certain employees and has invested in securities in which we and our customers and employees may also invest. Substantially all of our employees who have been employed by us for at least three months are participants in the plan. A substantial portion of the plan investments are currently invested in the KBW Fund. Historically, the KBW Fund has invested in publicly traded equity and fixed income securities of financial services companies, and we expect that this policy will continue. After the offering, the KBW Fund will continue to be managed by our employees. Some or all of these employees are expected to be participants in the plans investing in the KBW Fund, and may also be holders of shares of our common stock. It is our intention, after satisfaction of customer interest in investments, to continue to provide suitable investment opportunities to the KBW Fund consistent with the management policies of the plan fiduciaries and applicable law (including, without limitation, the fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Accordingly, from time to time, there may be cases in which an investment opportunity is made available to the employee profit sharing retirement plan which is not also made available to us (or in which availability is limited) as principal.

Our policies and procedures may limit the investment opportunities for our company

        We have in place compliance procedures and practices designed to protect the confidentiality of client and customer information and to ensure that inside information is not used for making our investment decisions. These procedures and practices may from time to time exceed legal requirements and may limit the freedom of our employees to make potentially profitable investments for us. Moreover, certain rules, such as best execution rules, and fiduciary obligations to customers and our profit-sharing plan under ERISA and other applicable law, may cause us to forego certain investment opportunities.

Risks Related to Our Industry

Risks associated with regulatory impact on capital markets

        Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC, the NYSE and Nasdaq to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules imposed by self-regulatory organizations have diverted many companies' attention away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that are or are planning to be public are incurring significant expenses in complying with the SEC and accounting standards relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions

        Firms in the financial services industry have experienced increased scrutiny in recent years from a variety of regulators, including the SEC, the NYSE, the National Association of Securities Dealers, Inc., or NASD, state securities commissions and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Our failure to comply or have complied with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of us or any of our subsidiaries. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new clients. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.

        In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client or customer litigation. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms. Several securities firms in the United States reached a global settlement in 2003 and 2004 with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into equity research analysts' alleged conflicts of interest. The settlement included an agreement by the firms to implement structural changes to promote analyst independence, including restrictions on communications between research and investment banking. We are not a party to the global settlement but generally comply with certain of its terms. The SEC and the NASD have proposed amendments to their rules that would affect the manner in which securities are allocated in registered public offerings. We cannot fully predict the practical effect that such restrictions or measures will have on our business, and the SEC, the NYSE and the NASD may adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

        The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The obligation of financial institutions, including ourselves, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

        Asset management businesses have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers. Although we do not act as an investment adviser to mutual funds, the regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our asset management business, and may otherwise limit our ability to engage in certain activities. In addition, the SEC staff has conducted studies with respect to soft dollar practices in the brokerage and asset management industries. In July 2006, the SEC issued interpretive guidance regarding the scope of permitted brokerage and research services in connection with soft dollar practices, which has the effect of modifying certain of the SEC's prior guidance on this subject. The Financial Services Authority has adopted related rules for certain asset managers operating in the United Kingdom. We may become subject to these rules if we establish asset management operations regulated by the Financial Services Authority, or by similar foreign regulators in the future. Recent SEC guidance or additional rulemaking may adversely affect our asset management or sales and trading businesses.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses

        We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for "fairness opinions" and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also potentially subject to claims arising from disputes with employees. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time.

        We depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients and customers. As a result, if a client or customer is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important underwriting or M&A transactions involves complex analysis and the exercise of professional judgment, including rendering "fairness opinions" in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including shareholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

We may incur significant costs associated with responses to regulatory inquiries or litigation

        Regulatory inquiries and subpoenas or other requests for information or testimony in connection with litigation may require incurrence of significant expenses, including fees for legal representation and fees associated with document production. These costs may be incurred even if we are not a target of the inquiry or a party to litigation.

Employee misconduct could harm us and is difficult to detect and deter

        There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees.

Risks Related to This Offering and Our Shares

We will continue to be controlled by our employee stockholders whose interests may differ from those of other stockholders

        Immediately following completion of this offering, our employees will collectively own 78.8% of the total shares of common stock outstanding and our executive officers will collectively own 23.6% of the total shares of common stock outstanding (75.5% and 22.3%, respectively, if the underwriters' option to purchase 1,020,000 additional shares is exercised in full) including shares to be acquired in this offering as described under "Underwriting—Reserved Shares," but excluding the shares of restricted stock (none of which will be vested at the time of completion of this offering) that we intend to grant to certain of our employees effective as of the completion of this offering. Although the stockholders' agreement, described under "Certain Relationships and Related Transactions—New Stockholders' Agreement," does not contain any provisions regarding the voting of common stock owned by any of our employees, a relatively small group of employees may be able to elect our entire board of directors, control our management and policies and, in general, determine without the consent of the other stockholders the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. Such persons initially will be able to prevent or cause a change in control of our company. These actions may be taken even if other stockholders oppose them.

Provisions of our organizational documents may discourage an acquisition of our company

        Our organizational documents contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire our company. For example, our board of directors may, without the consent of stockholders, issue preferred stock with greater voting rights than the common stock. If a change of control or change in management that stockholders might otherwise consider to be favorable is prevented or delayed, the market price of our common stock could decline. Other provisions of our organizational documents and Delaware corporate law impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. See "Description of Capital Stock—Anti-Takeover Effects of Our Expected Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law" for a discussion of these anti-takeover provisions.

We will incur additional costs as a result of becoming a public company

        As a result of our becoming a public company, we will be subjected to significant additional regulatory and reporting requirements, including under the Exchange Act, the Sarbanes-Oxley Act of 2002 and NYSE listed company rules. We will incur additional costs on an ongoing basis in order to comply with these additional requirements. These costs include those related to expanding our internal control and compliance functions, recruiting and retaining additional staff, and engaging outside advisors.

        The historical consolidated financial information in this prospectus does not reflect the added costs that we expect to incur as a public company or the resulting changes that will have occurred in our capital structure and operations. For more information, see our historical consolidated financial statements and related notes included elsewhere in this prospectus.

Future sales of our common stock could cause our stock price to decline

        Sales of substantial amounts of common stock by our employees and other stockholders, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of additional equity securities. Upon completion of this offering, there will be 30,579,092 shares of common stock outstanding, including shares underlying vested restricted stock units. Of these shares, the 6,800,000 shares of common stock to be sold in this offering (or 7,820,000 shares if the underwriters' option to purchase 1,020,000 additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. Immediately following this offering, 24,078,908 shares of outstanding common stock (or 23,058,908 if the underwriters' option to purchase 1,020,000 additional shares is exercised in full) will be subject to lock-up agreements being entered into at the request of the underwriters. The lock-up agreements generally prohibit the disposition of any such shares until 180 days after the date of this prospectus. In addition, 22,570,190 shares (or 21,550,190 shares if the underwriters' option to purchase 1,020,000 additional shares is exercised in full) held by certain of our officers and employees will be subject to sale restrictions set forth in the stockholders' agreement, which generally restricts sales of common stock by such officers and employees during the first five years after the completion of this offering. See "Certain Relationships and Related Transactions—New Stockholders' Agreement." See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future. Sales of shares by our officers and employees upon the lapsing of these sale restrictions may result in a decrease in the trading price of our common stock and restrict our ability to raise capital through the issuance of equity securities.

Our common stock may trade at prices below the initial public offering price

        The price of our common stock after this offering may fluctuate widely, depending upon many factors, including our perceived prospects and those of the financial services industry in general, differences between our actual financial and operating results and those expected by investors, changes in general economic or market conditions, broad market fluctuations and failure to be covered by securities analysts. The common stock may trade at prices significantly below the initial public offering price. Declines in the price of our stock may adversely affect our ability to recruit and retain key employees, including our partners.

You will experience immediate and substantial dilution in the book value of your common stock

        The initial public offering price of our common stock will be substantially higher than the as adjusted net tangible book value per share of our common stock after this offering. The as adjusted net tangible book value represents the amount of our tangible assets on an as adjusted basis, less our total liabilities after this offering. As a result, we currently expect that you will incur immediate dilution of $8.56 per share based upon an assumed initial public offering price of $20.00 per share. For more information, see "Dilution."

We do not expect to pay any cash dividends in the foreseeable future

        We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. Investors seeking cash dividends should not purchase our common stock.

We will have broad discretion over the use of the net proceeds from this offering

        We will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our board of directors and our management regarding the application of these proceeds. We intend to use the net proceeds from this offering for general corporate purposes, including support of and expansion of our existing businesses. Although we have not designated funds for any specific purpose, we may use the net proceeds from this offering to expand our European business, our asset management business and our securities warehouse capabilities, as well as for implementing other new business activities or products or services, and to fund strategic investments as they arise in the future. We may not be successful in investing the net proceeds from this offering to yield a favorable return. For more information, see "Use of Proceeds."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under "Risk Factors" in this prospectus.

        Although we have identified under "Risk Factors" all material risks known to us as of the date hereof, additional risks may exist now or in the future. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

        Forward-looking statements include, but are not limited to, the following:

  •
  the discussion in "The Financial Services Industry" regarding growth opportunities and market trends in the financial services industry;

  •
  the discussion in "Business—Market opportunity," and related summary in "Prospectus Summary—The financial services industry and our market opportunity," of significant market opportunities for us created by demands in the financial services industry and consolidation and structural changes within the investment banking industry;

  •
  the statement in "Business—Competitive strengths" and related summary in "Prospectus Summary—Competitive strengths" as to our expectation that our future growth may result from our competitive strengths;

  •
  the statements in "Business—Growth strategy" and related summary in "Prospectus Summary—Growth strategy" as to our plans, goals, intentions, expectations and beliefs concerning building on our competitive strengths, expanding our European business, asset management platform and building new product and sector expertise;

  •
  the statements about our expectations for our total compensation and benefits expense as a percentage of annual net revenues in "Prospectus Summary—Summary Historical Consolidated Financial Data," "Risk Factors—Risks Related to Our Business," "Selected Consolidated

    Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Expenses";

  •
  the discussion of our ability to meet liquidity and regulatory capital requirements for the foreseeable future with our current level of equity capital, net proceeds to us from this offering and funds anticipated to be provided by operating activities in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources";

  •
  the statements about our potential opportunity for growth in investment banking activity in "Business—Our Principal Businesses—Investment Banking"; and

  •
  the statements about our belief that pricing pressure will continue to affect certain of our businesses in "Business—Competition."

DIVIDEND POLICY

        We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and growth of our businesses.

DILUTION

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total operating liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value as of June 30, 2006 was $281.9 million, or $10.49 per share, based on the number of shares of common stock outstanding as of June 30, 2006.

        After giving effect to the sale of the 3,900,000 shares of our common stock to be sold by us in this offering at an assumed initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value at June 30, 2006 would have been approximately $352.0 million, or $11.44 per share. This amount represents an immediate increase in net tangible book value of $0.95 per share to existing stockholders and an immediate dilution of $8.56 per share to new investors. The dilution to investors in this offering is illustrated in the following table:

Assumed initial public offering price per share		$20.00
Net tangible book value per share as of June 30, 2006	$10.49
Assumed increase in net tangible book value per share attributable to new investors	$0.95

As adjusted net tangible book value per share after this offering		$11.44

Dilution per share to new investors		$8.56

        The information in the preceding table has been calculated using an assumed initial public offering price of $20.00 per share. A $1.00 increase (decrease) in the assumed initial public offering price per share would increase (decrease), respectively, the as adjusted net tangible book value per share after this offering by $0.12 per share and increase (decrease), respectively, the dilution per share to new investors in this offering by $0.89 per share, in each case calculated as described above and assuming that the number of shares offered by us, as set forth on the cover page of this preliminary prospectus, remains the same.

        The following table sets forth, as of June 30, 2006, on an adjusted basis as described above, the difference between the number of shares of common stock purchased from us by our existing stockholders and to be purchased from us by new investors in this offering, the aggregate cash consideration paid by our existing stockholders and to be paid by new investors in this offering and the average price per share paid by existing stockholders and to be paid by new investors in this offering. The table below is based upon an assumed initial public offering price of $20.00 per share (the midpoint of the range set forth on the cover page of this prospectus) before deducting estimated underwriting discounts and commissions and our estimated offering expenses.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
	(In thousands, except share and per share data)
Existing stockholders	26,880,633	87.3%	$281,906	78.3%	$10.49
Investors in this offering	3,900,000	12.7%	$78,000	21.7%	$20.00

Total	30,780,633	100%	$359,906	100%

        The information in the preceding table has been calculated using an assumed public offering price of $20.00 per share. A $1.00 increase (decrease) in the assumed initial public offering price per share would increase (decrease), respectively, the total consideration paid by investors in this offering by $3.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this preliminary prospectus, remains the same.

        The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of June 30, 2006. This number includes shares of common stock underlying vested restricted stock units outstanding as of June 30, 2006, but does not include shares underlying unvested restricted stock units as of June 30, 2006. The number of shares outstanding after this offering also does not include an aggregate of 6,150,000 shares of common stock reserved for issuance for future awards under our equity incentive plan, including 2,580,950 shares of restricted stock (none of which will be vested at the time of completion of this offering) that we intend to grant to certain of our employees effective as of the completion of this offering.

USE OF PROCEEDS

        We will receive net proceeds from our sale of shares of common stock in this offering of approximately $70.1 million, assuming an initial public offering price of $20.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The above amounts do not include underwriting discounts that will be received by Keefe, Bruyette & Woods, Inc. as an underwriter in this offering. We will not receive any of the net proceeds from the sale of shares of common stock by the selling stockholders.

        We intend to use the net proceeds from this offering for general corporate purposes, including support of and expansion of our existing businesses. Although we have not designated funds for any specific purpose, we may use the net proceeds from this offering to expand our European business, our asset management business and our securities warehouse capabilities, as well as for implementing other new business activities or products or services, and to fund strategic investments as they arise in the future.

        The amount of our estimated net proceeds appearing above has been calculated using an assumed initial public offering price of $20.00 per share. A $1.00 increase (decrease) in the assumed initial public offering price per share would increase (decrease), respectively, the estimated net proceeds to us, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, from this offering by approximately $3.6 million, in each case assuming that the number of shares offered by us as set forth on the cover page of this preliminary prospectus remains the same.

CAPITALIZATION

        The table below sets forth our capitalization as of June 30, 2006:

  •
  on a historical basis;

  •
  on an as adjusted basis to reflect:

  •
  the sale by us of 3,900,000 shares of common stock in this offering, assuming an initial public offering price of $20.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses; and

  •
  the repayment of loans made by us to certain directors and executive officers, all of which were repaid in full by the directors and executive officers who held such loans prior to the date hereof, and the repayment of loans by certain selling stockholders in connection with this offering.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	As of June 30, 2006
	Actual	As Adjusted
	(unaudited) (dollars in thousands)
Preferred Stock, $0.01 par value, 10,000,000 shares authorized; no shares issued and outstanding(1)	$—	$—
Common Stock, $0.01 par value; 140,000,000 shares authorized; 25,321,066 actual shares issued and outstanding; 29,221,066 shares issued and outstanding, as adjusted(1)	6	292
Additional paid-in capital(2)	18,169	87,973
Retained earnings	275,342	275,342
Notes receivable from stockholders	(11,815)	(8,852)
Accumulated other comprehensive income	204	204

Total mandatorily redeemable common stock(3)	$281,906	—
Total stockholders' equity(2)(3)	—	$354,959

Total capitalization(2)	$281,906	$354,959

(1)
For issued shares, this gives effect to a 43 for 1 split of our outstanding common stock that we effected on November 1, 2006; for authorized shares, this gives effect to an increase in authorized common stock from 9,000,000 to 140,000,000 and preferred stock from 1,000,000 to 10,000,000 as provided for in the amended and restated certificate of incorporation that we adopted on October 31, 2006.

(2)
As described above, the as adjusted data have been calculated using an assumed initial public offering price of $20.00 per share. A $1.00 increase (decrease) in the assumed initial public offering price of $20.00 per share would increase (decrease) additional paid-in capital, total stockholders' equity and total capitalization by $3.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and following completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

(3)
Following the completion of this offering and the amendment and restatement of our stockholders' agreement described under "Certain Relationships and Related Transactions—New Stockholders' Agreement," the common stock will no longer be considered mandatorily redeemable and the amounts reflected as mandatorily redeemable common stock prior to the offering will be classified as stockholders' equity in subsequent periods.

        The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of June 30, 2006. This number does not include:

  •
  an aggregate of 6,150,000 shares of common stock reserved for issuance for future awards under our equity incentive plan, including 2,580,950 shares of restricted stock (none of which will be vested at the time of completion of the offering) that we intend to grant to certain of our employees effective as of the completion of this offering; and

  •
  an aggregate of 1,358,026 shares of common stock underlying outstanding vested restricted stock units as of June 30, 2006 and 311,191 shares of our common stock underlying outstanding unvested restricted stock units as of June 30, 2006.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth the selected consolidated financial data for the periods ended and as of the dates indicated. The selected consolidated statements of financial condition data as of December 31, 2005 and 2004 and the selected consolidated statements of income data for each of the three years in the three-year period ended December 31, 2005 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The selected consolidated statements of financial condition data as of December 31, 2003, 2002 and 2001 and the selected consolidated statements of income data for the years ended December 31, 2002 and 2001 have been derived from audited consolidated financial statements not included in this prospectus. The selected consolidated statements of financial condition data as of June 30, 2006 and the selected consolidated statements of income data for each of the three- and six-month periods ended June 30, 2006 and June 30, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. The selected consolidated financial data should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended June 30,		Six Months Ended June 30,			Year Ended December 31,
	2006	2005	2006		2005	2005		2004		2003	2002	2001
	(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Income Data:
Revenues:
Investment banking	$45,786	$36,816	$93,629		$70,932	$149,332		$163,114		$156,869	$111,067	$98,457
Commissions	31,622	22,803	60,560		45,413	96,301		66,081		50,408	50,279	42,263
Principal transactions, net	6,528	5,024	18,023		11,970	31,004		41,566		37,090	16,994	28,964
Net gain (loss) on investments	893	853	7,718	(1)	369	5,564		3,071		7,118	(429)	6,355
Interest and dividend income	6,192	4,612	11,728		8,382	17,984		8,629		8,656	3,557	5,490
Investment advisory fees	413	367	785		731	3,843		4,896		5,597	2,001	2,263
Other	274	489	702		952	3,838	(2)	12,941	(2)	5,859	5,216	1,809

Total revenues	91,708	70,964	193,145		138,749	307,866		300,298		271,597	188,685	185,601

Expenses:
Employee compensation and benefits	53,383	43,500	112,729		85,083	187,428		170,484		145,668	102,471	98,368

Occupancy and equipment	4,236	4,133	8,519		8,212	16,877		14,545		10,108	7,576	3,740
Communications and data processing	4,701	4,822	9,274		9,485	18,526		15,462		11,600	7,509	4,945
Brokerage and clearance	5,846	3,949	11,404		8,667	17,738		15,376		10,921	10,987	9,389
Interest	2,559	2,709	4,877		3,545	7,757		785		811	201	788
Other	5,857	6,825	12,917		12,950	28,398		28,506		24,251	17,707	12,099

Total non-compensation expense	23,199	22,438	46,991		42,859	89,296		74,674		57,691	43,980	30,961

Total expenses	76,582	65,938	159,720		127,942	276,724		245,158		203,359	146,451	129,329

Income before income tax expense	15,126	5,026	33,425		10,807	31,142		55,140		68,238	42,234	56,272
Income tax expense	6,732	2,174	14,875		4,691	13,735		23,867		30,073	19,005	25,573

Net income available to mandatorily redeemable common stockholders(3)	$8,394	$2,852	$18,550		$6,116	$17,407		$31,273		$38,165	$23,229	$30,699

Net income available to mandatorily redeemable common stock per share(3)(4):
Basic	$0.31	$0.11	$0.68		$0.23	$0.64		$1.24		$1.70	(5)	(5)
Diluted	$0.31	$0.11	$0.68		$0.23	$0.64		$1.24		$1.70	(5)	(5)
Weighted average number of common shares outstanding(4):
Basic	26,917,398	26,068,019	27,147,577		26,092,959	27,194,404		25,253,771		22,393,454	(5)	(5)
Diluted	26,917,398	26,100,656	27,147,557		26,125,037	27,215,001		25,296,556		22,427,295	(5)	(5)

		As of December 31,
	As of June 30, 2006
		2005	2004	2003	2002	2001
	(unaudited)
	(dollars in thousands)
Consolidated Statements of Financial Condition Data:
Total assets	$622,204	$648,298	$574,131	$436,819	$289,479	$194,236
Total operating liabilities	340,298	382,204	305,442	230,283	140,342	74,688
Mandatorily redeemable common stock(3)	281,906	266,094	268,689	206,536	149,137	119,548
Total liabilities including mandatorily redeemable common stock(3)	$622,204	$648,298	$574,131	$436,819	$289,479	$194,236

(1)
Net gain (loss) on investments in the six months ended June 30, 2006 includes a gain of $4.8 million with respect to the exchange of our New York Stock Exchange seat for cash and shares of the merged NYSE Group, Inc.

(2)
Other revenues in 2004 includes $10.1 million in insurance recoveries and government grants relating to the World Trade Center attacks in 2001. In 2005, we received $0.4 million of additional government grants relating to the same World Trade Center attacks.

(3)
The Company accounts for its mandatorily redeemable common stock under SFAS No. 150, Accounting for Certain Financial Instruments, With Characteristics of Both Liabilities and Equity. Following the completion of this offering and the amendment and restatement of our stockholders' agreement described under "Certain Relationships and Related Transactions—New Stockholders' Agreement," the common stock will no longer be considered mandatorily redeemable and the amounts reflected as mandatorily redeemable common stock prior to the offering will be classified as stockholders equity in subsequent periods. See Note 2 to our audited and unaudited Consolidated Financial Statements.

(4)
In calculating shares of common stock outstanding, we give retroactive effect to a 43 for 1 stock split that we effected on November 1, 2006.

(5)
As a result of stockholder redemptions by the estates of employees who were lost in the World Trade Center attacks, earnings per share data and number of common shares outstanding data for 2002 and 2001 were not meaningful.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions, which could cause actual results to differ materially from management's expectations. See "Special Note Regarding Forward-Looking Statements" included elsewhere in this prospectus.

Overview

        We are a leading full service investment bank specializing in the financial services industry. Our business includes the following areas:

  •
  Investment banking, including M&A and other strategic advisory and offerings of equity and fixed income securities;

  •
  Equity and fixed income sales and trading; and

  •
  Equity and fixed income research.

        Our clients include banks and thrifts, insurance companies, broker-dealers, mortgage banks, asset management companies, mortgage REITs, consumer and specialty finance firms, financial processing companies and securities exchanges. We provide sales and trading services to many institutional customers in the United States and Europe interested in the financial services industry.

        Many external factors affect our revenues and profitability, including economic and market conditions, the level and volatility of interest rates, inflation, political events, investor sentiment, legislative and regulatory developments and competition. These factors influence levels of equity security issuance and M&A activity generally including the financial services industry, which affect our investment banking business. The same factors also affect trading volumes and valuations in secondary financial markets, which affect our sales and trading business. Commission rates, market volatility and other factors also affect our sales and trading revenues and may cause our sales and trading revenues to vary from period to period. Because these business environment issues are unpredictable and beyond our control, our earnings may fluctuate significantly from year to year and quarter to quarter. We are also subject to various legal and regulatory actions that impact our business and financial results.

        Our revenues and expenses over the past four years reflect the re-staffing and replacement of personnel, facilities and equipment following the World Trade Center attacks in September 2001. The rebuilding was most significant in the research, equity sales and trading and fixed income sales and trading areas. As we expanded our research coverage and successfully rebuilt the equity sales department our commission revenue increased while overall equity commissions for the entire brokerage industry were decreasing. Our fixed income department was almost completely re-staffed and grew quickly in the relatively favorable fixed income market environment of 2002 and 2003. Beginning in 2004 and through 2005, our fixed income sales and trading was impacted by a flat yield curve which reduced bank, thrift and other financial institutions customer activity.

        Consistent with our income statement presentation, we manage our business and analyze our financial performance based on the nature of the services rendered to our clients. Employee compensation is our primary cost, and we base our compensation structure on fixed salaries plus year-end bonuses. Our non-compensation costs generally do not relate directly to the service revenue we receive. We do not calculate marginal costs of providing services, nor do we price our services using marginal costs. Prices for our services are determined based primarily on active competition in the marketplace. We do not price or bill for any of our services based on time or expenses incurred to provide the service, other than out-of-pocket expense reimbursements. In determining whether to pursue opportunities in the marketplace, costs are not a primary driver of our decision. Further, should we attempt to price our services based on costs, we would expect that such efforts would be of little value or concern to our clients who will seek to negotiate price based solely on pricing in the competitive marketplace for services of similar quality.

Revenues

        We operate our business as a single segment; however, we derive revenues from two primary sources, investment banking and sales and trading.

  Investment Banking

        We earn fees for underwriting securities offerings, arranging private placements and providing strategic advisory services in M&A and other transactions.

  •
  Underwriting revenues.    We earn underwriting revenues in securities offerings in which we act as an underwriter, such as initial public offerings, follow-on equity offerings and fixed income offerings. Underwriting revenues include management fees, underwriting fees and selling concessions, including fees related to mutual thrift conversions. We record underwriting revenues, net of related syndicate expenses, at the time the underwriting is completed. In syndicated underwritten transactions, management estimates our share of transaction-related expenses incurred by the syndicate, and we recognize revenue net of such expense. On final settlement, we adjust these amounts to reflect the actual transaction-related expenses and our resulting underwriting fee. We receive a higher proportion of total fees in underwritten transactions in which we act as a lead manager.

  •
  Strategic advisory revenues.    Our strategic advisory revenues primarily include success fees, as well as retainer fees, earned in connection with advising companies, both buyers and sellers, principally in M&A. We also earn fees for related advisory work and other services such as providing fairness and valuation opinions. We record strategic advisory revenues when the transactions or the services (or, if applicable, separate components thereof) to be performed are substantially complete, the fees are determinable and collection is reasonably assured.

  •
  Private placement revenues.    We earn agency placement fees in non-underwritten transactions such as private placements, including securitized debt offerings collateralized by financial services issuers' securities. We record private placement revenues on the closing date of the transaction.

        Since our investment banking revenues are generally recognized at the time of completion of each transaction or the services to be performed, these revenues typically vary between periods and may be considerably affected by the timing of the closing of significant transactions.

  Sales and Trading

        Our sales and trading revenues consist of commissions and principal transactions revenues. The trading gains and losses include net gains from proprietary trading and the results of activities that support the facilitation of customer orders in both listed and over-the-counter stocks and fixed income securities.

  •
  Commissions.    Our sales and trading business generates revenue from equity securities trading commissions paid by institutional investor customers. Commissions are recognized on a trade date basis.

  •
  Principal transactions.    Fixed Income—Our sales and trading revenues include net trading gains and losses from acting as a principal in the facilitation of customer orders. Our fixed income sales and trading includes new issue and secondary market trading in mortgage backed securities, U.S. government and agency securities and corporate debt securities. We also maintain a financial strategies group that advises customers on the structure of their investment portfolios. Our loan portfolio sales group also performs similar services arranging for the purchase or sale of performing or non-performing loans.

    Equities—Our sales and trading revenues include net trading gains and losses from principal transactions, which include investing in securities for our own account. In addition, we act as a market-maker in over-the-counter common equity securities. Our market-maker positions are typically held for a very short duration.

  Net Gains on Investments

        Net gains on investments include realized and unrealized gains and losses on securities that are considered not readily marketable. Such securities include limited partnership interests in private equity funds and long-term proprietary investments in financial services companies. Long-term proprietary investments in financial services companies are considered non-marketable because there is no market or the quoted market prices may not reflect fair value or because they cannot be publicly offered or sold unless registration has been effected under the Securities Act or cannot be offered or sold because of other arrangements, restrictions or conditions.

  Interest and Dividend Income

        Interest and dividend income primarily consists of interest earned on our interest bearing assets including securities held for securitization and interest and dividends on securities maintained in investment accounts or trading accounts related to our sales and trading business.

  Investment Advisory Fees

        Investment advisory fees consist of management and investment performance fees accrued on assets under management by KBW Asset Management, a wholly-owned registered investment advisor subsidiary. Investment performance fees are not included in revenues until the end of the performance period.

  Other

        Other income includes sublease income and increases in the cash surrender value of whole life insurance policies that we own covering certain former senior officers.

Expenses

        In mid 2004, we expanded our research and equity sales and trading to include European financial services industry equities. This expansion resulted in substantial growth in our London office personnel which increased employee compensation and related communication and data processing expense and occupancy expense. In addition, the majority of the personnel who joined us in 2004 in connection with this expansion had employment contracts that included guaranteed year-end bonuses for 2004 and 2005, which guarantees did not carry over to 2006.

        A significant portion of our expense base is variable, including employee compensation and benefits, brokerage and clearance, communication and data processing and travel and entertainment expenses. Following this offering, we intend to maintain our employee compensation and benefits expense within a general target range of 55% to 60% of total revenues, although we may change this rate at any time. This percentage range includes all cash and non-cash compensation and benefit expense with the exception of the one-time grant of restricted stock to certain of our employees that we intend to make upon completion of this offering. See "Management—Restricted Stock Units and

Restricted Stock." Our brokerage and clearance expense is expected to increase as a result of growth in the European financial services equities trading which may involve execution through local brokers and which generally are subject to higher clearance charges.

        Certain data processing systems that support equity and fixed income trading, research, payroll, human resources and employee benefits are service bureau based. This means that they are operated in the vendors' data centers. We believe that this stabilizes our fixed costs associated with data processing. We also license vendor information databases to support investment banking, sales and trading and research. Vendors may, at the end of contractual terms, terminate our rights or modify or significantly alter product and service offerings or related fees, which may affect our ongoing business activities or related costs.

        Most of our offices were replaced in the last five years, substantially upgrading the nature of the space we occupy and creating a uniformly up-to-date infrastructure, and are generally under long-term leases. We believe that as a result our occupancy costs are likely to be relatively stable and fixed for the next several years.

Compensation Expense

        Compensation and benefits expense for our employees is the principal component of our expenses and includes salaries, overtime, bonuses, grants of awards based on our common stock, benefits, employment taxes and other employee costs. As is the widespread practice in our industry, we pay bonuses on an annual basis, which for senior employees typically make up a large portion of their total compensation. Compensation is generally accrued based on a ratio of total compensation and benefits to total revenues. We accrue for the estimated amount of these bonus payments ratably over the applicable service period. Bonus payments may have a greater impact on our cash position and liquidity in the periods in which they are paid than would otherwise be reflected in our consolidated statements of income.

Non-Compensation Expense

  Occupancy and Equipment

        These expenses include rent and utilities associated with our various offices, depreciation of leasehold improvements and furniture and fixtures, occupancy and premises taxes and other fixed asset service fees.

  Communications and Data Processing

        These expenses include costs for data processing and telephone and data communication, primarily consisting of expenses for obtaining third-party market data primarily used by personnel in sales and trading. We also incur expenses related to electronic trading network connections and depreciation of computer and communication equipment.

  Brokerage and Clearance

        These expenses include floor brokerage, local broker commissions and clearance charges paid to clearing firms that fluctuate depending on the volume of trades we complete.

  Interest

        Interest incurred on bank loans, repurchase agreements, interest bearing securities sold short and inventory financing provided by clearing firms.

  Other

        Other expenses include consulting fees, professional fees, travel and entertainment expenditures, charitable contributions and research delivery costs.

        As a result of this offering, we will no longer be a private company and our costs for such items as insurance, accounting and legal advice will increase. We will also incur costs which we have not previously incurred for director fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act and new rules implemented by the SEC and the NYSE, and various other costs of a public company.

Provision for Income Taxes

        We account for income taxes consistent with the asset and liability method prescribed by FASB Statement No. 109, Accounting for Income Taxes. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under applicable tax laws and rates. A valuation allowance is provided for deferred tax assets when it is more likely than not that the benefits of net deductible temporary differences and net operating loss carryforwards will not be realized.

Results of Operations

Three Months Ended June 30, 2006 Compared with the Three Months Ended June 30, 2005

Overview

        Total revenues increased $20.7 million, or 29.2%, to $91.7 million for the three months ended June 30, 2006 compared with $71.0 million for the three months ended June 30, 2005. This increase was primarily due to an increase in investment banking revenues of $9.0 million and commissions of $8.8 million.

        Total expenses increased $10.6 million or 16.1%, to $76.6 million for the three months ended June 30, 2006 compared with $65.9 million for the three months ended June 30, 2005, primarily due to an increase in compensation and benefits expense resulting from the increase in revenues. Non-compensation expenses increased $0.8 million primarily as a result of an increase in brokerage and clearance due to increased equities trading volume.

        We recorded net income available to mandatorily redeemable common stockholders of $8.4 million for the three months ended June 30, 2006 compared with $2.9 million for the three months ended June 30, 2005.

        The following table provides a comparison of our revenues and expenses for the periods presented:

	Three Months Ended June 30,		Period-to-Period
				% Change
	2006	2005	$ Change
	(unaudited)
	(dollars in thousands)
Revenues:
Investment banking	$45,786	$36,816	$8,970	24.4%
Commissions	31,622	22,803	8,819	38.7
Principal transactions, net	6,528	5,024	1,504	29.9
Net gain on investments	893	853	40	4.7
Interest and dividend income	6,192	4,612	1,580	34.3
Investment advisory fees	413	367	46	12.5
Other	274	489	(215)	(44.0)

Total revenues	91,708	70,964	20,744	29.2

Expenses:
Compensation and benefits	53,383	43,500	9,883	22.7

Occupancy and equipment	4,236	4,133	103	2.5
Communications and data processing	4,701	4,822	(121)	(2.5)
Brokerage and clearance	5,846	3,949	1,897	48.0
Interest	2,559	2,709	(150)	(5.5)
Other	5,857	6,825	(968)	(14.2)

Total non-compensation expense	23,199	22,438	761	3.4

Total expenses	76,582	65,938	10,644	16.1

Income before income tax expense	15,126	5,026	10,100	201.0
Income tax expense	6,732	2,174	4,558	209.7

Net income available to mandatorily redeemable common stockholders	$8,394	$2,852	$5,542	194.3%

Revenues

  Investment Banking

        Investment banking revenues increased $9.0 million, or 24.4%, to $45.8 million for the three months ended June 30, 2006 compared with $36.8 million for the three months ended June 30, 2005. The increase reflects significant improvements in our underwriting revenues partially offset by a decrease in M&A related fees. Our underwriting revenues increased $16.0 million, or 66.9%, to $39.9 million for the three months ended June 30, 2006 compared with $23.9 million for the three months ended June 30, 2005. The increase in underwriting revenues was a result of increased equity underwritings as well as an increase in the size of structured finance private placements. M&A and advisory fees decreased $7.1 million, or 54.6%, to $5.9 million for the three months ended June 30, 2006 compared with $13.0 million for the three months ended June 30, 2005, primarily resulting from a decrease in the number of transactions closed. In addition, larger than average M&A transaction fees were earned during the three months ended June 30, 2005.

  Commissions

        Commissions increased $8.8 million, or 38.7%, to $31.6 million for the three months ended June 30, 2006 compared with $22.8 million for the three months ended June 30, 2005, primarily as a result of a $5.9 million increase in European equities' commission revenue, attributable principally to new accounts.

  Principal Transactions, Net

        Principal transactions revenues were derived from transactions with customers in fixed-income securities, market-making in equity securities and proprietary trading in equity securities. These revenues increased by $1.5 million, or 29.9%, to $6.5 million for the three months ended June 30, 2006 compared with $5.0 million for the three months ended June 30, 2005. This increase was the net result of:

  •
  decreased volume in transactions with customers in fixed-income securities, leading to lower aggregate markups and markdowns;

  •
  lower realized and unrealized losses from market-making positions in equity securities; and

  •
  higher realized and unrealized gains from proprietary trading in equity securities.

  Net Gain on Investments

        Net gain on investments was $0.9 million in the three months ended June 30, 2006 and 2005. The change in net gain on investments was immaterial.

  Interest and Dividend Income

        Interest and dividend income increased $1.6 million or 34.3%, to $6.2 million for the three months ended June 30, 2006 compared with $4.6 million for the three months ended June 30, 2005, resulting from increased levels of capital securities held pending securitization transactions, higher average balances of equity securities owned and higher interest rates in the three months ended June 30, 2006 compared with the three months ended June 30, 2005.

  Investment Advisory Fees

        Investment advisory fees were $0.4 million for the three months ended June 30, 2006 and 2005. The change in investment advisory fees was immaterial.

  Other

        Other revenues were $0.3 million and $0.5 million for the three months ended June 30, 2006 and 2005, respectively. The change in other revenues was immaterial.

Expenses

  Compensation and Benefits

        Compensation and benefits expense increased $9.9 million, or 22.7%, to $53.4 million for the three months ended June 30, 2006 compared with $43.5 million for the three months ended June 30, 2005. This increase was primarily due to an increase in compensation expense resulting from the increase in accrued bonuses based on increased total revenues. Compensation and benefits as a percentage of total revenues were 58.2% for the three months ended June 30, 2006 compared with 61.3% for the three months ended June 30, 2005.

  Occupancy and Equipment

        Occupancy and equipment expense increased $0.1 million, or 2.5%, to $4.2 million for the three months ended June 30, 2006 compared with $4.1 million for the three months ended June 30, 2005.

This increase was primarily attributable to the depreciation expense with respect to additional leasehold improvements and furniture and equipment acquired.

  Communications and Data Processing

        Communications and data processing expense decreased $0.1 million, or 2.5%, to $4.7 million for the three months ended June 30, 2006 compared with $4.8 million for the three months ended June 30, 2005. This decrease was primarily attributable to reduced consulting costs on development projects.

  Brokerage and Clearance

        Brokerage and clearance expense increased $1.9 million, or 48.0%, to $5.8 million for the three months ended June 30, 2006 compared with $3.9 million for the three months ended June 30, 2005. This increase was attributable to greater volume of execution through local brokers in certain European markets in which we were not a member of the local stock exchange for 2006 and higher U.S. equities clearing costs due to increased U.S. equities volume and higher floor brokerage and electronic execution service charges.

  Interest

        Interest expense decreased $0.2 million, or 5.5%, to $2.5 million for the three months ended June 30, 2006 compared with $2.7 million for the three months ended June 30, 2005. The decrease in interest expense was primarily due to lower average balances of financing associated with fixed income securities owned for the three months ended June 30, 2006 compared to the three months ended June 30, 2005.

  Other

        Other expenses decreased $1.0 million, or 14.2%, to $5.9 million for the three months ended June 30, 2006 compared to $6.8 million for the three months ended June 30, 2005. Lower other expenses were primarily due to lower travel and entertainment expenses in the three months ended June 30, 2006 compared to the three months ended June 30, 2005.

  Income Tax Expense

        Income tax expense was $6.7 million in the three months ended June 30, 2006, which equals an effective tax rate of 44.5%, compared to $2.2 million in the three months ended June 30, 2005, which equals an effective tax rate of 43.3%.

Six Months Ended June 30, 2006 Compared with the Six Months Ended June 30, 2005

Overview

        Total revenues increased $54.4 million, or 39.2%, to $193.1 million for the six months ended June 30, 2006 compared with $138.7 million for the six months ended June 30, 2005. This increase was primarily due to increases in investment banking revenues of $22.7 million and commissions of $15.1 million.

        Total expenses increased $31.8 million or 24.8%, to $159.7 million for the six months ended June 30, 2006 compared with $127.9 million for the six months ended June 30, 2005, primarily due to an increase in compensation and benefits expense resulting from the increase in revenues. Non-compensation expenses increased $4.1 million during this period as a result of an increase of $2.7 million in brokerage and clearance due to increased equities trading volume in European and U.S. equities and increased interest expense of $1.3 million.

        We recorded net income available to mandatorily redeemable common stockholders of $18.6 million for the six months ended June 30, 2006 compared with $6.1 million for the six months ended June 30, 2005.

        The following table provides a comparison of our revenues and expenses for the periods presented:

	Six Months Ended June 30,		Period-to-Period
	2006	2005	$ Change	% Change
	(unaudited)
	(dollars in thousands)
Revenues:
Investment banking	$93,629	$70,932	$22,697	32.0%
Commissions	60,560	45,413	15,147	33.4
Principal transactions, net	18,023	11,970	6,053	50.6
Net gain on investments	7,718	369	7,349	1,991.6
Interest and dividend income	11,728	8,382	3,346	39.9
Investment advisory fees	785	731	54	7.4
Other	702	952	(250)	(26.3)

Total revenues	193,145	138,749	54,396	39.2

Expenses:
Compensation and benefits	112,729	85,083	27,646	32.5

Occupancy and equipment	8,519	8,212	307	3.7
Communications and data processing	9,274	9,485	(211)	(2.2)
Brokerage and clearance	11,404	8,667	2,737	31.6
Interest	4,877	3,545	1,332	37.6
Other	12,917	12,950	(33)	(0.3)

Total non-compensation expense	46,991	42,859	4,132	9.6

Total expenses	159,720	127,942	31,778	24.8

Income before income tax expense	33,425	10,807	22,618	209.3
Income tax expense	14,875	4,691	10,184	217.1

Net income available to mandatorily redeemable common stockholders	$18,550	$6,116	$12,434	203.3%

Revenues

  Investment Banking

        Investment banking revenues increased $22.7 million, or 32.0%, to $93.6 million for the six months ended June 30, 2006 compared with $70.9 million for the six months ended June 30, 2005. The increase reflects significant improvements in our underwriting revenues partially offset by a decrease in M&A related fees. Our underwriting revenues increased $35.5 million, or 88.8%, to $75.5 million for the six months ended June 30, 2006 compared with $40.0 million for the six months ended June 30, 2005. The increase in underwriting revenues was a result of increased equity underwritings as well as an increase in the size of structured finance private placements, partly offset by a decrease in fixed income underwritings. M&A and advisory fees decreased $12.9 million, or 41.6%, to $18.1 million for the six months ended June 30, 2006 compared with $31.0 million for the six months ended June 30, 2005. This decrease primarily resulted from a decrease in the number of transactions closed. In addition, larger than average M&A transaction fees were earned during the six months ended June 30, 2005.

  Commissions

        Commissions increased $15.1 million, or 33.4%, to $60.6 million for the six months ended June 30, 2006 compared with $45.4 million for the six months end June 30, 2005, primarily as a result of an $11.2 million increase in European equities' commission revenue, attributable principally to new accounts.

  Principal Transactions, Net

        Principal transactions revenues were derived from transactions with customers in fixed-income securities, market-making in equity securities and proprietary trading in equity securities. These revenues increased by $6.1 million, or 50.6%, to $18.0 million for the six months ended June 30, 2006 compared with $12.0 million for the six months ended June 30, 2005. This increase was the net result of:

  •
  decreased volume in transactions with customers in fixed-income securities, leading to lower aggregate markups and markdowns;

  •
  lower realized and unrealized losses from market-making positions in equity securities; and

  •
  higher realized and unrealized gains from proprietary trading in equity securities.

  Net Gain on Investments

        Net gain on investments increased $7.3 million to $7.7 million for the six months ended June 30, 2006 compared with a net gain of $0.4 million for the six months ended June 30, 2005. The increase was primarily the result of a gain of $4.8 million earned in the first quarter 2006 with respect to the exchange of our New York Stock Exchange seat for cash and shares of the merged NYSE Group, Inc.

  Interest and Dividend Income

        Interest and dividend income increased $3.3 million, or 39.9%, to $11.7 million for the six months ended June 30, 2006 compared with $8.4 million for the six months ended June 30, 2005. This increase resulted from increased levels of capital securities held pending securitization transactions, higher average balances of equity securities owned and higher interest rates in the six months ended June 30, 2006 relative to the six months ended June 30, 2005.

  Investment Advisory Fees

        Investment advisory fees were approximately $0.8 million for the six months ended June 30, 2006 and 2005. The change in investment advisory fee revenue was immaterial.

  Other

        Other revenues were $0.7 million and $1.0 million for the six months ended June 30, 2006 and 2005, respectively. The change in other revenues was immaterial.

Expenses

  Compensation and Benefits

        Compensation and benefits expense increased $27.6 million, or 32.5%, to $112.7 million for the six months ended June 30, 2006 compared with $85.1 million for the six months ended June 30, 2005. This increase was primarily due to an increase in compensation expense resulting from the increase in accrued bonuses based on increased total revenues. Compensation and benefits as a percentage of total revenues were 58.4% for the six months ended June 30, 2006 compared with 61.3% for the six months ended June 30, 2005.

  Occupancy and Equipment

        Occupancy and equipment expense increased $0.3 million, or 3.7%, to $8.5 million for the six months ended June 30, 2006 compared with $8.2 million for the six months ended June 30, 2005. This increase was primarily attributable to additional leasehold improvements and furniture and equipment depreciation expense.

  Communications and Data Processing

        Communications and data processing expense decreased $0.2 million, or 2.2%, to $9.3 million for the six months ended June 30, 2006 compared with $9.5 million for the six months ended June 30, 2005. This decrease was primarily attributable to reduced consulting costs on development projects.

  Brokerage and Clearance

        Brokerage and clearance expense increased $2.7 million, or 31.6%, to $11.4 million for the six months ended June 30, 2006 compared with $8.7 million for the six months ended June 30, 2005. This increase was attributable to greater volume of execution through local brokers in certain European markets in which we were not a member of the local stock exchange and higher U.S. equities' clearing costs due to increased U.S. equities' volume.

  Interest

        Interest expense increased $1.3 million, or 37.6%, to $4.9 million for the six months ended June 30, 2006 compared with $3.5 million for the six months ended June 30, 2005. The increase was primarily the result of an increase in short-term bank debt secured by capital securities held for securitization in 2006 and generally higher interest rates in the first six months of 2006 compared to the same period of 2005.

  Other

        Other expenses were at $12.9 million for the six months ended June 30, 2006 and $13.0 million for the six months ended June 30, 2005. The change in other expenses was immaterial.

  Income Tax Expense

        Income tax expense was $14.9 million in the six months June 30, 2006, which equals an effective tax rate of 44.5%, compared with $4.7 million in the six months ended June 30, 2005 which equals an effective tax rate of 43.4%.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

Overview

        Total revenues increased $7.6 million, or 2.5%, to $307.9 million for the year ended December 31, 2005 compared with $300.3 million for the year ended December 31, 2004. This increase was primarily due to increases in commission revenues of $30.2 million, net gains on investments of $2.5 million and interest and dividend income of $9.4 million, offset partially by a decrease in principal transactions revenues of $10.6 million, investment banking revenues of $13.8 million and other income of $9.1 million.

        Total expenses increased $31.6 million, or 12.9%, to $276.7 million for the year ended December 31, 2005 compared with $245.2 million for the year ended December 31, 2004 primarily due to an increase in compensation and benefits expense resulting from the increase in revenues and the expansion of our London office. Non-compensation expenses increased $14.6 million as a result of an increase in interest expense as a result of the short-term bank debt secured by capital securities held for securitization and an increase in the non-compensation expenses of our London office. We recorded net income available to mandatorily redeemable common stockholders of $17.4 million for the year ended December 31, 2005 compared with $31.3 million for the year ended December 31, 2004.

        The following table provides a comparison of our revenues and expenses for the periods presented:

	Year Ended December 31,		Period-to-Period
	2005	2004	$ Change	% Change
	(dollars in thousands)
Revenues:
Investment banking	$149,332	$163,114	$(13,782)	(8.4)%
Commissions	96,301	66,081	30,220	45.7
Principal transactions, net	31,004	41,566	(10,562)	(25.4)
Net gain on investments	5,564	3,071	2,493	81.2
Interest and dividend income	17,984	8,629	9,355	108.4
Investment advisory fees	3,843	4,896	(1,053)	(21.5)
Other	3,838	12,941	(9,103)	(70.3)

Total revenues	307,866	300,298	7,568	2.5

Expenses:
Compensation and benefits	187,428	170,484	16,944	9.9

Occupancy and equipment	16,877	14,545	2,332	16.0
Communications and data processing	18,526	15,462	3,064	19.8
Brokerage and clearance	17,738	15,376	2,362	15.4
Interest	7,757	785	6,972	888.2
Other	28,398	28,506	(108)	(0.4)

Total non-compensation expense	89,296	74,674	14,622	19.6

Total expenses	276,724	245,158	31,566	12.9

Income before income tax expense	31,142	55,140	(23,998)	(43.5)
Income tax expense	13,735	23,867	(10,132)	(42.5)

Net income available to mandatorily redeemable common stockholders	$17,407	$31,273	$(13,866)	(44.3)%

Revenues

  Investment Banking

        Investment banking revenues decreased $13.8 million, or 8.4%, to $149.3 million for the year ended December 31, 2005 compared with $163.1 million for the year ended December 31, 2004, due primarily to fewer M&A, underwritings and private placement transactions in 2005 compared to 2004. M&A advisory fees decreased $4.7 million, or 7.6%, to $57.0 million for the year ended December 31, 2005 compared with $61.7 million for the year ended December 31, 2004. Our underwriting revenues decreased $9.1 million, or 9.0%, to $92.3 million for the year ended December 31, 2005 compared with $101.4 million for the year ended December 31, 2004.

  Commissions

        Commission revenue increased $30.2 million, or 45.7%, to $96.3 million for the year ended December 31, 2005 compared with $66.1 million for the year ended December 31, 2004 due primarily to the growth of our European equities business which began in mid 2004. Both U.S. and European equities customer order volume increased in 2005 compared to the year ended December 31, 2004.

  Principal Transactions, Net

        Principal transactions revenues decreased $10.6 million, or 25.4%, to $31.0 million for the year ended December 31, 2005 compared with $41.6 million for the year ended December 31, 2004. Such decrease was the net result of:

  •
  decreased volume in transactions with customers in fixed-income securities, leading to lower aggregate markups and markdowns;

  •
  higher realized and unrealized losses from market-making positions in equity securities; and

  •
  lower realized and unrealized gains from proprietary trading in equity securities.

  Net Gain on Investments

        Net gain on investments increased $2.5 million, or 81.2% to $5.6 million for the year ended December 31, 2005 compared to $3.1 million for the year ended December 31, 2004. The increase reflects gains on private equity investment securities and partnership interests in 2005 and an increase in the unrealized gain on our investment in the KBW Asset Management funds.

  Interest and Dividend Income

        Interest and dividend income increased $9.4 million, or 108.4%, to $18.0 million for the year ended December 31, 2005 compared with $8.6 million for the year ended December 31, 2004 due primarily to higher average interest bearing assets, primarily capital securities held for securitization, and higher interest rates in 2005 relative to 2004.

  Investment Advisory Fees

        Investment advisory fees decreased $1.1 million, or 21.5%, to $3.8 million for the year ended December 31, 2005 compared to $4.9 million for the year ended December 31, 2004. The decrease is a result of lower management fees, due to lower average assets under management in 2005 compared to 2004 and lower investment performance fees as a result of slightly lower investment returns.

  Other

        Other income decreased $9.1 million, or 70.3% to $3.8 million for the year 2005 from $12.9 million for the year ended December 31, 2004. In 2004 we recognized $10.1 million in insurance recoveries and government grants relating to the World Trade Center attacks.

Expenses

  Compensation and Benefits

        Employee compensation and benefits expense increased $16.9 million, or 9.9%, to $187.4 million for the year ended December 31, 2005 compared with $170.5 million for the year ended December 31, 2004. This increase was primarily attributable to the expansion of the London office.

  Occupancy and Equipment

        Occupancy and equipment expense increased $2.3 million, or 16.0%, to $16.9 million for the year ended December 31, 2005 compared with $14.5 million for the year ended December 31, 2004. The increase is attributable to higher leasehold improvement and equipment depreciation expense and higher rent expense associated with the London office expansion and the relocation of the San Francisco office.

  Communications and Data Processing

        Communications and data processing expense increased $3.1 million, or 19.8%, to $18.5 million for the year ended December 31, 2005 compared with $15.5 million for the year ended December 31, 2004. This increase was primarily attributable to increased market data services expenses associated with the expansion of the London office.

  Brokerage and Clearance

        Brokerage and clearance expense increased $2.4 million, or 15.4%, to $17.7 million for the year ended December 31, 2005 compared with $15.4 million for the year ended December 31, 2004. The increase is a result of increased local brokerage expenses associated with our European equities customer business offset by lower clearance and floor brokerage costs for the U.S. equities business.

  Interest

        Interest expense increased $7.0 million to $7.8 million for the year ended December 31, 2005 from $0.8 million for the year ended December 31, 2004. The increase is primarily a result of short-term borrowings secured by capital securities held for securitization.

  Other

        Other expense decreased $0.1 million, or 0.4%, to $28.4 million for the year ended December 31, 2005 compared with $28.5 million for the year ended December 31, 2004. This decrease was primarily a result of lower professional fees offset by higher travel and entertainment expenses.

  Income Tax Expense

        Income tax expense was $13.7 million for the year ended December 31, 2005, which equals an effective tax rate of 44.1%, compared to $23.9 million for the year ended December 31, 2004, which equals an effective tax rate of 43.3%.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2003

Overview

        Total revenues increased $28.7 million, or 10.6%, to $300.3 million for the year ended December 31, 2004 compared with $271.6 million for the year ended December 31, 2003. This increase was primarily due to increases in commission revenue of $15.7 million, investment banking revenues of $6.2 million, principal transactions of $4.5 million and in other revenues of $7.1 million partially offset by a decrease in net gain on investments of $4.0 million. Total expenses increased $41.8 million, or 20.6%, to $245.2 million for the year ended December 31, 2004 from $203.4 million for the year ended December 31, 2003, primarily due to higher compensation and benefits expense resulting from the increase in total revenue and the expansion of the London office. Non-compensation expenses increased primarily as a result of the London office expansion. We recorded net income available to mandatorily redeemable common stockholders of $31.3 million for the year ended December 31, 2004 compared with $38.2 million for the year ended December 31, 2003.

        The following table provides a comparison of our revenues and expenses for the periods presented:

	Year Ended December 31,		Period-to-Period
	2004	2003	$ Change	% Change
	(dollars in thousands)
Revenues:
Investment banking	$163,114	$156,869	$6,245	4.0%
Commissions	66,081	50,408	15,673	31.1
Principal transactions, net	41,566	37,090	4,476	12.1
Net gain on investments	3,071	7,118	(4,047)	(56.9)
Interest and dividend income	8,629	8,656	(27)	(0.3)
Investment advisory fees	4,896	5,597	(701)	(12.5)
Other	12,941	5,859	7,082	120.9

Total revenues	300,298	271,597	28,701	10.6

Expenses:
Compensation and benefits	170,484	145,668	24,816	17.0

Occupancy and equipment	14,545	10,108	4,437	43.9
Communications and data processing	15,462	11,600	3,862	33.3
Brokerage and clearance	15,376	10,921	4,455	40.8
Interest	785	811	(26)	(3.2)
Other	28,506	24,251	4,255	17.5

Total non-compensation expense	74,674	57,691	16,983	29.4

Total expenses	245,158	203,359	41,799	20.6

Income before income tax expense	55,140	68,238	(13,098)	(19.2)
Income tax expense	23,867	30,073	(6,206)	(20.6)

Net income available to mandatorily redeemable common stockholders	$31,273	$38,165	$(6,892)	(18.1)%

Revenues

  Investment Banking

        Investment banking revenues increased $6.2 million, or 4.0%, to $163.1 million for the year ended December 31, 2004 compared with $156.9 million for the year ended December 31, 2003. This increase was primarily attributable to an increase in M&A and other advisory fees of $15.4 million and in underwriting income of $24.0 million, partially offset by a decrease in private placement fees of $32.9 million. For the year ended December 31, 2004 M&A fees included two larger than average success fees. Underwriting income increased for the year ended December 31, 2004 due to an increase in both the size and volume of transactions. Private placement fees decreased as a result of fewer structured finance securitization transactions in 2004 compared to 2003.

  Commissions

        Commissions increased $15.7 million, or 31.1%, to $66.1 million for the year ended December 31, 2004 compared with $50.4 million for the year ended December 31, 2003 primarily due to higher trading volumes and the commencement of European equity sales and trading.

  Principal Transactions, Net

        Principal transactions revenues increased $4.5 million, or 12.1%, to $41.6 million for the year ended December 31, 2004 compared with $37.1 million for the year ended December 31, 2003. Such increase was the net result of:

  •
  increased volume in transactions with customers in fixed-income securities, leading to higher aggregate markups and markdowns;

  •
  higher realized and unrealized losses from market-making positions in equity securities; and

  •
  higher realized and unrealized gains from proprietary trading in equity securities.

  Net Gain on Investments

        Net gain on investments decreased $4.0 million or 56.9% to $3.1 million for the year ended December 31, 2004 from $7.1 million for the year ended December 31, 2003. The decrease is a result of lower net gains for the year ended December 31, 2004 compared to 2003 on our investment in the KBW Asset Management funds and private equity investments.

  Interest and Dividend Income

        Interest and dividend income was $8.6 million for the year ended December 31, 2004 compared to $8.7 million for the year ended December 31, 2003.

  Investment Advisory Fees

        Investment advisory fees decreased $0.7 million to $4.9 million for the year ended December 31, 2004 compared to $5.6 million for the year ended December 31, 2003. The decrease is primarily attributable to lower investment performance fees partially offset by higher management fees. Although average assets under management increased slightly, investment returns subject to a performance fee declined for the year ended December 31, 2004 compared to the year ended December 31, 2003.

  Other

        Other revenues increased $7.1 million, or 120.9%, to $12.9 million for the year ended December 31, 2004 compared with $5.9 million for the year ended December 31, 2003. The increase in other revenues was primarily attributable to $10.1 million in insurance recoveries and government grants relating to the World Trade Center attacks.

Expenses

  Compensation and Benefits

        Compensation and benefits expense increased $24.8 million, or 17.0%, to $170.5 million for the year ended December 31, 2004 compared with $145.7 million for the year ended December 31, 2003. This increase was primarily attributable to an increase in accrued bonuses based on increased revenues associated with the expansion of the London office. Compensation and benefits as a percentage of total revenues was 56.8% for the year ended December 31, 2004 compared with 53.6% for the year ended December 31, 2003.

  Occupancy and Equipment

        Occupancy and equipment expense increased $4.4 million, or 43.9%, to $14.5 million for the year ended December 31, 2004 compared with $10.1 million for the year ended December 31, 2003, primarily due to the London office expansion and a full year of rent expense for increased space for the New York office.

  Communications and Data Processing

        Communications and data processing expense increased $3.9 million, or 33.3%, to $15.5 million for the year ended December 31, 2004 compared with $11.6 million for the year ended December 31, 2003. This increase was attributable to the London office expansion, upgrading of our domestic computer networks and software development.

  Brokerage and Clearance

        Brokerage and clearance increased $4.5 million, or 40.8%, to $15.4 million for the year ended December 31, 2004 compared with $10.9 million for the year ended December 31, 2003. This increase was primarily attributable to higher volume of customer orders for U.S. equities and the commencement of European equities sales and trading in mid 2004.

  Interest

        Interest expense was $0.8 million for the year ended December 31, 2004 and 2003, respectively.

  Income Tax Expense

        Income tax expense was $23.9 million in 2004, which equals an effective tax rate of 43.3%, compared with $30.1 million in 2003, which equals an effective tax rate of 44.1%.

Liquidity and Capital Resources

        We are the parent of Keefe, Bruyette & Woods, Inc. ("Keefe"), Keefe, Bruyette & Woods Limited ("KBWL"), KBW Asset Management, Inc. and KBW Ventures, Inc. Dividends and other transfers from our subsidiaries are our primary source of funds to satisfy our capital and liquidity requirements. Applicable laws and regulations, primarily the net capital rules discussed below, restrict dividends and transfers from Keefe and KBWL to us. Our rights to participate in the assets of any subsidiary are also subject to prior claims of the subsidiary's creditors, including customers and trade creditors of Keefe, KBWL and KBW Asset Management.

        We monitor and evaluate the composition and size of our assets and operating liabilities. As a result of our market making, customer and proprietary activities (including securitization activities), the overall size of total assets and operating liabilities fluctuate from period to period. Our assets generally consist of cash and cash equivalents, securities, resale agreement balances and receivables.

        Our operating activities generate cash resulting from net income available to mandatorily redeemable common stockholders earned during the period and fluctuations in our current assets and liabilities. The most significant fluctuations in current assets and liabilities have resulted from changes in the level of customer activity, changes in securities owned on a proprietary basis and investment positions in response to changing trading strategies and market conditions.

        We have historically satisfied our capital and liquidity requirements through capital raised from our stockholders and internally generated cash from operations. As of June 30, 2006, we had liquid assets of $222.3 million, primarily consisting of cash and cash equivalents, securities purchased under resale agreements and receivables from clearing brokers. We also periodically utilize short term bank debt to finance certain capital securities positions held at the holding company level to support the PreTSL product pool formation. On one occasion in the past three years, we obtained a short term subordinated loan from one of our clearing brokers to support underwriting activity over a very short time period. Although we believe such sources remain available, we do not currently have any plans to obtain such short term subordinated financing from any outside source.

        The timing of bonus and retention compensation payments to our employees may significantly affect our cash position and liquidity from period to period. While our employees are generally paid salaries semi-monthly during the year, bonus and retention compensation payments, which make up a larger portion of total compensation, are generally paid once a year. Bonus and retention compensation payments for a given year are generally paid in February of the following year. We continually monitor our liquidity position and believe our available liquidity will be sufficient to fund our ongoing activities over the next twelve months.

        As a registered broker-dealer and member firm of the NYSE, Keefe is subject to the uniform net capital rule of the SEC. We use the basic method permitted by the uniform net capital rule, which generally requires that the ratios of aggregate indebtedness to net capital shall not exceed 15 to 1. The NYSE may prohibit a member firm from expanding its business or paying dividends if resulting net capital would be below the regulatory limit. We expect these limits will not impact our ability to meet current and future obligations.

        At June 30, 2006, Keefe's net capital under the SEC's Uniform Net Capital Rule was $87.1 million, or $84.1 million in excess of the minimum required net capital.

        KBWL is subject to the capital requirements of the U.K. Financial Services Authority.

  Cash Flows

        Six months ended June 30, 2006.    Cash decreased by $6.8 million for the six months ended June 30, 2006, primarily as a result of cash used in financing activities and to a lesser degree cash used in operating activities.

        Our operating activities for the six months ended June 30, 2006 consumed $2.0 million of cash resulting from the cash used in changes in operating liabilities of $41.9 million, partially offset by net income available to mandatorily redeemable common stockholders of $21.1 million, after adjusting for non-cash expenses of $2.5 million, and by cash provided from changes in operating assets of $18.8 million. The change in operating liabilities of $41.9 million was primarily due to a decrease in accounts payable, accrued expenses, and other liabilities of $27.8 million and a net decrease in short-term borrowings of $28.1 million by an increase in securities sold under repurchase agreements of $20.7 million. The decrease in accounts payable, accrued expenses and other liabilities was primarily due to a reduction in employee compensation payable as a result of the payment in 2006 of year-end 2005 bonuses. Net non-cash revenue and expense items were primarily due to depreciation and amortization expense of $2.9 million. The change in operating assets primarily resulted from a decrease in securities owned, at fair value of $60.1 million and accounts receivable of $12.9 million offset by increases in securities not readily marketable, at fair value of $24.8 million, securities purchased under resale agreements of $10.7 million, and receivables from clearing broker of $20.6 million.

        Our investing activities used $1.2 million in the six months ended June 30, 2006 due to purchases of fixed assets. Our financing activities used $4.3 million during this period primarily as a result of our repurchase of common stock from terminated employees partially offset by the repayment of loans we provided to certain employees in connection with their purchase of our mandatorily redeemable common stock. See "Certain Relationships and Related Transactions."

        Year ended December 31, 2005.    Cash increased $15.9 million in the year ended December 31, 2005, primarily due to positive operating cash flow, offset by cash used in financing activities.

        Our operating activities provided $43.8 million of cash due to net income available to mandatorily redeemable common stockholders of $22.0 million, adjusted for non-cash revenue and expense items of $4.6 million, and cash provided from the change in operating liabilities of $76.8 million, offset by a decrease in cash from operating assets of $55.0 million. The non-cash items consisted primarily of depreciation and amortization expense of $5.7 million, deferred income tax liabilities of $2.8 million and compensation related to restricted stock units of $1.7 million. Cash provided from the increase in operating liabilities consisted primarily of a $78.7 million increase in payables to clearing broker and an increase in short-term borrowings of $63.8 million, partially offset by a decrease of $41.3 million in securities sold, not yet purchased and $25.5 million in securities sold under repurchase agreements. The decrease in cash from operating assets was primarily attributable to a $103.2 million increase in securities owned, partially offset by a decrease of $40.4 million in receivables from clearing brokers and a decrease of $35.1 million in securities purchased under resale agreements. The reduction in receivables from clearing brokers was a result of the creation of a holding company structure in August 2005 in which our operating subsidiary paid us a cash dividend.

        We used $6.1 million in our investing activities, primarily in the purchase of fixed assets. Financing activities used $20.8 million in cash primarily for the payment of a dividend to stockholders of $36.7 million, which was the only dividend we have ever paid, partially offset by proceeds from the issuance of our common stock for $18.3 million.

        Year ended December 31, 2004.    Cash increased $40.6 million during the year ended December 31, 2004, primarily due to positive cash flows from operating activities and financing activities, partially offset by cash used in investing activities.

        Our operating activities provided $24.8 million of cash from net income available to mandatorily redeemable common stockholders of $39.4 million, adjusted for non-cash revenue and expense items of $8.1 million, and due to an increase in cash from the change in operating liabilities of $75.2 million, partially offset by a reduction in cash from the change in operating assets of $89.8 million. The change in operating liabilities related primarily to a $66.9 million increase in securities sold, not yet purchased and a $17.5 million increase in accounts payable, accrued expenses and other liabilities, partially offset by a reduction in securities sold under repurchase agreements and income taxes payable of $9.3 million. The reduction in cash from increased operating assets was primarily attributable to an $89.0 million increase in receivables from clearing brokers.

        Investing activities consisted of $12.4 million in purchases of fixed assets. Financing activities primarily resulted from the re-issuance of common stock for $43.3 million in proceeds, partially offset by the purchase of common stock from departing employees for $10.6 million, the redemption of shares converted from restricted stock units and our receipt of $7.5 million in notes receivable from employees to fund purchases of our common stock.

        Year ended December 31, 2003.    Cash decreased by $47.4 million for the year ended December 31, 2003, primarily due to cash used in operating activities, partially offset by increases in cash from financing activities.

        Our operating activities used $58.1 million due to an increase in operating assets of $194.1 million, partially offset by a net income available to mandatorily redeemable common stockholders of $45.4 million, adjusted for non-cash revenue and expense items of $7.2 million, and an increase in operating liabilities of $90.6 million. The change in operating assets resulted primarily from an increase in securities owned of $153.1 million and an increase in securities purchased under resale agreements of $35.7 million. The increase in securities owned and securities purchased under resale agreement primarily related to the expansion of our fixed income activities and inventory. The change in operating liabilities was due to an increase in securities sold, not yet purchased of $41.0 million, an increase of $25.9 million in securities sold under repurchase agreements and an increase of $19.4 million in accounts payable, accrued expenses and other liabilities. Non-cash revenue and expense items consisted of $3.1 million of depreciation and amortization expense, $2.1 million in deferred tax benefits, and compensation related to restricted stock units of $2.0 million.

        Our investing activities consisted of purchases of fixed assets amounting to $5.8 million. Financing activities primarily consisted of $35.4 million in issuance of common stock to our employees partially offset by purchases of common stock from our employees of $9.1 million and issuance of notes receivable to stockholders of $11.4 million. These transactions are associated with employee-related stock purchase and redemption transactions. See "Certain Relationships and Related Transactions."

Contractual Obligations

        Contractual obligations with respect to operating lease obligations have not materially changed since December 31, 2005. The following table provides a summary of our contractual obligations as of December 31, 2005:

	Payments Due by Period
	Total	2006	2007-2008	2009-2010	2011 and thereafter
	(in thousands)
Operating lease obligations(1)	$105,556	$10,834	$19,918	$19,112	$55,692
Other contractual obligations(2)	—	—	—	—	—

Total	$105,556	$10,834	$19,918	$19,112	$55,692

(1)
Excludes future lease obligations related to a new office location in London because the sub-lease has not yet been executed.

(2)
Excludes capital commitments that can be called at any time on private limited partnership interests of $11.2 million at December 31, 2005 and $14.3 million at June 30, 2006.

Off-Balance Sheet Arrangements

        We had no material off-balance sheet arrangements as of June 30, 2006. However, as described below under "—Qualitative and Quantitative Disclosures About Market Risk—Credit Risk," through indemnification provisions in our clearing agreements with our clearing brokers, customer activities may expose us to off-balance sheet credit risk, which we seek to mitigate through customer screening and collateral requirements.

        We are a member of various exchanges that trade and clear securities or futures contracts. As a member of these exchanges, we may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the exchange. To mitigate these performance risks, the exchanges often require members to post collateral as well as meet minimum financial standards. While the rules governing different exchange memberships vary, our guarantee obligations generally would arise only if the exchange had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange. Any potential contingent liability under these membership agreements cannot be estimated. We have not recorded any contingent liability in our consolidated financial statements for these agreements and believe that any potential requirement to make payments under these agreements is remote.

Qualitative and Quantitative Disclosures About Market Risk

  Market Risk

        Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in customer trading and to our market making and investment activities. Market risk is inherent in financial instruments.

        We trade in equity and debt securities as an active participant in both listed and over the counter markets. We typically maintain securities in inventory to facilitate our market making activities and customer order flow. We may use a variety of risk management techniques and hedging strategies in the ordinary course of our trading business to manage our exposures.

        In connection with our sales and trading business, management also reviews reports appropriate to the risk profile of specific trading activities. Management monitors risks in its trading activities by establishing limits for each trading desk and reviewing daily trading results, inventory aging, securities concentrations and ratings. Typically, market conditions are evaluated and transaction details and securities positions are reviewed. These activities seek to ensure that trading strategies are within acceptable risk tolerance parameters. Activities include price verification procedures, position reconciliations and reviews of transaction bookings. We believe these procedures, which stress timely communications between traders, trading management and senior management, are important elements of the risk management process.

        The following table sets forth our month-end high, low and average long/short securities owned for the six months ended June 30, 2006:

	High	Low	Average
	(in thousands)
Long Value
Equities	$114,074	$95,057	$104,167
Corporate Debt	258,649	176,441	200,052
Government/Agency Debt	18,209	1,924	7,235
	High	Low	Average
	(in thousands)
Short Value
Equities	$40,382	$27,498	$33,345
Corporate Debt	10,829	176	4,521
Government/Agency Debt	89,933	39,429	63,481

  Interest Rate Risk

        Interest rate risk represents the potential loss from adverse changes in market interest rates. As we may hold debt securities from time to time, we are exposed to interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve. Interest rate risk is primarily managed through the use of short positions in U.S. Treasury and corporate debt securities.

  Credit Risk

        We engage in various securities underwriting, trading and brokerage activities servicing a diverse group of domestic and foreign corporations and institutional investor clients. Our exposure to credit risk associated with the nonperformance of these clients in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the client's ability to satisfy its obligations to us. Our principal activities are also subject to the risk of counterparty nonperformance. Pursuant to our Clearing Agreements with Pershing LLC, Pershing Securities Limited and Fortis Securities LLC, we are required to reimburse our clearing broker without limit for any losses incurred due to a counterparty's failure to satisfy its contractual obligations. In these situations, we may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. We seek to mitigate the risks associated with sales and trading services through active customer screening and selection procedures and through requirements that clients maintain collateral in appropriate amounts where required or deemed necessary.

  Inflation Risk

        Because our assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects such expenses as employee compensation and communications charges, which may not be readily recoverable in the prices of services we offer. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect our combined financial condition and results of operations in certain businesses.

  Operational Risk

        Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. We are focused on maintaining our overall operational risk management framework and minimizing or mitigating these risks through continual assessment, reporting and monitoring of potential operational risks.

Critical Accounting Policies and Estimates

        The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reporting periods. We base our estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. The use of different estimates and assumptions could produce materially different results. For example, if factors such as those described in "Risk Factors" cause actual events to differ from the assumptions we used in applying the accounting policies, our results of operations, financial condition and liquidity could be materially adversely affected.

        Our significant accounting policies are summarized in note 1 to our consolidated financial statements included elsewhere in this prospectus. On an ongoing basis, we evaluate our estimates and assumptions, particularly as they relate to accounting policies that we believe are most important to the presentation of our financial condition and results of operations. We regard an accounting estimate or assumption to be most important to the presentation of our financial condition and results of operations where:

  •
  the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

  •
  the impact of the estimate or assumption on our financial condition or operating performance is material.

        Using these criteria, we believe the following to be our critical accounting policies:

  Valuation of Financial Instruments

        Substantially all of our financial instruments, as defined in Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosure About Fair Value of Financial Instruments, are recorded at fair value or contract amounts that approximate fair value. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. "Securities owned," "securities not readily marketable" and "securities sold, not yet purchased," including options positions, are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in the line item "Principal transactions" or "net gain on investments" in our consolidated statements of income. Financial instruments carried at contract amounts include "receivables from clearing brokers," "payable to clearing broker," "securities purchased under resale agreements" and "securities sold under repurchase agreements."

        Fair value of our financial instruments is generally obtained from quoted market prices, broker or dealer price quotations, or alternative pricing methodologies that we believe offer reasonable levels of price transparency. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, do not have readily determinable fair values, we estimate the fair value of these instruments using various pricing models and the information available to us that we deem most relevant. Among the factors that we consider in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield and other factors generally pertinent to the valuation of financial instruments.

Recently Issued Accounting Standards, Not Yet Adopted

        FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48). In July 2006, the Financial Accounting Standards Board ("FASB") issued FIN 48, which will become effective for us on January 1, 2007. This standard clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements. A company can only recognize the tax position in the financial statements if the position is more-likely-than-not to be upheld on audit based only on the technical merits of the tax position. This accounting standard also provides guidance on thresholds, measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial-statement comparability among different companies. We do not expect implementation of the standard will have a material effect on our results of operations or financial position.

        SFAS No. 157, Fair Value Measurements ("SFAS 157"). In September 2006, FASB issued SFAS 157 which will become effective for us January 1, 2008. This standard establishes a consistent framework for measuring fair value in accordance with Generally Accepted Accounting Principles, and expands disclosures with respect to fair value measurements. We are assessing SFAS No. 157 to determine the financial impact, if any, on our consolidated statements of financial condition and income.

THE FINANCIAL SERVICES INDUSTRY

Overview

        The financial services industry provides depository, insurance and specialty finance services to individuals, companies and institutions. We serve the industry by focusing on the following principal segments:

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  Depository financial services companies, including banks and thrifts;

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  Insurance companies; and

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  Diversified financial services companies, including broker-dealers; mortgage banks; asset management companies; mortgage REITs; consumer and specialty finance firms; financial processing companies; and securities exchanges.

        The bank and thrift and insurance segments, where we have devoted substantial investment banking resources, represent a pool of companies in the United States with a combined market capitalization as of December 31, 2005 of more than $2.6 trillion. We have begun to devote more attention, in recent years, to the diversified financial services sector, which has an aggregate market capitalization of approximately $1.4 trillion, and we believe this sector represents an area of opportunity for us to grow our investment banking coverage and to generate additional revenues. The table below sets out the aggregate market capitalization of U.S. and European financial services companies as of December 31, 2005 (dollars in billions):

	U.S.	Europe
Depository financial services companies	$1,450	$2,033
Insurance companies	1,152	668
Diversified financial services companies	1,370	547

Total financial services companies	$3,972	$3,248

Source: SNL Financial for U.S. and Datastream for Europe.

        The financial services industry is one of the largest sectors of the overall market, both in the U.S. and in Europe. The table below sets out the size of the financial services industry in relation to certain indices as of June 30, 2006:

	Financial Services Companies as a Percentage of:
	Market Capitalization	Total 2005 Operating Income	Number of Financial Services Companies
U.S.
S&P 500 (large cap)	21%	37%	87
S&P 400 (mid cap)	18	22	62
Russell 2000 (small cap)	22	35	442
Europe
FTSEurofirst 300	32	N/A	86
Dow Jones STOXX 600	30	36	149

Source: FactSet and Dow Jones.

        As illustrated in the chart below, over the past 10 years the financial services industry has increased as a percentage of the market capitalization of the S&P 500. In the same time period, the aggregate operating income of financial services companies has on average grown by 14% per annum, as opposed to 10% for the S&P 500 as a whole. The charts below set out the historical development of financial services companies' percentage of S&P 500 market capitalization and operating income:

Historical Development of Financial Services Companies as a Percentage of S&P 500 Market Capitalization	Historical Development of Financial Services Companies as a Percentage of S&P 500 Operating Income

Source: FactSet.

Market dynamics

        The financial services industry is dynamic and evolving, which leads to opportunities for investment banks that focus on the industry. Over the past decade, the diversity, complexity and size of the financial services industry has increased. As part of a heavily regulated industry, financial services companies are continuously affected by ongoing, incremental changes in the regulatory environment, leading to structural change and a constant need for high quality financial advice and innovative capital raising solutions. Regulatory capital requirements enhance the financial stability of the industry. The industry's structure and strategy are also influenced by periodic, more substantial shifts in regulation, markets, technology, competition and accounting, which have, in the past two decades, resulted in significant M&A and capital markets opportunities for advisors and investment banks.

        Among the more important events that have led to new investment banking opportunities are the following:

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  The elimination in 2001 of the pooling method of merger accounting and the change in accounting rules for treatment of acquisition goodwill have resulted in increased acquisition-related financing activity as cash funded acquisitions have become more common.

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  The Gramm-Leach-Bliley Financial Services Modernization Act of 1999, dismantling the Glass-Steagall Act, allowed commercial banks increasingly to engage in a broad range of investment banking and securities brokerage activities, contributing to a trend of large-scale consolidation and acquisitions of companies for the sole purpose of merging them into divisions of the acquiring commercial and investment banks.

  •
  The sanctioning of interstate banking initiated in the 1970's and the 1980's, and spurred by changes in Federal law in the 1990's, allowed integration across state borders, which significantly enhanced the level of depository M&A activity. The depository sector continues to be one of the most actively consolidating sectors in the U.S. economy, with more than 7,000 independent banks remaining in the United States.

  •
  More recently, the series of destructive hurricanes that hit the United States in the past several years resulted in substantial losses in the property and casualty insurance and reinsurance sectors. This has led existing companies to raise significant additional capital and new entrants in the reinsurance sector to emerge in the public and private markets, and has accelerated the development of catastrophe-related bonds.

        Longer-term trends have also contributed to business opportunities for investment banks servicing financial services firms. Some of the notable trends include:

  •
  Increased globalization has led financial services firms to engage in increasing cross-border M&A activity, as they pursue new customers, serve existing clients' demand for global solutions, and seek to leverage infrastructure, technology and market knowledge. The result has been a growing demand for investment banks' industry insight, M&A expertise and local-market understanding.

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  Insurance companies have ongoing needs to manage their capital positions and meet the changing requirements of regulators and rating agencies, which have led to fast growing markets for various forms of equity, hybrid and fixed income capital, and these companies have placed a high value on product innovation and the ability to distribute new structured products.

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  Dramatic shifts in investor demands for easy market access, liquidity, ease of execution and lower trading costs, as well as the development of electronic trading platforms and new financial products, have increased competition, revenue opportunity and cost pressure for exchanges, broker-dealers and financial technology companies. One of the results of these shifts has been a recent incidence of demutualizations and IPOs in the securities exchange sector, creating a growing sector of publicly traded for-profit securities exchanges. As growth in trading in cash equities is slowing, exchanges are increasingly seeking to consolidate to generate cost savings and revenue enhancement opportunities. Moreover, demand from clients for global trading and listing solutions has led to substantial interest in cross-border consolidation among exchanges.

  •
  The increasing use of options and derivatives instruments by investors and corporations, the rise and rapid expansion of the credit derivatives market and the development of assets and investment vehicles which allocate and value risk, have all responded to greatly increased demand for more precise and effective hedging and risk allocation and techniques, and contributed to dramatic change and opportunities for corporations, investors, traders, hedge funds and their advisors.

  •
  The emergence and increased market activity of well-capitalized, knowledgeable investors, including hedge funds and private equity firms, increasingly signals more active shareholder participation, posing additional challenges for incumbent management and adding to the need for high quality, independent advice.

  •
  The historically low yield and flat spread environment in recent years has put significant pressure on interest margins, spurring numerous depository financial services companies to take steps to diversify their businesses into less interest rate sensitive products and services, including through M&A activity.

BUSINESS

Overview

        We are a leading full service investment bank specializing in the financial services industry. Since our founding in 1962, our commitment to this large and growing industry, our long-term relationships with clients and our recognized industry expertise have made us a trusted advisor to our corporate clients and a valuable resource for our institutional investor customers. We have built our reputation for excellence in financial services on the basis of our premier research platform, our experienced senior professionals, our track record of market innovation, and the strength of our execution capabilities. Our principal activities are:

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  Investment banking.    We provide a full range of investment banking services, including M&A and other strategic advisory services, equity and fixed income securities offerings, structured finance and mutual thrift conversions.

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  Equity and fixed income sales and trading.    We trade a broad array of financial services stocks, with an emphasis on the small and mid cap segment, and a wide range of fixed income securities. Our sales force is trained in the analysis of financial services companies and has strong relationships with many of the world's largest institutional investors.

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  Equity and fixed income research.    We provide fundamental, objective analysis that identifies investment opportunities and helps our investor customers make better investment decisions. As of June 30, 2006, our research department covered an aggregate of 489 financial services companies, including 352 companies in the United States and 137 in Europe. We believe we cover more financial services companies in the United States and in Europe than any other firm.

        Within our full service business model, we have expanded from a focus on the bank and thrift sector to include insurance companies, broker-dealers, mortgage banks, asset management companies, mortgage REITs, consumer and specialty finance firms, financial processing companies and securities exchanges. Our revenues are derived from a broad range of products and sectors within the financial services industry.

        We emphasize serving clients in the small and mid cap segments of the financial services industry, market segments we believe have traditionally been underserved by larger investment banks. We are dedicated to building long-term relationships and growing with our clients, providing them with capital raising opportunities and strategic advice at every stage of their development. We have continued to provide services to many of our clients as they have grown to be large cap financial institutions. In recent years, we have also provided financial advisory services to large cap financial services companies who were not previously regular investment banking clients. These companies have increasingly sought out independent advice.

        Across investment banking, sales and trading and research, our transaction list, league table record and industry awards demonstrate both our leadership in financial services and the recognition we achieve from our clients and investor customers:

  Investment banking

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  Number one ranking as U.S. M&A advisor to financial services companies in each of the years 2005, 2004 and 2003, ranked by number of deals.

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  Prominent presence in recent large cap financial services M&A including the following advisory engagements: the pending sale of North Fork Bancorporation to Capital One Financial Corporation; the acquisition by Bank of America Corporation of MBNA Corporation; the sale of Household International to HSBC; and the pending sale of Texas Regional Bancshares to BBVA.

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  Number one ranking as manager of U.S. IPOs and follow-on equity offerings for financial services companies in each of the years 2005 and 2004, ranked by number of deals.

  Sales and trading

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  Number one All-America financial services equity sales team in each of the years 2005, 2004 and 2003, as ranked by Institutional Investor.

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  Number one ranking by trading volume as trader of U.S. bank stocks with less than $5 billion market capitalization for 2005 and for the first six months of 2006.

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  Among the leading traders by trading volume of the Nasdaq 100 Financial Index and one of the top three market makers for 52% of its constituent stocks, as measured during the twelve months ended June 30, 2006.

  Research

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  Number one in five of the seven categories of our research coverage, and second place in the other two categories, in the December 2005 "Best of the Boutiques" survey by Institutional Investor.

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  Five of our analysts named in the Wall Street Journal's "Best on the Street 2006 Analysts Survey" in May 2006.

        We operate through a U.S. registered broker-dealer, Keefe, Bruyette & Woods, Inc., a U.S. registered investment advisor, KBW Asset Management, Inc. and Keefe, Bruyette & Woods Limited, an investment firm authorized and regulated by the U.K. Financial Services Authority. Our company has ten broker-dealer offices with our headquarters in New York City and other offices in Atlanta, Boston, Chicago, Columbus, (Ohio), Hartford, Red Bank (New Jersey), Richmond (Virginia), San Francisco and London. Our asset management company is located in New York City in the same building as our headquarters.

Competitive strengths

        We believe our business model, our experience and our relationships make us ideally suited to capture opportunities in the financial services industry. Our competitive strengths include:

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  Widely recognized brand name with an exclusive focus on the financial services industry.    We believe that our brand name is associated with our exclusive focus, leadership and expertise in the financial services industry. Our reputation is based on our research, professional transaction execution and our innovative solutions to strategic and financial challenges. We believe our financial services focus and the strength of our brand allow us to develop unique relationships with and knowledge of our clients, as well as to attract new clients.

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  Diversified revenue and breadth across financial services sectors.    We provide investment banking, sales and trading and research coverage of an extensive range of companies in the financial services industry and we offer a wide array of products and services. Our sector and product breadth allow us to meet a broad range of client and customer needs, strengthen our relationships, and provide diversification for our revenue base.

  •
  Industry leading research.    Our fundamental research offers our customers a unique perspective on the relative values of financial services companies, particularly small and mid cap companies. We believe that investors seek investment recommendations that are timely and differentiated and that our award-winning research is essential to our relationships with our investor customers.

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  Innovative product development.    Our experience and industry knowledge, combined with long-term client relationships across our business areas, and our willingness to commit our own capital when appropriate, enable us to identify market demands and new opportunities for capital raising and strategic transactions. As a result, we can develop innovative products designed to meet the needs of our corporate clients and tailored to the investment objectives of institutional investors.

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  Entrepreneurial corporate culture and partnership approach.    In our 44-year operating history, we have created an entrepreneurial, partnership-like corporate culture with widespread equity ownership. We enjoy a high degree of employee loyalty and tenure, and most members of our senior management team have more than 20 years of experience with our firm. The tenure of our staff means that senior managers know and trust the capabilities of each other and of other employees. We are able to build consensus and act quickly to capitalize on opportunities.

  •
  Strong and lasting client relationships.    We build our long-term client relationships by leveraging our competitive strengths. We commit the full resources of our firm to our clients, including consistent involvement of our senior professionals in all stages of our client engagements. Our success in building relationships is demonstrated by the loyalty of our clients; of the 190 clients for whom we executed investment banking transactions in 2005, approximately 45% were companies for which we had executed other transactions during the previous five years.

Market opportunity

        We believe that we have a significant opportunity to grow our business given our exclusive focus on the financial services industry and our commitment to the small and mid cap segments of this industry.

  Investment banking and sales and trading opportunities in the financial services industry

        In the past decade, companies in the financial services industry have consistently accounted for a significant portion of the consolidation and capital raising activities in the public markets. Globally, financial services M&A transactions in 2005 accounted for 4.8% (949 out of 19,737) of announced transactions and 21.7% ($268.5 billion out of $1,235.7 billion) of announced transaction value, according to MergerStat. These percentages are consistent with MergerStat statistics for the United States, with financial services M&A in 2005 accounting for 4.5% (316 out of 7,061) of the number of announced transactions and 21.1% ($138.8 billion compared to $657.2 billion) of announced transaction value. Financial institutions M&A has remained at relatively stable levels compared to M&A for the markets generally. The chart below provides a comparison of the announced transaction value for

M&A for financial services relative to all U.S. announced transactions from 2001 through June 30, 2006:

U.S. Financial Services Announced M&A Transaction Value as Percentage of Total U.S. Announced M&A

Source: MergerStat.

        According to Dealogic, financial services companies' equity offerings in 2005 accounted for 12.2% (587 out of 4,794) of the total number of equity offerings globally, and 17.7% ($92.3 billion out of $520.9 billion) of the transaction value of all equity offerings. In the United States, financial services companies' equity offerings in 2005 accounted for 15.6% (102 out of 653) of the total number of equity offerings and 11.1% ($13.5 billion out of $122.0 billion) of the total transaction value of all equity offerings. The charts below provide a comparison of the number of equity offerings and transaction values for financial services companies relative to all U.S. transactions from 2001 through June 30, 2006:

U.S. Financial Services Equity Offerings as a Percentage of Total U.S. Equity Offerings, by Number of Offerings	U.S. Financial Services Equity Offerings as a Percentage of Total U.S. Equity Offerings, by Transaction Value

Source: Dealogic.

        The investment banking revenue opportunity in the financial services industry is significant. In 2005, advisory fees paid in connection with U.S. M&A transactions for financial services companies amounted to $2.5 billion or 31.4% of total U.S. M&A advisory fees, according to Dealogic. In the same period, gross fees paid in connection with U.S. IPOs and follow-on equity offerings for financial services companies amounted to $1.0 billion or 20.8% of total U.S. gross underwriting fees for such offerings.

U.S. Financial Services M&A as a Percentage of Total U.S. 2005 M&A Advisory Fees	U.S. Financial Services Equity Offerings as a Percentage of Total U.S. 2005 Equity Offerings Gross Underwriting Fees

Source: Dealogic.

  Opportunities for small and mid cap focused investment banks

        The investment banking industry has experienced substantial consolidation over the past ten years as many investment banks focused on small and mid cap companies were acquired by large commercial banks with broader platforms. We believe that the competition to serve small and mid cap companies is more limited than in other areas of the financial services industry as large investment banks often are not focused on serving these companies. This has created a significant market opportunity for us as we have, over the course of our operating history, emphasized developing extensive relationships with, and expertise in, serving small and mid cap companies in the financial services industry.

        In response to pricing pressure within their equity sales and trading units, over the past several years many large investment banks have reduced their research coverage, particularly for smaller companies, while consolidating sales and trading services, and reducing headcount of experienced sales and trading professionals, in order to focus increasingly on large cap companies. We are committed to providing investors with strong sales and trading and research coverage of small and mid cap companies, as well as larger cap companies, through our highly experienced sales and trading professionals and our research team.

Growth strategy

        We intend to grow our business by leveraging our competitive strengths and maintaining our commitment to our investment banking clients and investor customers. We believe our plans for growth will allow us to increase our revenues and to expand our role with clients as a valued partner. We intend to pursue the following strategies:

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  Grow our European business. We are continuing the disciplined build-out of our European business, based in London, by replicating our proven U.S. business model. In mid 2004, we introduced European sales, trading and research. More recently we have assembled an investment banking team and are targeting opportunities to participate in transactions for European issuers in both developed and emerging markets.

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  Expand our current asset management platform. We provide equity asset management advisory services to two hedge funds and to other advisory accounts. In April 2006, we undertook a senior management transition at KBW Asset Management to position the business to focus on growth. We plan to broaden our product offerings by selectively hiring new professionals with significant relationships and investment experience and by marketing to investors more aggressively, both internally and with partners.

  •
  Continue to expand our existing business. We will continue to expand our current platform by building new product and sector expertise, selectively hiring new professionals and offering our additional value-added services, such as increasing our securities warehouse capabilities, which help position collateral for the PreTSL pools. We approach each new business opportunity from an investment banking, sales and trading and research viewpoint with the intention of maximizing our points of contact with our clients.

Our history

        We have been focused on the financial services industry since our founding in 1962. Within our full service business model, we expanded from an initial focus on the bank and thrift sector to include other portions of the financial services industry, including insurance companies, broker-dealers, mortgage banks, asset management companies, mortgage REITs, consumer and specialty finance firms, financial processing companies and securities exchanges. We have also expanded from the United States into Europe with a European-focused team of professionals and a London office.

        Our founders created a company where employees would be owners. Since early in our history, employees were able to purchase shares. Ownership of shares was facilitated through various programs, such as regular stock sales and periodic broadly available company sponsored loan programs for employees to purchase stock. We have always been entirely owned by our employees and ownership is widespread. As of June 30, 2006, over 300 of our 430 employees were stockholders, and there is currently no single holder with more than 4.2% of our outstanding shares. We have operated without long term debt or equity investments by any outside source. Following this offering, employees will continue to own approximately 79.6% of the outstanding shares, including shares to be acquired in this offering as described under "Underwriting—Reserved Shares," but excluding the shares of restricted stock (none of which will be vested at the time of completion of this offering) that we intend to grant to certain of our employees effective as of the completion of this offering (76.4% if the underwriters' option to purchase 978,250 additional shares is exercised in full). We have a high degree of employee loyalty, low turnover, and a collective commitment to join our resources and ideas to create integrated solutions to meet client and customer needs. This partnership-like approach, and the fact that many of our employees have a substantial portion of their financial resources tied to our success, have created a strong, entrepreneurial culture.

        Our company was directly affected by the tragedies of September 11, 2001. Our headquarters in the World Trade Center were destroyed and 67 employees, nearly half of our New York staff, perished that day. Five of our nine board members, including our co-CEO and Chairman, died. The employees of several departments, including equity trading and fixed income sales and trading and research, were nearly completely lost.

        Despite these losses, the depth of experience and longevity of our employee base and their personal commitment to rebuilding our company left us with people with the knowledge and commitment to continue, renew and significantly grow our business. After September 11, 2001, we actively reconstituted and grew our company from 157 surviving employees to 430 employees as of June 30, 2006. We have been successful in attracting a significant number of high quality experienced professionals who have embraced our way of doing business. Most departments continue to be managed by people with more than 20 years of experience at KBW, supplemented by the seasoned professionals we have hired.

Our principal businesses

  Investment Banking

        Our investment banking practice provides a broad range of investment banking services to banks and thrifts, insurance companies, broker-dealers, mortgage banks, asset management companies,

mortgage REITs, consumer and specialty finance firms, financial processing companies and securities exchanges. The services we provide include:

  •
  M&A and other strategic advisory services;

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  Equity capital markets;

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  Fixed income capital markets;

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  Structured finance; and

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  Mutual thrift and insurance company conversions.

        Within the financial services industry, for more than a decade, we have been among the most active M&A advisors, a leader in equity and small cap debt financings, and an authority on mutual thrift conversions. In each of 2003, 2004 and 2005, according to SNL Financial, we were the leading M&A advisor, by number of deals, in the financial services industry, and during that period, we were also first in terms of the number of lead managed public equity deals for financial services companies.

        Our investment banking practice is based on long-term relationships developed by the department's professionals operating from offices in New York, London, Boston, Chicago, Columbus (Ohio), Hartford, Richmond (Virginia), and San Francisco. We have 72 professionals in the United States, including two department co-Heads and 21 Managing Directors, nine Principals and seven Vice Presidents. In London, the department has 15 professionals and consultants, including a London department head, three Managing Directors, four Senior Advisor consultants, who act in business sourcing capacities in selected European markets, and one Vice President.

        We strive to offer our clients a high level of attention from senior personnel and have designed our organizational structure so that our investment bankers who are responsible for securing and maintaining client relationships also actively participate in providing all related transaction execution services to those clients.

        In the United States, our investment banking professionals are located in offices positioned to identify local and regional opportunities and provide clients with locally-based services, while keeping in close touch with developments in major financial centers and leveraging product expertise largely headquartered in New York and London. Our international presence enables us to act on opportunities for financial companies on an international basis for investment and transactional purposes. Examples include our role as financial advisor in the uniquely structured sale in August 2004 of a 51% interest in long-time client Banknorth Group, Inc. for $3.79 billion to TD Bank Financial Group in Canada and our role as financial advisor to long-time client Texas Regional Bancshares in its June 2006 sale to BBVA based in Spain.

        We believe that the intensity of our focus on the financial services industry and the depth of our professionals' experience have enabled us to respond creatively and effectively when traditional solutions fall short of achieving a client's goals. For example, our co-development with FTN Financial Capital Markets, a division of First Horizon National Corporation, of PreTSLs illustrates the creativity we bring to bear on our clients' behalf. We developed PreTSLs to provide community and regional banks and thrifts with access to the market for trust preferred stock through pools of trust preferred securities. We later adopted this approach to meet capital-raising needs for insurers and REITs. We remain the market leader for these innovative products today. Since late 2000, 26 PreTSL offerings have been completed for an aggregate of $15.8 billion in proceeds on behalf of over 1,000 different issuers.

        Our investment banking business is structured to serve three segments of the financial services industry, each with professionals having expertise in that area: banks and thrifts, insurance, and diversified finance. The insurance and diversified finance groups are located in New York, while the bank and thrift group is headquartered in New York, and has employees in most of our offices.

        Our investment banking business generally provides services to small and mid cap companies, although we have increasingly provided services to large cap companies, reflecting the continuing growth of our long term clients and opportunities that have arisen as large cap companies have sought independent specialized advice. We seek to build lasting relationships with clients by providing a range of services through the many stages of their development. As these companies grow and mature, we attempt to sustain these relationships through equity and debt securities offerings, institutional sales and trading, and strategic advisory services. Many of these clients are also natural candidates for coverage by our research department. Our execution capabilities and range of service offerings enable us to continue serving these companies as they engage in more complex capital markets and strategic transactions. For example, we seek to deliver strong secondary market trading support, which we believe is a key differentiator with our investment banking clients.

        M&A and Strategic Advisory Services.    We provide a broad range of advice to our clients in relation to mergers, acquisitions and similar corporate finance matters and are positioned to be involved at each stage of these transactions, from initial structuring to final execution. When we advise companies in the potential acquisition of another company or certain assets, our services may include:

  •
  Evaluating potential acquisition targets;

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  Providing valuation analyses;

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  Evaluating and proposing financial and strategic alternatives;

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  Rendering, if appropriate, fairness opinions;

  •
  Providing advice regarding the timing, structure and pricing of a proposed acquisition; and

  •
  Assisting in negotiating and closing the acquisition.

        When we advise clients that are contemplating the sale of certain businesses, assets or their entire company, our services may include:

  •
  Evaluating and recommending financial and strategic alternatives with respect to a sale;

  •
  Advising on the appropriate sale process;

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  Providing valuation analyses;

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  Assisting in preparing an offering memorandum or other appropriate sales materials;

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  Rendering, if appropriate, fairness opinions;

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  Identifying and contacting selected qualified acquirors; and

  •
  Assisting in negotiating and closing the proposed sale.

        Our strategic advisory services also include more specialized advisory assignments, such as divestitures, hostile takeover defenses and special committee assignments. We have traditionally been one of the leading advisors in M&A for companies in the financial services industry. In 2005, we were the leading advisor by number of announced transactions (50) and the third leading advisor by announced transaction value ($42.4 billion) in the financial services industry. In 2004 we ranked first in number of announced transactions (49) and ninth in announced transaction value ($14.2 billion). For 2003 we were first in number of announced transactions (48) and ninth ($12.4 billion) in announced transaction value. However, we do not manage our investment banking business for the purpose of achieving these rankings. They are the result of the operation of our business model and the client relationships we serve. Fees for advisory services may be determined based on a flat fee, a fee based on the value of the transaction, or a fee for specified services blended with a fee based on the value of the transaction. It is common for fees to be payable upon the occurrence of certain events, such as deal announcement, rendering of fairness opinions, mailing of proxy or other deal solicitation documents and closing. It is traditional that the majority of fees are paid upon the successful completion of a transaction.

        Capital Raising Services.    Providing execution of capital raising services is important in the financial services industry. Many of our clients, such as banks, thrifts, brokerage firms and insurance companies operate under statutes or regulations that require the maintenance of certain capital levels in order to provide certain business services. Capital raising is also an important part of providing financing for the ongoing consolidation in the financial services industry. We act as underwriter and placement agent for our corporate clients in public and private offerings of equity and debt securities.

        Capital raising requires the close coordination of our investment banking practice, our equity and fixed income capital markets departments and our equity and fixed income sales and trading departments. Our equity and fixed income capital markets departments assist the investment banking department in efforts to obtain capital markets investment banking mandates and also coordinate with syndicate departments of other investment banks in obtaining underwriting and co-manager roles. By coordinating these capital raising services, we introduce companies seeking to raise capital to customers that we believe will be supportive, long-term investors.

        Since the beginning of 2003, we have been a lead or co-manager in 82 public equity offerings raising an aggregate of $23.8 billion. We are one of the leading underwriters for financial services equity capital markets transactions. The most important role in an underwriting is that of lead manager. The lead manager usually has a reputation for expertise and a strong investment banking relationship with the issuer. The lead manager role carries the greatest economic opportunities for an underwriter. We have seen our lead management assignments increase in recent years, particularly in IPOs, which have traditionally paid the highest percentage underwriting fees. We believe that our increased business in follow-on secondary offerings has increased recognition of our brand, which in turn has led to our expanded presence in IPOs. The following chart reflects our role as lead or co-manager in equity capital markets offerings for financial services companies over the last five years and for the six months ended June 30, 2006:

	2006(1)	2005	2004	2003	2002	2001
Offerings(2)	20	26	25	11	11	3
Aggregate Value of Offerings (in millions)	$6,154.3	$7,794.6	$7,513.2	$2,334.3	$862.9	$268.3
League Table Ranking	1	1	1	4	1	18

(1)
Through the six months ended June 30, 2006.

(2)
All transactions in which we acted as lead or co-manager.

Source: Dealogic.

        We believe that, while our market share of financial services industry transactions is significant, there is still an opportunity for growth in this area. The ability to provide after-market support as a market maker or significant trader of listed securities is a critical factor in receiving equity capital raising assignments. We are a leading NASDAQ market maker for the stocks of our issuers in the secondary market.

  Sales and Trading

        Equity Sales and Trading.    Our institutional equity sales team of 25 professionals serves clients out of our New York, London, Boston, Hartford, Atlanta and San Francisco offices. Unlike many of our larger, less specialized competitors, all of our sales representatives are trained in the analysis of financial services companies. Through an extensive use of sector-focused presentations and transaction-related teach-ins we have emphasized educating our sales force as we have expanded our business model to include additional sectors of the financial services industry. The result is a sales team that we believe is well-equipped to interpret and deliver the firm's award-winning research, encompassing all types of financial services securities. Our senior members have more than 15 years of market experience. In each of 2003, 2004 and 2005, our U.S. sales team was ranked first by an Institutional Investor Research Group survey of institutional investors with an interest in our sector.

        We are a member of the New York Stock Exchange and the London Stock Exchange, and have access to all major exchanges in the United States and Europe. In the United States, we have eight traders and 24 sales traders. We also have two traders who focus exclusively on proprietary trading. Our U.S. equity trading team makes markets in over 500 Nasdaq financial services stocks and consistently ranks among the top traders of financial services securities. For the twelve months ended June 30, 2006 we were one of the top three market makers in 52% of the stocks in the NASDAQ 100 Financial Index. We are the largest trader of bank stocks with a market capitalization below $5 billion. During this same twelve month period, we traded 11.1% of small cap bank stocks, with a trade volume in excess of 297 million shares. In overall reported trading volume in the NASDAQ 100 Financial Index companies during this period, we ranked seventh, with a market share of 5.7% or 619 million shares.

        We maintain relationships with many of the world's largest institutional investors. During the six months ended June 30, 2006, we received equity commissions from approximately 775 institutional accounts in the United States. For this period, in the United States, our top 25 accounts provided approximately 21% of our commission revenue and our top 50 accounts provided approximately 34% of our commission revenue. Since commencing European equity sales in June 2004, our European operations have developed 240 active customer relationships with institutional money managers who trade European securities and, during 2006, have been adding on average five to six new relationships a month.

        Our commissions have continued to grow, even though industry statistics have shown a general decrease in commissions. We believe this reflects customers' willingness to pay for our specialized services, including value-added, industry and sector-specific trading expertise, research and access to capital markets transactions.

        Our equity sales group provides institutional customers with significant access to company managements and our research analysts. This is accomplished through our many industry focused conferences, roadshow access for capital markets transactions, and a combination of issuer management marketing days, including marketing trips, group meetings and field trips, combined with analyst marketing trips and "Best Ideas" presentations and our annual "Bruyette Dinners." During 2005 there were, in total, over 700 different marketing meetings and events conducted by our equity sales group.

        Our equity capital markets team works with our investment banking department to assist in all phases of the origination and execution of capital raising transactions. Our capital markets activity directly leads to related sales and trading activity in the secondary market. We support transactions that we manage with secondary market trading. We seek to be a leading NASDAQ market maker or trader in listed equity securities in the secondary market for capital markets transactions where we are the lead manager.

        We are an active participant in corporate repurchase programs for small, mid and large cap companies. We have also been willing to commit our capital to participate in "bought" deals, which we believe is indicative of our commitment throughout our businesses to providing solutions for clients' financing needs.

        Fixed Income Sales and Trading.    Our fixed income group conducts sales and trading operations in New York City with sales branches in Atlanta, Boston, Chicago, Hartford, Red Bank (New Jersey),

and San Francisco. We trade and underwrite a wide range of fixed income securities, including mortgage-backed securities, U.S. Treasury and Federal Agency securities, and a wide array of corporate bonds, including those issued by banks, insurance companies, mortgage REITs, and finance companies, including Trust Preferred Securities and PreTSLs and similar securities issued by competitors.

        Our fixed income syndicate team works with the firm's investment banking department to provide financing for M&A activity, balance sheet restructuring and capital raising. We support these deals with secondary trading enhanced by the firm's highly regarded research capabilities. We are an industry leader in debt and hybrid offerings for banks and insurance companies, especially BBB and lower rated companies. We believe that our focused expertise, broad-based distribution across a wide range of investor types, and ability to educate investors and support our sponsored transactions with secondary trading translate into better execution for our clients.

        Our financial strategies and loan portfolio sales groups provide valuations and disposition strategies for the full range of securities and loans, including those loans which are sub-performing, non-performing and charged-off. We have four professionals working in this group, providing a variety of customers with a mix of capital markets and sales and trading services.

  Research

        Our research covers both bank and non-bank financial services companies such as specialty finance, insurance and securities firms. We believe that industry specialization, developed through careful analysis and original investigation, is crucial to meeting the demands of our clients for sophisticated and informed investment and strategic advice. Our approach is to serve our clients through an in-depth understanding of the financial services industry and its various segments. Our research group follows nearly all of the financial services industry companies (other than operating REITs) in the S&P 500 and Dow Jones STOXX 600 Index, as well as hundreds of other U.S. and European financial services companies on a daily basis. Our research provides the foundation for five widely followed industry indices: the KBW Bank Index (BKX), the Keefe Regional Bank Index (KRX), the KBW Insurance Index (KIX), the KBW Capital Markets Index (KSX), and the Keefe Mortgage Finance Index (KMX). The indices are also used in widely traded Exchange Traded Funds and exchange traded options under licenses from us.

        In recent years many competitors have chosen to significantly reduce their U.S. research efforts and output. We believe this reflects the changing regulatory environment for research and a change in the business model of many of these competitors. In contrast to this trend we have significantly increased our research coverage. Since the beginning of 2002, we have increased the number of stocks we cover by 32%, while in the same period of time, the average number of stocks covered by the top-ten largest brokerage firms decreased by 29%. We believe that our effort is rewarded in enhancing our reputation and the value of our market franchise and in attracting increased commissions to our sales and trading efforts from customers seeking specialized research.

        The depth and breadth of our global research provides us with an expansive view of the issues facing the entire financial services industry. The quality of our work is regularly cited by independent research firms and financial publications as among the industry's best. In May 2006, five of our analysts were named in the Wall Street Journal's "Best on the Street 2006 Analysts Survey." In the December 2005 "Best of the Boutiques" survey by Institutional Investor we earned top rankings in five of the seven categories of our research coverage. These included Large Cap Banks, Mid Cap Banks, Brokers and Asset Managers, Mortgage Finance and Specialty Finance. We received an honorable mention in the other two categories: Life Insurance and Non-life Insurance.

        Our U.S. based research analysts covered the equity securities of 352 companies in the United States as of June 30, 2006. In the United States, we have 27 publishing senior analysts who cover an average of 13 companies each. One of our publishing analysts is also a nationally recognized strategic analyst for bank strategies and regularly speaks at industry seminars and events. In addition, we have an analyst who provides quantitative research modeling and an analyst who follows legislative and political developments. There are two additional analysts who provide credit research for the fixed income portion of our business. Our U.S. equity coverage as of June 30, 2006 is summarized in the following table:

Sector	Number of Companies
Large Cap Banks and Thrifts	35
Mid Cap Banks and Thrifts	36
Small Cap Banks and Thrifts	140

Total	211

Asset Managers	10
Broker-Dealers	25
Property Casualty Insurance	36
Life Insurance	24
Insurance Other	15
Processing/Business Information	10
Mortgage REITs	9
Specialty Finance	12

Total	141

Total Companies under coverage	352

        Our U.S. research team covers all segments of market capitalization across the financial services industry. The median market capitalization of companies covered in the United States is $1.5 billion. The following table reflects this breakdown as of June 30, 2006, which we believe supports our traditional small and mid cap market emphasis, while serving the needs of investor clients for research on larger cap institutions.

Coverage by Market Capitalization	Up to $1.5 Billion	$1.5 to $5 Billion	$5 Billion and up	Total
Depository Financial Services Companies(1)	138	39	34	211
Insurance Companies	19	27	29	75
Diversified Financial Services Companies(2)	16	28	22	66

Total	173	94	85	352

(1)
Depository Financial Services Companies include banks and thrifts.

(2)
Diversified Financial Services Companies include broker-dealers, mortgage banks, asset management companies, mortgage REITs, consumer and specialty finance firms, financial processing companies and securities exchanges.

        Our European research team covers 137 companies in diverse portions of the financial services sector in various countries in Europe. On our European team, there are 13 publishing senior analysts who cover an average of 11 companies each. The group covers 71 banks, including 68 commercial banks and three investment banks; 46 insurance companies, including 32 European insurers, six reinsurance companies and eight integrated Lloyd's of London market vehicles. The group also covers diversified financial companies including consumer finance companies, securities exchanges, private banks and asset managers.

        Both our U.S. and European research teams produce a significant amount of analytical material, including daily notes, email and printed company reports, industry compilations, quarterly and annual outlooks and summary results and strategic "think" pieces. In 2005, the U.S. research group produced 4,200 separate pieces of research, and the London group produced more than 1,000 separate pieces of research. The research department supports our extensive sales and trading efforts by organizing and participating in an extensive client contact program, that includes sub-sector conferences, client-company marketing trips and direct access to analysts by investors.

        Our numerous industry conferences put companies and investors together and provide valuable one-on-one contact with potential clients and customers who can observe the full strength of our investment banking, sales and trading and research capabilities in one forum. We believe that our annual community banking, insurance, and regional bank conferences are among the leading conferences in the financial services industry.

  Asset Management

        KBW Asset Management, founded in 1995, is a registered investment adviser focused on investments in the securities of financial services companies. Currently, we are the advisor to two hedge funds, the KBW Financial Services Fund, L.P. and the KBW Small Cap Financial Services Fund, L.P. We also manage a discretionary customer account and serve as a sub-advisor for a fund managed by an unaffiliated third party. As of June 30, 2006, excluding funds in the third party fund for which we act as sub-advisor, KBW Asset Management had approximately $166 million in assets under management.

        In April 2006, we undertook a senior management transition at KBW Asset Management to position the business to focus on broadening our product offerings, marketing to investors more aggressively, both internally and with partners, and selectively hiring new professionals with significant relationships and investment experience. We recently hired two experienced investment professionals to join the current portfolio manager and offer funds with a broader focus. Our current schedule provides for a roll out of expanded offerings and services in late 2006 or early 2007.

Competition

        All areas of our business are subject to a high level of competition. Our competitors are other investment banks, brokerage firms, merchant banks and financial advisory firms. Our focus on the financial services industry also subjects us to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to the financial services industry.

        The principal competitive factors influencing our business include the ability of our professionals, industry expertise, client relationships, business reputation, market focus and product capabilities and quality and price of our products and services.

        We face a high level of competition in recruiting and retaining experienced and qualified professionals. The success of our business and our ability to continue to compete effectively will depend significantly upon our continued ability to retain and incentivize our existing professionals and attract new professionals.

        Many of our competitors have substantially greater capital and resources than we do and offer a broader range of financial products and services. The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the securities and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory businesses and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the investment banking market.

        We have experienced intense price competition in some of our businesses, in particular discounts in trading commissions. A particular source of this pricing pressure has been Internet-based and other alternative trading platforms, the expansion of which has led to a reduction of trading commissions. We believe that this trend toward alternative trading systems will continue. In addition, the trend, particularly in the equity underwriting business, toward multiple book runners and co-managers has increased the competitive pressure in the investment banking industry, and may lead to lower average transaction fees. We may experience competitive pressures in these and other areas in the future as some of our competitors seek to increase market share by reducing prices.

        As we seek to expand our asset management business, we face competition in the pursuit of investors for our investment funds, in the identification and completion of investments in attractive portfolio companies and in the recruitment and retention of asset management professionals.

Regulation

        Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. Keefe, Bruyette & Woods, Inc., our wholly-owned subsidiary, is registered as a broker-dealer with the SEC, the NYSE and the NASD and in all 50 states, the District of Columbia and Puerto Rico. Accordingly, Keefe is subject to regulation and oversight by the SEC, the NYSE and the NASD, self-regulatory organizations which are themselves subject to oversight by the SEC and which adopt and enforce rules governing the conduct, and examine the activities, of their member firms. State securities regulators also have regulatory or oversight authority over Keefe. As an exchange member, Keefe is subject to regulation by the NYSE. Keefe, Bruyette & Woods Limited, our U.K. broker-dealer subsidiary, is authorized and regulated by the U.K. Financial Services Authority. Our business may also be subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we operate.

        Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of various self-regulatory organizations, Keefe is subject to the SEC's uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer's assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the New York Stock Exchange for certain withdrawals of capital.

There are also capital rules of the Financial Services Authority that apply to Keefe, Bruyette & Woods Limited.

        The research areas of investment banks have been, and remain, the subject of increased regulatory scrutiny. Between 2002 and 2005, the NYSE and the NASD adopted a series of rules that impose heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. In April 2003, the SEC, state law enforcement authorities, the NYSE and the NASD announced the settlement of enforcement actions against ten (subsequently twelve) major investment banking firms. The settlement included an agreement by the firms to implement structural changes to promote analyst independence, including restrictions on communications between research and investment banking. Our broker-dealer subsidiary is not a party to the global settlement but generally complies with certain of its terms. The SEC and the NASD have proposed amendments to their rules that would affect the manner in which securities are allocated in registered public offerings. We cannot fully predict the practical effect that such restrictions or measures will have on our business, and the SEC, the NYSE and the NASD may adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

        The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The USA PATRIOT Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including requirements to maintain an anti-money laundering compliance program that includes written policies and procedures, designated compliance officer(s), appropriate training and independent review of the program, standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the USA PATRIOT Act of 2001 seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions, including ourselves, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

        Certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

        Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of our operation and profitability.

        U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, we have been subject to investigations and proceedings. We have not had any significant sanctions imposed for infractions of various regulations relating to our activities.

Legal Proceedings and Regulatory Matters

        We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under federal securities and other laws in connection with securities offerings and other transactions, as well as advice and opinions we provide concerning strategic transactions. In addition, like most financial institutions, we are often the subject of claims made by current and former employees arising out of their employment or termination of employment with us. These claims often relate to dissatisfaction with an employee's bonus or separation payment, or involve allegations that the employee was the subject of some form of discrimination or other unlawful employment practice.

        As part of our general internal compliance policies and procedures, we from time to time engage counsel to conduct reviews and investigations. In this context, we have recently engaged outside counsel to conduct an independent investigation of facts and law relating to allegations by a former employee of another company relating to, among other possible matters, alleged improper conduct concerning a specified securities offering in which we did not ultimately participate. While this investigation remains in its preliminary stages, we do not believe that any improper conduct occurred in connection with these matters on the part of our company.

        We are involved in a number of judicial and regulatory matters arising in connection with our business including those described below. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, we cannot predict with certainty the loss or range of loss, if any, related to such matters, how such matters will be resolved, when they will ultimately be resolved, or what the eventual settlement, fine, penalty or other relief, if any, might be. Pursuant to SFAS No. 5, "Accounting for Contingencies," we review the need for any loss contingency reserves, and we have established reserves that we believe are adequate where, in the opinion of management, the likelihood of liability is probable and the extent of such liability is reasonably estimatable.

        We describe below our significant pending legal proceedings and regulatory inquiries:

  Direct General Litigation

        Keefe is one of several named defendants in a putative class action, Jeffrey H. Winokur v. Direct General, et al., filed by plaintiffs seeking to recover for losses allegedly caused by misrepresentations and omissions in connection with the August 2003 initial public offering of Direct General Corporation and in connection with a follow-on offering in March 2004. Direct General Corporation is a property casualty insurance company specializing in automobile insurance. The aggregate gross proceeds from these offerings were approximately $300 million. Keefe was the lead underwriter of both the IPO and the follow-on offering. Keefe had a participation of 42.1% in the IPO and 53.0% in the follow on offering. Plaintiffs allege Direct General securities lost more than 31% of their value following the announcement in January 2005 of the impact on reserves of legislation adopted in Florida which resulted in additions to insurance loss reserves at Direct General. Plaintiffs assert claims against Keefe and the other underwriters, among others, under the federal securities laws. Plaintiffs seek unspecified damages, as well as fees, costs and pre-judgment interest. The suit is pending in the United States District Court for the Middle District of Tennessee. We believe that Keefe has valid defenses to these claims and Keefe intends to vigorously defend the action. Liabilities and costs associated with these claims may be covered by Direct General under the indemnification and contribution provisions of the related underwriting agreements. However, as of this date, Direct General has not agreed with this position and has not reimbursed the underwriters for expenses incurred.

  Regulatory Inquiries and Investigations

        We are involved, from time to time, in reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding our business, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. The number of these reviews, investigations and proceedings has increased in recent years for many firms in the financial services industry, including our company. The most significant regulatory matters are as follows:

        We have provided various data and information to the NASD in response to its request for information as part of what we believe to be an industry-wide "sweep" relating to conflicts in connection with the issuance of fairness opinions in financial transactions. The NASD has proposed several versions of Rule 2290, which would provide for specific procedures and content in connection with certain fairness opinions which may be "provided, or described or otherwise referenced to public shareholders." We have provided extensive amounts of information to the NASD and in the course of preparing and providing such information we did not find any activities which we believe represented an undisclosed potential conflict of interest or which would constitute a violation of any existing or proposed rules of the NASD. At the time that any new rules are adopted relating to fairness opinions, we will amend our policies and procedures and conduct appropriate education seminars for purposes of compliance with such rules. This investigation has been ongoing since 2004 and we have not been informed that the NASD or any other regulatory agency has determined that we have engaged in any misconduct. We are unable to predict the outcome of this investigation.

        In late 2004, early 2005 and recently in 2006, we received requests for information from the NYSE as part of an industry-wide "sweep" relating to prospectus delivery procedures for new issues, mutual funds (including, specifically, exchange traded funds) and other securities. We have provided responses to those requests and will continue to cooperate fully in responding to any additional NYSE inquiries. We are unable, however, to predict the outcome of this inquiry.

Employees

        As of June 30, 2006, we employed 430 people. None of our employees is represented by collective bargaining agreements. We have not experienced any work stoppages and believe our relationship with our employees to be satisfactory.

Properties

        Our offices, are located in New York City, Atlanta, Boston, Chicago, Columbus (Ohio), Hartford, Red Bank (New Jersey), Richmond (Virginia), San Francisco, and London. Our headquarters are located at 787 Seventh Avenue New York, New York, and comprise approximately 120,573 square feet of leased space, pursuant to a lease agreement, expiring in 2016. All of the other offices are in leased space or we have entered into new leases for space, which we currently believe to be adequate for our needs.

        Some of our leases contain options to extend the term of the lease or lease additional space. We believe that all of our properties and facilities are well maintained. We do not anticipate a need for additional office space in the near term.

MANAGEMENT

Board of Directors and Executive Officers

        Set forth below is information concerning the members of our board of directors and our executive officers immediately following the completion of this offering. We expect to appoint additional directors over time who are not our employees or otherwise affiliated with our management.

Name	Age	Position
John G. Duffy	57	Director, Chairman and Chief Executive Officer
Andrew M. Senchak	59	Director, Vice Chairman, President and Co-Head of Investment Banking
Thomas B. Michaud	42	Director, Vice Chairman, Chief Operating Officer, President of Keefe, Bruyette & Woods, Inc.
Daniel M. Healy	64	Director
E. Craig Coats	59	Head of Fixed Income
Robert Giambrone	52	Chief Financial and Administrative Officer
John N. Howard	52	Head of Research
Vasco Moreno	36	Head of European Research, Co-Chief Executive Officer and Director of Keefe, Bruyette & Woods Limited
Robert G. Planer, Jr.	53	Head of Equity Sales
James B. Penny	44	Executive Vice President
Peter E. Roth	47	Chief Executive Officer of KBW Asset Management, Inc.
Peter J. Wirth	49	Co-Head of Investment Banking
Mitchell B. Kleinman	52	General Counsel
Richard Wynne-Griffith	46	Co-Chief Executive Officer and Director of Keefe, Bruyette & Woods Limited

        Executive officers are appointed by and serve at the discretion of our board of directors. A brief biography of each director and executive officer follows.

John G. Duffy    Chairman of the Board of Directors and Chief Executive Officer

Mr. Duffy has been Chairman of our Board of Directors since August 1, 2005, and has been a director of Keefe, Bruyette & Woods, Inc. since 1990. He joined us in 1978 as manager of our Bank Watch Department evaluating credit ratings for financial institutions nationwide. He was named Co-CEO and President of Keefe, Bruyette & Woods, Inc. in 1999 and Chairman and CEO in 2001. Prior to that Mr. Duffy was Executive Vice President in charge of Keefe, Bruyette & Woods, Inc.'s Corporate Finance Department. He is a graduate of the City College of New York. Mr. Duffy serves on the Board of Trustees of the Michael Smurfit Graduate School of Business, University College in Dublin, Ireland, as well as St. Michael's College in Colchester, Vermont, and The Ursuline School in New Rochelle, New York. He is also Chairman of the Investment Committee of the Cardinal and Gold Fund of Cardinal Hayes High School in Bronx, New York and a Director of the American Ireland Fund.

Andrew M. Senchak    Director, Vice Chairman, President and Co-Head of Investment Banking

Mr. Senchak has been a director of KBW, Inc. since August 1, 2005, and has been with our Investment Banking Department since 1985. In 1997 he became head of our Investment Banking Department, and was elected Vice Chairman of Keefe, Bruyette & Woods, Inc. in 1999 and President in 2001. Prior to joining the firm Mr. Senchak taught Economics at Rutgers University and spent two and a half years in Brazil with the Peace Corps. He received a B.A. in Liberal Arts from Lafayette College and earned a Ph.D. in Economics from Columbia University. Mr. Senchak is a member of the Board of Trustees of Newark Academy in Livingston, N.J. Mr. Senchak has been a director of Keefe, Bruyette & Woods, Inc. since 1997.

Thomas B. Michaud    Director, Vice Chairman, Chief Operating Officer and President of Keefe, Bruyette & Woods, Inc.

Mr. Michaud has been a director of KBW, Inc. since August 1, 2005. Mr. Michaud oversees our sales and trading business including equities and fixed income. He began his career with us in 1986 as a member of the Bank Watch Department, transferred to the Research Department, and then joined Equity Sales in 1988. He was named a director of Keefe, Bruyette & Woods, Inc. in 1999, and Vice Chairman and Chief Operating Officer in 2001. Mr. Michaud is a graduate of Middlebury College and earned an M.B.A. from the Stern School of Business at New York University. From 1994 until 2001 Mr. Michaud was an elected member of the Representative Town Meeting of the Town of Greenwich, Connecticut. The Representative Town Meeting is the legislative body for the Town of Greenwich. He also serves on the Board of Directors of the Greenwich Chapter of the American Red Cross.

Daniel M. Healy    Director

Mr. Healy will serve as a director of KBW, Inc. effective upon the completion of this offering. Mr. Healy is the Executive Vice President and Chief Financial Officer of North Fork Bancorporation, Inc., in which capacity he has served since 1992. Mr. Healy has also been a member of the Board of Directors of North Fork Bancorporation, Inc. since 2000.

E. Craig Coats, Jr.    Head of Fixed Income

Mr. Coats joined us in 2002 as Senior Vice President and Co-Head of Fixed Income. He was elected Executive Vice President and a member of the Board of Directors of Keefe, Bruyette & Woods, Inc. in 2003. Prior to joining us, Mr. Coats was with Bengal Partners, a financial analysis and investment strategy firm serving institutional clients that he co-founded in 1997. In addition, he has served as Chairman and Executive Committee member of the Government and Federal Agency Division of the Public Securities Association and is a past member of the U.S. Treasury Advisory Committee. He holds a B.S. in Economics from Alfred University.

Robert Giambrone    Chief Financial and Administrative Officer

Mr. Giambrone has served as our Chief Financial and Administrative Officer since August 1, 2005, and has been a director of KBW, Inc. since April 2006. Mr. Giambrone has been Executive Vice President and the Chief Financial and Administrative Officer of Keefe, Bruyette & Woods, Inc. since June 2002. Prior to joining KBW, Mr. Giambrone was an Executive Director of the Asset Management Division of Morgan Stanley from 1995 to 2002. He held several positions at KPMG from 1976 through 1995, including partner from 1987 to 1995. Mr. Giambrone is a Certified Public Accountant in New York State and a member of the New York State Society of CPAs and the American Institute of CPAs. He graduated with a B.B.A. from Iona College.

John N. Howard, Jr.    Head of Research

Mr. Howard oversees the Research operations of the firm as Director of Global Research and assumed this position in 2003. He graduated from Dartmouth College in 1976 with a B.A. in Economics. After graduating with an M.B.A. in Finance from The University of Connecticut, Mr. Howard joined Keefe, Bruyette & Woods, Inc. in 1982. Until 2003, his responsibilities centered primarily in the Equity Sales area covering institutional investors. He is branch manager of the Hartford Office. Mr. Howard became a director of Keefe, Bruyette & Woods, Inc. in 2001 and Executive Vice President in 2002.

Vasco Moreno    Head of European Research, Co-Chief Executive Officer and Director of Keefe, Bruyette & Woods Limited

Mr. Moreno is the Co-Chief Executive Officer and the Director of European Research of Keefe, Bruyette, & Woods Limited. He joined us in July 2004 from Fox-Pitt, Kelton, where he was Head of European Banks Research responsible for Pan-European Banks Strategy, European Investment

Banking Strategy. Prior to joining Fox-Pitt, Kelton, he was Head of Southern European Banking Research at Santander Investment Securities. Mr. Moreno started his career as an equity research analyst with Kidder Peabody, before moving to Dillon Read. He graduated from New York University Stern School of Business with a degree in Finance.

James B. Penny    Executive Vice President

Mr. Penny joined us in 1987. He is a member of the Fixed Income Department primarily responsible for coverage of corporate bond clients in the Western region of the United States and has held various management positions in that department. Mr. Penny is also branch manager of the San Francisco Sales, Trading and Research office. He was named Executive Vice President in 2002 and a member of the Board of Keefe, Bruyette & Woods, Inc. in 2003. Prior to joining us, Mr. Penny was a commercial lending officer at Bank of America in the San Francisco Bay Area. He received his B.A. in Economics from the University of California at Berkeley in 1983.

Robert G. Planer, Jr.    Head of Equity Sales

Mr. Planer has spent over twenty years in our Equity Sales Department serving in several management positions. He is a graduate of Colgate University and earned an M.B.A. from Fordham University. He is a Chartered Financial Analyst and a member of the New York Society of Security Analysts. In 2002 he was elected Executive Vice President and Associate Director of Equity Sales and became Head of Equity Sales in 2004. Mr. Planer has been a member of the Board of Directors of Keefe, Bruyette & Woods, Inc. since 2003.

Peter E. Roth    Chief Executive Officer of KBW Asset Management, Inc.

Mr. Roth has recently been appointed as the Chief Executive Officer of KBW Asset Management, Inc. Prior to commencing this role, since joining us in July 2003, Mr. Roth was in charge of our insurance investment banking activities. Prior to joining us, Mr. Roth was the head of investment banking at Fox-Pitt, Kelton for 13 years and was a member of that firm's senior management team. Mr. Roth was graduated with a B.A. in American Civilization from the University of Pennsylvania in 1981 and obtained his M.B.A. from The Wharton School of the University of Pennsylvania in 1985.

Peter J. Wirth    Co-Head of Investment Banking

Mr. Wirth has been with our Investment Banking Department since he joined us in 1982. He began his career in our New York office and moved to San Francisco in 1987 to initiate our investment banking relationships in California. In 1991, Mr. Wirth returned to New York to work on our recapitalization services while maintaining California client coverage. He has held several management positions in the Investment Banking Department. In 2002 he was elected Executive Vice President and Associate Director of Investment Banking, and in 2003 a member of the Board of Directors of Keefe, Bruyette & Woods, Inc. Mr. Wirth received an A.B. from Stanford University in 1978 and an M.B.A. from Harvard Business School in 1982.

Mitchell B. Kleinman    General Counsel

Mr. Kleinman has served as our General Counsel since August 1, 2005. Mr. Kleinman has served as General Counsel to Keefe, Bruyette & Woods, Inc. since 1998. Prior to joining our company, Mr. Kleinman was a partner at the law firm of Brown & Wood LLP where he practiced corporate and securities law. Mr. Kleinman received a B.A. from the University of Pennsylvania and a J.D. from New York University School of Law.

Richard Wynne-Griffith    Co-Chief Executive Officer and Director of Keefe, Bruyette & Woods Limited

Mr. Wynne-Griffith is Co-Chief Executive Officer and Director of Keefe, Bruyette & Woods Limited. He joined us in 2004 from Fox-Pitt, Kelton, where he was Head of Equity Sales. Prior to this, he worked in the Equity Sales department of BZW from 1990 to 1992 and Conning & Co from 1986 to 1990. Mr. Wynne-Griffith qualified as a chartered accountant in 1984 having started his career at the accountancy firm Morris & Co. He also worked at Peat Marwick International, now part of KPMG.

        There are no family relationships among any of our directors and executive officers. Other than as described below under "—Employment Agreements," there are no contractual obligations regarding election of our executive officers or directors.

Operating Committee

        Our board intends to establish an Operating Committee, comprised of the department heads of the following departments: Research, Equity Sales, Equity Trading, Fixed Income Sales and Trading, Investment Banking, Finance/Accounting, Administration and Legal/Compliance as well as the President of KBW Asset Management. From time to time in the future, our board may designate additional departments or subsidiaries to be represented on the Operating Committee. The purposes of the Operating Committee include assisting our board and our Chairman and Chief Executive Officer in strategic planning and identifying issues of importance to multiple departments or areas.

Board Composition

        Prior to the completion of this offering, all of our directors were employees of our company and we had no independent directors. Prior to the effectiveness of the registration statement of which this prospectus forms a part, all of our non-independent directors other than Messrs. Duffy, Senchak and Michaud will resign. Our board of directors has elected Daniel M. Healy to serve as a director effective upon completion of this offering. Our board of directors has determined that Daniel M. Healy is an independent director as defined by the NYSE and SEC rules. Therefore, upon completion of this offering, we will have a board of directors that will be compliant with the independence criteria for boards of directors during the transition periods provided to newly public companies under the applicable rules of the NYSE and the SEC. Following this offering, we will appoint additional directors so that a majority of the directors will meet the independence standards established by the applicable rules of the SEC and the NYSE at or before the date required under those rules. We are still in the process of interviewing candidates for additional independent director positions of our board of directors. We will continue to evaluate our compliance with the applicable NYSE and SEC rules and the director independence transition periods provided for therein.

        Prior to the effectiveness of the registration statement of which this prospectus forms a part, our certificate of incorporation will be amended to divide our Board of Directors into three classes with staggered terms, which means that the directors in one of these classes will be elected each year for a new three-year term. Thomas B. Michaud will serve in the class of directors whose term will expire in 2007, Andrew M. Senchak will serve in the class of directors whose term will expire in 2008 and John G. Duffy and Daniel M. Healy will serve in the class of directors whose term will expire in 2009. It is anticipated that our board of directors will meet at least quarterly.

Director Compensation

        We intend to reimburse customary expenses for attending board, committee and stockholder meetings. We do not intend to pay directors who are also our employees any additional compensation for serving as a director. All compensation of our non-employee directors will be established by our board of directors following this offering. However, we do not intend to offer retirement benefits to non-employee directors.

Board Committees

        Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Upon completion of this offering, our board of directors will have an Audit Committee, a Compensation Committee, a Corporate Governance and Nominations Committee

and an Executive Committee and may from time to time establish other committees to facilitate the management of our business.

  Audit Committee

        Daniel M. Healy will serve as the independent director on our Audit Committee immediately following the completion of this offering. We intend to appoint additional independent directors to our Audit Committee in compliance with the applicable rules of the SEC and the NYSE, and our Audit Committee will include an audit committee financial expert within the meaning of the rules of the SEC. The Audit Committee will be responsible for reviewing and reporting to the board of directors on the internal accounting and financial controls for us and on the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee will also be responsible for the engagement and oversight of independent auditors, the scope of the audit to be undertaken by such auditors and the pre-approval of any audit and permitted non-audit services provided by such auditors.

  Compensation Committee

        Daniel M. Healy will serve as the independent director on our Compensation Committee immediately following the completion of this offering. We intend to appoint additional independent directors to our Compensation Committee thereafter in compliance with the applicable rules of the NYSE. The Compensation Committee will be responsible for reviewing and, as it deems appropriate, recommending to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees, including the determination in its discretion of the amount of annual bonuses, if any, for our partners and other professionals, and the establishment and administration of employee benefit plans. The Compensation Committee will exercise all authority under our employee equity incentive plans and will advise and consult with our officers as may be requested regarding managerial personnel policies.

  Corporate Governance and Nominations Committee

        Daniel M. Healy will serve as the independent director on our Corporate Governance and Nominations Committee immediately following the completion of this offering. We intend to appoint additional independent directors to our Corporate Governance and Nominations Committee thereafter in compliance with the applicable rules of the NYSE. The Corporate Governance and Nominations Committee will be responsible for identifying and recommending nominees to our board of directors and overseeing compliance with our corporate governance guidelines.

  Executive Committee

        The Executive Committee will be comprised of Messrs. Duffy, Senchak and Michaud. The Executive Committee will exercise the authority of our board between meetings of the full board (other than such authority as is reserved to the Audit Committee, the Compensation Committee, the Corporate Governance and Nominations Committee or the full board).

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. The Compensation Committee will review and approve the compensation and benefits for our executive officers, administer our employee benefit plans and make recommendations to our board of directors regarding such matters. Prior to this offering, we have had no compensation committee and the compensation of our executive officers has been determined by our board of directors.

Executive Compensation

        The information set forth below describes the components of the total compensation of the Chief Executive Officer and our four other most highly compensated executive officers, based on 2005 salary and annual bonuses (the "named executive officers"). The principal components of these individuals' current cash compensation are the annual base salary and annual bonus included in the Summary Compensation Table. The following table sets forth the compensation earned by the named executive officers for the year ended December 31, 2005.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	All Other Compensation ($)
John G. Duffy Chairman and Chief Executive Officer	2005	325,000	2,604,603		(1)	25,200	(2)
Andrew M. Senchak Vice Chairman and President	2005	325,000	3,004,158		(1)	25,200	(2)
Thomas B. Michaud Vice Chairman and Chief Operating Officer	2005	325,000	2,728,377	(3)	(1)	25,200	(2)
Peter J. Wirth Executive Vice President and Co-Head of Investment Banking	2005	250,000	1,609,884		(1)	25,200	(2)
John N. Howard, Jr. Executive Vice President and Head of Research	2005	250,000	1,509,158		(1)	25,200	(2)

(1)
Amount does not exceed $50,000.

(2)
Amount represents a contribution by KBW on behalf of the named executive officer into KBW's profit sharing retirement plan.

(3)
Includes $37,500 paid with respect to restricted stock units held by Mr. Michaud representing dividends paid on the common stock underlying such units.

Employment Agreements

        Prior to the completion of the offering, we will enter into employment agreements with each of John G. Duffy, Andrew M. Senchak and Thomas B. Michaud (the "executives"). Each employment agreement will be for a term of three years, commencing upon the completion of this offering and ending on the third anniversary thereof. During the term of the employment agreements, Mr. Duffy will serve as our Chairman and Chief Executive Officer, Mr. Senchak will serve as our Vice Chairman and President and Mr. Michaud will serve as our Vice Chairman and Chief Operating Officer. In addition, each of the agreements provides that we will cause the executive to be nominated for election and re-election as a member of the board of directors of the Company during the term of the agreement. Pursuant to the agreements, each of Messrs. Duffy, Senchak and Michaud initially will receive an annual base salary at least equal to their annual base salary as of the date hereof, which is $325,000 for each executive. The employment agreements provide that each executive will be eligible to receive an annual bonus under the terms of our annual bonus plan and other benefits to the same extent as provided generally to similarly situated executives of our company. If during the term of the employment agreement the executive's employment is terminated other than for "cause" (as defined in the employment agreements), death or "disability" (as defined in the employment agreements), or the executive terminates employment for "good reason" (as defined in the employment agreements), the executive will be entitled to a lump-sum cash payment equal to the sum of: (i) any unpaid base salary and accrued vacation pay; (ii) a pro rata annual bonus, based on the highest annual bonus earned in the three years prior to the date of termination (the "highest annual bonus"); and (iii) three times the sum of (a) the executive's base salary, (b) the executive's highest annual bonus and (c) the amount equal to our contribution to the profit sharing retirement plan with respect to the executive for the year prior to the date of termination. Upon any such termination, the executive and his family will be entitled to receive welfare benefit coverage at our expense for up to three years. Each employment agreement contains restrictive covenants, which prohibit the executive from disclosing confidential information obtained while employed by us and from competing with us and soliciting our employees and customers during the term and for the two-year period thereafter. Each agreement also provides that the executive is entitled to a "gross-up" payment to make the executive whole for any federal excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 on change in control severance payments or benefits received by the executive, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the tax, in which case the payments and benefits will be reduced to such maximum amount.

        In addition to the employment agreements described above, we currently anticipate that following the completion of this offering we will enter into change in control agreements with a number of our senior executive officers. These change in control agreements would require us or our successor to provide to the applicable executive customary change in control severance benefits, if, during a specified period following a change in control of our company (or prior to, and in connection with, a change in control of our company), we or our successor terminate the executive's employment without cause or the executive terminates his or her employment for good reason. We believe these agreements will reinforce and encourage the attention and dedication of our executives if they are faced with the possibility of a change in control of our company that could affect their employment.

The Equity Incentive Plan

        The following is a description of the material terms of the equity incentive plan, which we plan to adopt prior to the completion of the offering (we refer to the equity incentive plan in this section as the "plan"). You should, however, refer to the exhibits that are a part of the registration statement for a copy of the plan. See "Where You Can Find More Information."

  Purpose

        The purposes of the plan are to attract, retain and motivate key employees and directors of, and consultants and advisors to, KBW and to align the interests of key employees, directors, consultants and advisors with those of stockholders through equity-based compensation and enhanced opportunities for ownership of shares of our common stock.

  Administration

        The plan will be administered by our Compensation Committee or such other committee of our board of directors as our board of directors may from time to time establish. The committee administering the plan will be referred to in this description as the "committee." Among other things, the committee will have the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award, and to determine the terms and conditions of any such awards. All determinations by the committee or its designee under the plan will be final, binding and conclusive.

  Eligibility

        Persons who serve or agree to serve as our officers, employees, directors, consultants or advisors who are responsible for, or contribute to, our management, growth and profitability are eligible to be granted awards under the plan. Holders of equity-based awards issued by a company acquired by us or with which we combine will be eligible to receive substitute awards under the plan.

  Shares Available

        Subject to adjustment, the plan authorizes the issuance of up to 6,150,000 shares of common stock pursuant to the grant or exercise of stock options, stock appreciation rights ("SARs"), restricted stock, stock units and other equity-based awards. If any award is forfeited or if any stock option or SAR terminates without being exercised, or if any SAR is exercised for cash, shares of common stock subject to such awards will be available for distribution in connection with awards under the plan. If the option price of any stock option granted under the plan is satisfied by delivering shares of common stock to us (by actual delivery or attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan. To the extent any shares are not delivered to a participant because such shares are used to satisfy any applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan. The shares subject to grant under the plan are to be made available from authorized but unissued shares.

  Change in Capitalization or Change in Control

        In the event of any change in corporate capitalization, such as a stock split, or in the event of any fundamental corporate transaction, such as any merger, amalgamation, consolidation, separation, spin-off or other distribution of property (including any extraordinary cash or stock dividend), or any reorganization or partial or complete liquidation of KBW, the committee or board has the authority to make such substitution or adjustment as it deems appropriate and equitable in the aggregate number and kind of shares reserved for issuance under the plan, in the exercise price of shares subject to outstanding stock options and SARs, and in the number and kind of shares subject to other outstanding awards granted under the plan. Any adjustments described in the immediately preceding sentence that are considered "deferred compensation" subject to Section 409A of the Code will be made in such manner as to ensure that after such adjustment, the awards either continue not to be subject to, or comply with the requirements of, Section 409A of the Code. The plan also provides that in the event of a "change in control" of KBW, unless otherwise provided for in the individual award agreement: (i) SARs and stock options outstanding as of the date of the change in control, which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, and (iii) all stock units will vest in full and be immediately settled.

  Types of Awards

        As indicated above, several types of awards can be made under the plan. A summary of these grants is set forth below.

  Stock Options

        Eligible individuals can be granted incentive stock options or nonqualified stock options under the plan. The exercise price of such options cannot be less than 100% of the fair market value of the stock underlying the options on the date of grant. The term of the options will be determined by the committee. Optionees may pay the exercise price in cash or, if approved by the committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or, to the extent permitted by applicable law, by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The committee will determine the vesting and exercise schedule of options. Unless determined otherwise by the committee in its discretion, unvested options terminate upon termination of service, and vested options will generally remain exercisable for one year after the optionee's death, three years after the optionee's termination for disability, five years after the optionee's retirement and 90 days after the optionee's termination for any other reason (other than for cause, in which case all options will terminate). Unless determined otherwise by the committee, if an optionee's service terminates during the two-year period following a change in control (other than for cause), options held by the optionee will remain exercisable until the third anniversary of the change in control. Notwithstanding the foregoing rules, in no event will an option remain exercisable following the expiration of its original term.

  SARs

        SARs may be granted as stand-alone awards or in conjunction with an option. An SAR entitles the holder to receive, upon exercise, the excess of the fair market value of a share of common stock at the time of exercise over the exercise price of the applicable SAR multiplied by the specified number of shares of common stock in respect of which the SAR has been exercised. Such amount will be paid to the holder in stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the committee may determine. An SAR granted in conjunction with an option is exercisable only when and to the extent the related option is exercisable. An option will be cancelled to the extent that its related SAR is exercised or cancelled, and an SAR will be cancelled to the extent the related option is exercised or cancelled. Unless determined otherwise by the committee, unvested SARs terminate upon termination of service, and vested SARs generally will remain exercisable for one year after the holder's death, three years after the holder's termination for disability, five years after the holder's termination due to retirement and 90 days after the holder's termination for any other reason (other than for cause, in which case all SARs will terminate). Unless determined otherwise by the committee, if a holder's service terminates during the two-year period following a change in control (other than for cause), SARs held by the holder will remain exercisable until the third anniversary of the change in control. Notwithstanding the foregoing rules, in no event will an SAR remain exercisable following the expiration of its original term. Generally, stand-alone SARs are subject to the same terms and conditions as stock options as described above.

  Restricted Stock

        Restricted stock may be granted with such restrictions and restricted periods as the committee may determine. The committee may provide that a grant of restricted stock will vest upon the continued service of the participant or the satisfaction of applicable performance goals. Restricted stock is generally forfeited upon termination of service, unless otherwise provided by the committee. Other than such restrictions on transfer and any other restrictions the committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award, although the committee may provide for the automatic deferral or reinvestment of dividends or impose vesting requirements on dividends.

  Stock Units

        The committee may grant stock unit awards, which represent a right to receive cash based on the fair market value of a share of common stock or a share of common stock. The committee may provide that a grant of stock units will vest upon the continued service of the participant or the satisfaction of applicable performance goals. Stock units that are not vested are generally forfeited upon termination of service, unless otherwise provided by the committee. Holders of stock units do not have the rights of a stockholder with respect to the award unless and until the award is settled in shares of common stock, although the committee may provide for dividend equivalent rights.

  Other Equity-Based Awards

        The committee may grant other types of equity-based awards based upon our common stock, including unrestricted stock and dividend equivalent rights.

  Transferability

        Awards generally will not be transferable, except by will and the laws of descent and distribution or to the extent otherwise permitted by the committee.

  Duration of the Plan

        The plan will have a term of ten years from the date of its adoption by our board of directors.

  Amendment and Discontinuance

        The plan may be amended, altered or discontinued by the board of directors, but, except as required by applicable law, stock exchange rules, tax rules or accounting rules, no amendment, alteration or discontinuance may materially impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, stock unit award or other equity-based award previously granted without the optionee's or recipient's consent. The plan may not be amended without stockholder approval to the extent such approval is required by applicable law or stock exchange rules. Notwithstanding the foregoing, the committee may grant awards to eligible participants who are subject to legal or regulatory provisions of countries or jurisdictions outside the U.S., on terms and conditions different from those specified in the plan, as it determines to be necessary, and may make such modifications, amendments, procedures, or subplans as are necessary to comply with such legal or regulatory provisions.

  Federal Income Tax Consequences

        The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

  Nonqualified Options

        Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and KBW will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired on the exercise of the option or SAR over the exercise price or the cash paid under an SAR (the "spread") will constitute compensation taxable to the optionee as ordinary income. KBW, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

  ISOs

        An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax.

        Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. KBW is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

Bonus Plan

        To align employee and stockholder interests, we will adopt a bonus plan prior to the completion of the offering for purposes of determining annual bonuses for eligible employees which generally include our senior executives and other professional employees. The size of the annual bonus pool will be based upon a percentage of our revenues for the relevant fiscal year. The bonus pool percentage will be established by the Chief Executive Officer during the first quarter of each fiscal year, based upon the estimated annual budget. During the course of the year, the bonus pool percentage may be adjusted upward or downward based upon actual performance as compared to the estimated annual budget. At the end of the fiscal year, the aggregate amount of the annual bonus pool will be established by the Chief Executive Officer subject to approval by the Compensation Committee, based upon the pre-established percentage of the Company's revenues.

        Following the conclusion of our fiscal year, the Company's department heads will make recommendations regarding bonus payments to professional employees, based upon a combination of factors, including individual performance, department performance and the overall performance of our Company. Our Chief Executive Officer will review and discuss the proposed allocation of the bonus pool with department heads and determine final allocations among our professionals under the bonus plan. Our Compensation Committee has full and direct responsibility and authority for determining our Chief Executive Officer's compensation under the bonus plan and will make recommendations to the Chief Executive Officer with regard to the bonus allocations to other executive officers. There is no requirement that the entire bonus pool for a particular fiscal year be allocated. Amounts payable under the bonus plan will be satisfied in cash or through equity awards granted under the Equity Incentive Plan.

Restricted Stock Units and Restricted Stock

        We have in the past granted restricted stock units in connection with recruiting certain employees. As of June 30, 2006 there were outstanding an aggregate of 38,819 restricted stock units, each representing one share of common stock. Prior to the completion of this offering, this number of outstanding restricted stock units will increase to 1,669,217 to give effect to the 43 for 1 stock split that we will effect immediately prior to the completion of this offering. These units vest either in equal amounts on each of the first three anniversaries of the date of grant or fully on the third anniversary of the date of grant and, upon vesting, can be converted into common stock when requested by the employee consistent with the employee's election. Unvested restricted stock units are forfeited upon termination of employment for cause or voluntary termination other than for good reason. In addition, we plan to grant 2,580,950 shares of restricted stock (none of which will be vested at the time of completion of this offering) to certain of our directors and employees effective upon the completion of this offering. These restricted stock awards generally will vest 25% on the second anniversary of the completion of the offering; 35% on the third anniversary; and the remaining 40% on the fourth anniversary; except that an aggregate of 14,100 shares awarded to employees who will receive awards of 100 shares each will vest on the date that is six months following the completion of the offering. Vesting would accelerate on a change in control, death or permanent disability. Any unvested shares would be forfeited on any other termination of employment, including voluntary termination, termination with or without "cause" (as defined in the relevant award agreement) or retirement.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of our common stock:

  •
  immediately prior to the completion of this offering;

  •
  as adjusted to reflect the sale of shares of our common stock if the underwriters' option to purchase additional shares from us and the selling stockholders is not exercised; and

  •
  as adjusted to reflect the sale of the shares of our common stock if the underwriters' option to purchase additional shares is exercised in full by:

  •
  each of the directors and named executive officers individually;

  •
  all directors and executive officers as a group;

  •
  each person who is known to us to be the beneficial owner of more than 5% of our common stock; and

  •
  each of our selling stockholders.

        In accordance with the rules of the SEC, "beneficial ownership" includes voting or investment power with respect to securities. The percentage of beneficial ownership for the following table is based on 26,679,092 shares of common stock that were outstanding as of June 30, 2006 and 30,579,092 shares of common stock outstanding after the completion of this offering (which amounts do not include the 2,580,950 shares of restricted stock (none of which will be vested at the time of completion of this offering) that we intend to grant to our employees effective as of the completion of this offering, some of which will be awarded to our executive officers). These amounts reflect the shares outstanding based upon the vesting terms of the restricted stock units. Unless otherwise indicated, the address for each person listed below is: c/o KBW, Inc. 787 Seventh Avenue, New York, New York 10019. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

			Shares to be Sold in This Offering Assuming No Exercise of Over- Allotment Option	Shares to be Sold in This Offering Assuming Full Exercise of Over- Allotment Option	Shares Beneficially Owned After This Offering Without Exercise of Option		Shares Beneficially Owned After This Offering With Exercise of Option
	Shares Beneficially Owned Before This Offering
Name of Beneficial Owner
	Number	Percent			Number	Percent	Number	Percent
Directors and Executive Officers:
John G. Duffy(1)	1,027,700	3.85%	—	—	1,027,700	3.36%	1,027,700	3.36%
Andrew M. Senchak(2)	1,118,000	4.19%	43,000	86,000	1,075,000	3.52%	1,032,000	3.37%
Thomas B. Michaud(3)	1,004,136	3.76%	43,000	86,000	961,136	3.14%	918,136	3.00%
E. Craig Coats, Jr.(4)	305,386	1.14%	81,276	81,276	224,110	*	224,110	*
Robert Giambrone(5)	144,953	*	—	—	144,953	*	144,953	*
John N. Howard	824,525	3.09%	51,600	103,200	772,925	2.53%	721,325	2.36%
Vasco Moreno	87,892	*	—	—	87,892	*	87,892	*
James B. Penny(6)	698,621	2.62%	21,500	64,500	677,121	2.21%	634,121	2.07%
Robert G. Planer, Jr.	886,574	3.32%	232,000	394,970	654,574	2.14%	491,604	1.61%
Peter E. Roth	219,429	*	—	—	219,429	*	219,429	*
Peter J. Wirth	1,118,000	4.19%	43,000	86,000	1,075,000	3.52%	1,032,000	3.37%
Mitchell B. Kleinman(7)	243,079	*	—	—	243,079	*	243,079	*
Richard Wynne-Griffith	49,278	*	—	—	49,278	*	49,278	*
Daniel M. Healy	—	*	—	—	—	*	—	*
All Directors and Executive Officers as a group (14 persons)	7,727,573	28.96%	515,376	901,946	7,212,197	23.59%	6,825,627	22.32%

Other Selling Stockholders:
Scott R. Anderson(8)	402,136	1.51%	43,000	43,000	359,136	1.17%	359,136	1.17%
Robin P. Bell(9)	119,239	*	119,239	119,239	—	*	—	*
Berry Family Trusts(10)	718,100	2.69%	—	154,800	718,100	2.35%	563,300	1.84%
James Cahill(11)	297,517	1.12%	211,517	211,517	86,000	*	86,000	*
Donald Delson(12)	734,956	2.75%	734,956	734,956	—	*	—	*
Josephine A. Fink	240,800	*	187,050	215,000	53,750	*	25,800	*
James T. Healey Jr.(13)	735,300	2.76%	129,000	236,500	606,300	1.98%	498,800	1.63%
Steven P. Kent(14)	434,386	1.63%	43,000	86,000	391,386	1.28%	348,386	1.14%
James C. Mabry IV(15)	593,486	2.22%	49,900	98,900	543,586	1.78%	494,586	1.62%
Patricia McJoynt	623,500	2.34%	64,500	107,500	559,000	1.83%	516,000	1.69%
Kevin P. Meenan(16)	336,733	1.26%	250,733	250,733	86,000	*	86,000	*
Seth C. Miller	550,443	2.06%	64,285	107,285	486,158	1.59%	443,158	1.45%
Michael O'Brien	739,600	2.77%	71,600	123,200	668,000	2.18%	616,400	2.02%
Dean W. Rybeck(17)	1,118,000	4.19%	150,500	163,400	967,500	3.16%	954,600	3.12%
Joseph J. Spalluto(18)	1,096,500	4.11%	150,500	163,400	946,000	3.09%	933,100	3.05%
Robert J. Stapleton	731,000	2.74%	114,844	202,624	616,156	2.01%	528,376	1.73%

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes (a) 215,000 shares of common stock held by the John G. Duffy 2006 Grantor Retained Annuity Trust, of which Mr. Duffy is the trustee and from which he will receive an annuity and (b) 191,565 shares held in the aggregate by four trusts for the benefit of Mr. Duffy's children, over which Mr. Duffy has no voting or investment control (Mr. Duffy disclaims any beneficial ownership of these shares).

(2)
Includes 1,010,500 shares of common stock held by the Andrew M. Senchak 2006 Grantor Retained Annuity Trust, of which Mr. Senchak is the trustee and from which he will receive an annuity.

(3)
Includes 26,875 shares of common stock underlying vested restricted stock units held by such person.

(4)
Includes 86,000 shares of common stock underlying vested restricted stock units held by such person. Excludes 28,724 shares of common stock underlying unvested restricted stock units held by such person that vested on October 1, 2006.

(5)
Includes 26,961 shares of common stock underlying vested restricted stock units held by such person.

(6)
All such shares of common stock are held by the James and Vicki Penny Revocable Trust, of which Mr. Penny and his wife are the trustees.

(7)
Includes 124,829 shares of common stock underlying vested restricted stock units held by such person.

(8)
Includes 101,523 shares of common stock underlying vested restricted stock units held by such person.

(9)
Includes 104,060 shares of common stock held by the Walter & Robin Bell Living Trust dated June 29, 2001.

(10)
Includes (a) 322,500 shares of common stock held by certain trusts under the Joseph J. Berry Irrevocable Insurance Trust dated October 2, 1997, (b) 73,100 shares of common stock held by the Joseph J. Berry Annual Gifting Trust dated October 2, 1997, and (c) 322,500 shares of common stock held by the Joseph J. Berry Marital Trusts, Established Under Will dated October 2, 1997; Evelyn Berry is the trustee for each of such trusts.

(11)
Includes (a) 57,276 shares of common stock underlying vested restricted stock units as of June 30, 2006, (b) 28,724 shares of common stock underlying unvested restricted stock units held by such person that vested on October 1, 2006, (c) 88,451 shares of common stock held by the James W. Cahill 2006 Grantor Retained Annuity Trust, of which Mr. Cahill is the trustee and from which he will receive an annuity and (d) 51,600 shares held in trusts in the aggregate for the benefit of Mr. Cahill's children, over which Mr. Cahill has no voting or investment control (Mr. Cahill disclaims any beneficial ownership of these shares).

(12)
Includes 567,084 shares of common stock held by the 2006 Donald W. Delson Grantor Retained Annuity Trust, of which Mr. Delson is the trustee and from which he will receive an annuity.

(13)
Includes 473,000 shares of common stock held by the James T. Healey, Jr. 2006 Grantor Retained Annuity Trust, of which Mr. Healey is the trustee and from which he will receive an annuity.

(14)
Includes 138,890 shares of common stock underlying vested restricted stock units held by such person.

(15)
Includes 159,401 shares of common stock underlying vested restricted stock units held by such person.

(16)
Includes 57,276 shares of common stock underlying vested restricted stock units as of June 30, 2006 and 28,724 shares of common stock underlying unvested restricted stock units held by such person that vested on October 1, 2006.

(17)
Includes 344,000 shares of common stock held by the 2006 Dean W. Rybeck Grantor Retained Annuity Trust, of which Mr. Rybeck is the trustee and from which he will receive an annuity.

(18)
Includes 344,000 shares of common stock held by the Joseph J. Spalluto Qualified Annuity Trust, of which Mr. Spalluto's wife is the trustee and from which he will receive an annuity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with Our Directors and Executive Officers

  Loans to Employees in Connection with Stock Purchases

        From time to time in the past we have made loans to our directors, executive officers, and employees to enable them to purchase our common stock. Subject to our profitability, we have historically included in borrowers' annual bonuses a cash bonus amount equal to the annual accrued interest on their loans. Individuals whose indebtedness to KBW exceeded $60,000 since January 1, 2003 as a result of such loans are shown below, along with the largest outstanding balance on their loans since January 1, 2003 and the annual interest rate on such loans. The current balance on each of the loans to our directors and executive officers is zero, as all of these loans have been repaid in full prior to the date hereof. In the future we will not extend loans to our directors or executive officers other than in compliance with the Sarbanes-Oxley Act of 2002.

Name	Largest Outstanding Balance Since 1/1/2003	Annual Interest Rate(s)	Current Outstanding Balance
E. Craig Coats, Jr.	$1,249,614	3.16% and 3.31%	$—
Robert Giambrone	$299,771	3.16% and 3.31%	$—
John N. Howard, Jr.	$249,798	3.06%	$—
Mitchell B. Kleinman	$199,923	3.06% and 3.16%	$—
Thomas B. Michaud	$616,078	3.06% and 4.77%	$—
Vasco Moreno	$499,936	5.00%	$—
James B. Penny	$170,870	4.77%	$—
Peter E. Roth	$544,570	2.70% and 3.16%	$—
Richard Wynne-Griffith	$249,757	5.00%	$—

  Securities Trading and Investments by Employees

        From time to time, our directors, officers and other employees may buy or sell securities to or from Keefe, Bruyette & Woods, Inc. as principal or through Keefe, Bruyette & Woods, Inc. as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e., commissions, mark-ups, and mark-downs) more favorable to the employee-customer than those available to similarly situated non-employee customers. In addition, we provide margin credit for employees, while we have not provided such credit to customers.

        From time to time, and subject to our policies requiring prior satisfaction of customer orders, certain employees are permitted to make investments for their own account in securities which we are also placing with customers or in which we are also making an investment as principal. With the exception of allowing employees to make such investments net of any sales commissions or similar fees due us, such investments are made on terms no more favorable to the employee than those relating to the investments of our customers.

  Payments for Certain Purchases

        Since 2003, as part of the furnishing of our new headquarters in New York, we engaged Barbara Case, the wife of Andrew Senchak, our Vice Chairman and President, to act as an art consultant. We have made aggregate payments of $144,657 ($82,414 in 2003, $29,731 in 2004, $31,660 in 2005 and $853 in 2006) to Ms. Case, which includes the costs of artworks purchased.

New Stockholders' Agreement

        Each of our current stockholders is currently party to a stockholders' agreement relating to the ownership and disposition of any shares of our common stock owned by them. The current stockholders' agreement provides that we will repurchase a stockholder's stock upon the occurrence of that stockholder's death, retirement, or certain terminations of employment, all in accordance with and subject to the terms of the stockholders' agreement. In connection with this offering, each of our employees who are Covered Stockholders (defined to be any of our employees, or those of our subsidiaries, who hold a title at or above the level of Principal upon the completion of this offering) will be subject to an amended and restated stockholders' agreement. Our current stockholders who are not Covered Stockholders will no longer be subject to the stockholders' agreement. In addition, under the amended and restated stockholders' agreement, we will no longer repurchase a stockholder's stock upon the occurrence of the specified events described above that result in repurchases under the current stockholders' agreement. Each of the shares of our common stock held by Covered Stockholders will be governed by the terms of the new stockholders' agreement upon consummation of this offering, except for the shares of our common stock sold by the Selling Stockholders pursuant to this offering. See "Principal and Selling Stockholders." The new stockholders' agreement contains provisions limiting the disposition after completion of this offering of shares of our common stock held by Covered Stockholders at the time of this offering, which we refer to as the subject shares. Our board may waive or modify these limitations in specific situations where it deems such waiver or modification to be in our company's best interest. The stockholders' agreement provides that sales of subject shares are also subject to the 180-day lock-up agreement more fully described under "Underwriting—No Sales of Similar Securities."

        Pursuant to the stockholders' agreement, subject shares held by Covered Stockholders will be subject to limitations on disposition during the first five years following the completion of this offering which may be waived by the Board of Directors or will be removed upon retirement, death or disability in accordance with the agreement. Under the terms of the stockholders' agreement, prior to the second anniversary of the completion of this offering, each Covered Stockholder may not dispose of any of such Covered Stockholder's subject shares. See "Shares Eligible for Future Sale." On or after the second anniversary of the completion of this offering, the stockholders' agreement permits each Covered Stockholder to dispose of up to 25% of such Covered Stockholder's subject shares. On or after the third anniversary of the completion of this offering, the stockholders' agreement permits each Covered Stockholder to dispose of up to an additional 25% of such Covered Stockholder's subject shares. On or after the fourth anniversary of the completion of this offering, the stockholders' agreement permits each Covered Stockholder to dispose of up to an additional 25% of such Covered Stockholder's subject shares. On or after the fifth anniversary of the completion of this offering, the Covered Stockholders may make dispositions of their subject shares without restriction under the terms of the stockholders' agreement. These anniversary permissions will be cumulative so that they may be exercised at any future date. As of the date of the completion of this offering and after giving effect to this offering, approximately 73.8% of the total shares of common stock outstanding will be held by Covered Stockholders (70.5% if the underwriters' option to purchase additional shares is exercised in full).

        The stockholders' agreement provides that, after the second anniversary and prior to the fifth anniversary of the completion of this offering, a Covered Stockholder may elect "Retirement" and terminate his employment and be free to sell any subject shares at any time, without restriction, if such employee (a) is 60 years old or older or (b) the total number of years served as an employee of our company and such employee's age is 65 or greater and, in either case, such employee enters into a non-competition, non-solicitation agreement with us providing that the employee will refrain from certain practices involving competitors or potential competitors of our company for two years following the date of termination of employment. Covered Stockholders who retire prior to the second anniversary and meet the criteria for Retirement, including execution of the two-year non-competition and non-solicitation agreement, will not accelerate the schedule of limitations on sales until the second anniversary of the offering. The agreement also provides that a Covered Stockholder who does not meet the criteria for Retirement who elects to terminate employment with us prior to the fifth anniversary of this offering may not, within three months or, if earlier, the fifth anniversary of the completion of this offering, engage in employment in competition with us (as defined in the stockholders' agreement).

        In addition, a Covered Stockholder may dispose of subject shares to: (i) a family member or a trust or other entity for the benefit of or controlled by the Covered Stockholder or the Covered Stockholder's family member, provided that the family member or trust or other entity agrees in writing to be bound by the stockholders' agreement; or (ii) a charitable organization, subject to a $150,000 annual limit in value of shares transferred to a charitable organization by such Covered Stockholder.

        Covered Stockholders may, with the consent of our board, dispose of additional subject shares at any time, in any amount, regardless of the foregoing restrictions, subject to the 180-day lock-up agreement with the Underwriters. See "Underwriting—No Sales of Similar Securities."

        The stockholders' agreement does not restrict the disposition of subject shares held by a Covered Stockholder who ceases to be an employee of our company or any of its subsidiaries as a result of death or disability, or is terminated by us without Cause (as that term is defined in the stockholders' agreement).

DESCRIPTION OF CAPITAL STOCK

General Matters

        The following description of our common stock and preferred stock and the relevant provisions of our certificate of incorporation and by-laws are summaries thereof and are qualified in their entirety by reference to our amended and restated certificate of incorporation and by-laws, copies of which will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and applicable law.

        Our authorized capital stock consists of 140,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        Immediately following the completion of this offering, there will be 30,579,092 shares of our common stock outstanding (which amounts reflect the shares outstanding based upon the vesting terms of the restricted stock units), excluding the 2,580,950 shares of restricted stock (none of which will be vested at the time of completion of this offering) that we intend to grant to certain of our employees effective as of the completion of this offering.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

        The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law

        Some provisions of Delaware General Corporation Law, or DGCL, and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

  •
  acquisition of us by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

  Election and Removal of Directors

        Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes. The term of the first class of directors expires at our 2007 annual meeting of stockholders, the term of the second class of directors expires at our 2008 annual meeting of stockholders and the term of the third class of directors expires at our 2009 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. In addition, our directors will only be able to be removed for cause by vote of the holders of not less than 80% of the voting power of all outstanding shares of of capital stock entitled to vote generally in the election of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the board of directors.

  Size of Board and Vacancies

        Our amended and restated certificate of incorporation and bylaws provide that, subject to the rights of any holders of preferred stock to elect additional directors under specified circumstances, the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled by the majority vote of our remaining directors in office.

  Elimination of Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation, subject to the rights of any holders of preferred stock to elect additional directors under specified circumstances, eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

  Stockholder Meetings

        Under our bylaws, subject to the rights of the holders of any outstanding series of preferred stock, only our chairman of the board or the board of directors pursuant to a resolution by a majority of the total number of directors we would have if there were no vacancies on the board may call special meetings of our stockholders. Stockholders are not permitted to call, or to require that our chairman or our board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting.

  Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

  Supermajority Voting

        Our amended and restated certificate of incorporation provides that amendments to provisions involving stockholder action by written consent, the number and tenure of directors, removal of directors, amendments to the company's bylaws and the supermajority amendment provision of the amended and restated certificate of incorporation shall require an affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Our amended and restated certificate of incorporation provides that amendments to the bylaws may be made either (i) by a vote of a majority of the board of directors or (ii) by a vote of the holders of not less than 80% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

  No Cumulative Voting

        Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

  Undesignated Preferred Stock

        The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

  Delaware Anti-Takeover Law

        Following completion of this offering, we will be subject to the "business combination" provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

  •
  the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Limitation of Liability and Indemnification Matters

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        Our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to our company or our stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        Our bylaws and our amended and restated certificate of incorporation provide that, to the fullest extent permitted by the DGCL, as now in effect or as amended, we will indemnify and hold harmless any person made or threatened to be made a party to any action by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer, or while our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision; provided however, that if the DGCL so requires, the payment of expenses incurred by an officer or director in his or her capacity as an officer or director in advance of the final disposition of a proceeding will be made only when we receive an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

        We intend to obtain policies insuring our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be The Bank of New York.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a beneficial owner that is a "non-U.S. holder" and that does not own, and is not deemed to own, more than 5% of our common stock. A "non-U.S. holder" is a person or entity that is, for U.S. federal income tax purposes, a:

  •
  non-resident alien individual, other than a former citizen or resident of the United States subject to tax as an expatriate;

  •
  foreign corporation; or

  •
  foreign estate or trust.

        A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, or to non-U.S. holders that are subject to special tax rules (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, or partnerships). In addition, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

        Dividends paid by the company to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such reduced rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service ("IRS") Form W-8BEN certifying its entitlement to benefits under a treaty.

        The withholding tax will not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax on a net income basis at applicable graduated U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States, subject to an applicable income tax treaty providing otherwise; or

  •
  we are or have been, at any time during the five-year period preceding the disposition (or the non-U.S. holder's holding period, if shorter), a U.S. real property holding corporation, within the meaning of Section 897(c)(2) of the Code, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

        We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

        Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock. You may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Federal Estate Tax

        An individual non-U.S. holder who is treated as the beneficial owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value of the common stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the common stock. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This could adversely affect the prevailing market price and our ability to raise equity capital in the future. Upon completion of this offering, there will be 30,579,092 shares of common stock outstanding (which amounts reflect the shares outstanding based upon the vesting terms of the restricted stock units), not including the 2,580,950 shares of restricted stock (none of which will be vested at the time of completion of this offering) that we intend to grant to certain of our employees effective as of the completion of this offering. See "Management—Restricted Stock Units and Restricted Stock." The 6,800,000 shares of common stock sold in this offering (7,820,000 shares if the underwriters' option to purchase 1,020,000 additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act of 1933. All other shares will constitute "restricted securities" for purposes of the Securities Act of 1933. As a result, absent registration under the Securities Act of 1933 or compliance with Rule 144 thereunder or an exemption therefrom, these shares of common stock will not be freely transferable to the public.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns "restricted securities" may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding (which will equal approximately 3.1 million shares immediately after this offering); or

  •
  the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing with the SEC of a notice on the SEC's Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about KBW, Inc.

        Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, an affiliate of KBW, Inc. and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

        Pursuant to the lock-up agreements entered into by our executive officers, directors, substantially all of our existing stockholders, including all of the selling stockholders, all of our officers and directors and substantially all of our employees who are stockholders (who will own upon completion of this offering, in the aggregate, approximately 24,078,908 shares (23,058,908 shares if the underwriters' option to purchase 1,020,000 additional shares is exercised in full)) have agreed that they will not without the written consent of each of the representatives (subject to certain exceptions) for a period of 180 days subsequent to the date of this prospectus, directly or indirectly, offer, pledge, sell or contract to sell any common stock; sell any option or contract to purchase any common stock; purchase any option or contract to sell any common stock; grant any option, right or warrant for the sale of any common stock; lend or otherwise dispose of or transfer any common stock; request or demand that we file a registration statement related to the common stock; or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        Pursuant to the stockholders' agreement, certain stockholders have agreed to additional limitations on sales of common stock. See "Certain Relationships and Related Transactions—New Stockholders' Agreement."

Additional Registration Statement

        We intend to file a registration statement under the Securities Act after this offering to register up to 6,150,000 shares of our common stock reserved for issuance under our equity incentive plan, including 2,580,950 shares of restricted stock (none of which will be vested at the time of completion of this offering) that we intend to grant to certain of our employees effective as of the completion of this offering. This registration statement will become effective upon filing, and shares covered by this registration statement will be eligible for sale in the public market immediately after the effective date of the registration statement, subject to any limitations on exercise under our equity incentive plan, the lock-up agreements described in "Underwriting—No Sales of Similar Securities" and the stockholders' agreement described under "Certain Relationships and Related Transactions—New Stockholders' Agreement."

UNDERWRITING

        Keefe, Bruyette & Woods, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters have agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock listed set forth opposite its name below.

Underwriters	Number of Shares
Keefe, Bruyette & Woods, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
Fox-Pitt, Kelton Incorporated
JMP Securities LLC
Thomas Weisel Partners LLC
BNY Capital Markets, Inc.
FTN Midwest Securities Corp.
Morgan Keegan & Company, Inc.

Total	6,800,000

        Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The underwriters have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated at $2.5 million and are payable by us.

Overallotment Option

        The selling stockholders have granted to the underwriters an option to purchase up to 1,020,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase, from the selling stockholders, on a pro-rata basis, a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

        At our request, the underwriters have reserved for sale, at the initial public offering price, approximately 5.0% of the shares offered by this prospectus for sale to our employees. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

        We, our executive officers and directors, and substantially all of our existing stockholders, including all of the selling stockholders, have agreed, subject to certain exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of each of the representatives. Specifically, we and these other individuals have agreed not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock;

  •
  sell any option or contract to purchase any common stock;

  •
  purchase any option or contract to sell any common stock;

  •
  grant any option, right or warrant for the sale of any common stock;

  •
  lend or otherwise dispose of or transfer any common stock;

  •
  request or demand that we file a registration statement related to the common stock; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the 180-day period referred to above, we issue an earnings release or material news or a material event relating to our company occurs or (y) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Exceptions in the lockup agreement permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to existing employee benefit plans, (b) issue common stock upon exercise of outstanding options or warrants and (c) file a registration statement on Form S-8.

        Pursuant to the stockholders' agreement, certain stockholders have agreed to additional limitations on sales of common stock. See "Certain Relationships and Related Transactions—New Stockholders' Agreement."

New York Stock Exchange Listing

        Our shares of common stock have been authorized for listing on the New York Stock Exchange under the symbol "KBW."

        Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that the underwriters believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

        Neither we or the selling stockholders nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we or the selling stockholders nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the "Shares") may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Keefe, Bruyette & Woods, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated for any such offer; or

          (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which section 21(1) of the FSMA does not apply to KBW, Inc.; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Electronic Distribution

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as by making the prospectus in electronic format available on their websites or by e-mail. Other than the prospectus in electronic format, the information on such websites will not form part of this prospectus.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

        Because the shares are being offered by KBW, Inc., whose wholly-owned subsidiary Keefe, Bruyette & Woods, Inc. is an NASD member and an underwriter in the offering, the underwriters may be deemed to have a "conflict of interest" under Rule 2720 of the Conduct Rules of the NASD. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Merrill Lynch, Pierce, Fenner & Smith Incorporated is expected to serve in that capacity and to perform due diligence investigations and review and participate in the preparation of the registration statement of which this prospectus forms a part.

        The underwriters will not execute sales on discretionary accounts without the prior written specific approval of the customers.

VALIDITY OF COMMON STOCK

        The validity of the shares of common stock offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Sidley Austin LLP, New York, New York. Each of these firms has in the past represented, and continues to represent, us on a regular basis and in a variety of matters other than this offering.

EXPERTS

        The consolidated financial statements of KBW, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 are included in the registration statement of which this prospectus forms a part, in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to KBW, Inc. and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

        As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet website at http://www.kbw.com. The information on our website shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

The Board of Directors of
KBW, Inc.:

We have audited the accompanying consolidated statements of financial condition of KBW, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in mandatorily redeemable common stock, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
New York, New York
August 10, 2006 except notes 2(m), 12 and 15 which
are as of November 1, 2006.

KBW, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2005 and 2004

(Dollars in thousands)

	2005	2004
Assets
Cash and cash equivalents	$75,642	$59,713
Securities owned, at fair value:
Equities	81,018	64,121
Corporate bonds	221,261	117,619
U.S. Government and agency securities	11,345	28,685

	313,624	210,425

Securities not readily marketable, at fair value	73,012	54,958
Securities purchased under resale agreements	30,633	65,732
Receivables from clearing brokers	91,630	131,983
Accounts receivable	25,787	11,472
Furniture, equipment and leasehold improvements, at cost, less accumulated depreciation and amortization of $14,348 in 2005 and $9,010 in 2004	24,615	24,185
Other assets	13,355	15,663

Total assets	$648,298	$574,131

Liabilities Including Mandatorily Redeemable Common Stock
Payable to clearing broker	$78,729	$—
Securities sold under repurchase agreements	2,275	27,815
Short-term borrowings	63,750	—
Securities sold, not yet purchased, at fair value:
Equities	21,187	32,441
Corporate bonds	12,191	22,447
U.S. Government and agency securities	63,621	83,421

	96,999	138,309

Accounts payable, accrued expenses, and other liabilities	130,386	131,735
Income taxes payable	10,065	7,583

Total operating liabilities	382,204	305,442
Mandatorily redeemable common stock	266,094	268,689

Total liabilities including mandatorily redeemable common stock	$648,298	$574,131

See accompanying notes to consolidated financial statements.

KBW, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2005, 2004 and 2003

(Dollars in thousands except per share data)

	2005	2004	2003
Revenues:
Investment banking	$149,332	$163,114	$156,869
Commissions	96,301	66,081	50,408
Principal transactions, net	31,004	41,566	37,090
Net gain on investments	5,564	3,071	7,118
Interest and dividend income	17,984	8,629	8,656
Investment advisory fees	3,843	4,896	5,597
Other	3,838	12,941	5,859

Total revenues	307,866	300,298	271,597

Expenses:
Compensation and benefits	187,428	170,484	145,668
Occupancy and equipment	16,877	14,545	10,108
Communications and data processing	18,526	15,462	11,600
Brokerage and clearance	17,738	15,376	10,921
Interest	7,757	785	811
Other	28,398	28,506	24,251

Total expenses	276,724	245,158	203,359

Income before income tax expense	31,142	55,140	68,238
Income tax expense	13,735	23,867	30,073

Net income available to mandatorily redeemable common stockholders	$17,407	$31,273	$38,165

Net income available to mandatorily redeemable common stockholders per share:
Basic	$0.64	$1.24	$1.70
Diluted	$0.64	$1.24	$1.70
Weighted average number of common shares outstanding:
Basic	27,194,404	25,253,771	22,393,454
Diluted	27,215,001	25,296,556	22,427,295

See accompanying notes to consolidated financial statements.

KBW, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Mandatorily Redeemable Common Stock

Years ended December 31, 2005, 2004 and 2003

(Dollars in thousands except per share data)

	Mandatorily Redeemable Common Stock
	Common stock	Paid-in capital	Retained earnings	Common treasury stock	Notes receivable from stockholders	Accumulated Other Comprehensive Income (loss)	Total Mandatorily Redeemable Common Stock
Balance at December 31, 2002	$38	$121,406	$271,434	$(235,467)	$(8,274)	$—	$149,137
Net income available to mandatorily redeemable common stockholders	—	—	38,165	—	—	—	38,165

Total comprehensive income	—	—	—	—	—	—	38,165

Purchase of 1,101,359 common shares for treasury	—	—	—	(9,073)	—	—	(9,073)
Issuance of 4,027,122 common shares from treasury	—	35,129	—	269	—	—	35,398
Amortization of restricted stock unit compensation	—	2,026	—	—	—	—	2,026
Issuance of notes receivable from stockholders	—	—	—	—	(11,443)	—	(11,443)
Repayment of notes receivable from stockholders	—	—	—	—	2,328	—	2,328

Balance at December 31, 2003	38	158,561	309,599	(244,271)	(17,389)	—	206,538
Net income available to mandatorily redeemable common stockholders	—	—	31,273	—	—	—	31,273
Other comprehensive income: currency translation adjustment, net of tax of $433	—	—	—	—	—	527	527

Total comprehensive income	—	—	—	—	—	—	31,800

Purchase of 1,042,277 common shares for treasury	—	—	—	(10,620)	—	—	(10,620)
Issuance of 4,479,568 common shares from treasury	—	42,944	—	333	—	—	43,277
Amortization of restricted stock unit compensation	—	1,967	—	—	—	—	1,967
Restricted stock units redeemed	—	(2,500)	—	—	—	—	(2,500)
Excess net tax benefit related to delivery of restricted stock units	—	737	—	—	—	—	737
Issuance of notes receivable from stockholders	—	—	—	—	(7,548)	—	(7,548)
Repayment of notes receivable from stockholders	—	—	—	—	5,038	—	5,038

Balance at December 31, 2004	38	201,709	340,872	(254,558)	(19,899)	527	268,689
Net income available to mandatorily redeemable common stockholders	—	—	17,407	—	—	—	17,407
Other comprehensive loss: currency translation adjustment, net of tax benefit of $815	—	—	—	—	—	(997)	(997)

Total comprehensive income	—	—	—	—	—	—	16,410

Purchase of 242,520 common shares for treasury	—	—	—	(2,564)	—	—	(2,564)
Issuance of 6,794 common shares from treasury	—	75	—	—	(75)	—	—
Amortization of restricted stock unit compensation	—	1,741	—	—	—	—	1,741
Retirement of 24,613,802 common shares from treasury	(32)	(192,328)	(64,762)	257,122	—	—	—
Issuance of 1,866,286 common shares	—	18,285	—	—	(3,897)	—	14,388
Purchase of 215,301 common shares	—	(2,103)	—	—	621	—	(1,482)
Excess net tax benefit related to delivery of restricted stock units	—	31	—	—	—	—	31
Repayment of notes receivable from stockholders	—	—	—	—	5,606	—	5,606
Payment to common stockholders	—	—	(36,725)	—	—	—	(36,725)

Balance at December 31, 2005	$6	$27,410	$256,792	$—	$(17,644)	$(470)	$266,094

Description of mandatorily redeemable common stock and details:

		Number of shares
Par value
	December 31,	Authorized	Issued	In treasury	Outstanding
$0.01	2005	387,000,000	26,264,787	—	26,264,787
0.01	2004	215,000,000	161,436,405	136,586,877	24,849,528
0.01	2003	215,000,000	161,436,405	140,024,168	21,412,237

Description of preferred stock and details:

		Number of shares
Par value
	December 31,	Authorized	Issued	Outstanding
$0.01	2005	1,000,000	—	—
—	2004	—	—	—
—	2003	—	—	—

See accompanying notes to consolidated financial statements.

KBW, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2004 and 2003

(Dollars in thousands)

	Year Ended
	2005	2004	2003
Cash flows from operating activities:
Net income available to mandatorily redeemable common stockholders	$17,407	$31,273	$38,165

Adjustments to reconcile net income available to mandatorily redeemable common stockholders to net cash (used in) provided by operating activities:
Deferred income tax benefits/(liabilities)	(2,845)	2,244	2,101
Depreciation and amortization	5,737	3,934	3,090
Compensation related to restricted stock units	1,741	1,967	2,026
(Increase) decrease in operating assets:
Securities owned, at fair value	(103,199)	10,581	(153,072)
Securities not readily marketable, at fair value	(18,054)	6,882	(1,268)
Securities purchased under resale agreements	35,099	(17,466)	(35,706)
Receivables from clearing broker	40,353	(89,035)	4,812
Accounts receivable	(14,315)	6,275	(7,662)
Other assets	5,153	(7,025)	(1,167)
Increase (decrease) in operating liabilities:
Securities sold, not yet purchased, at fair value	(41,310)	66,903	41,027
Securities sold under repurchase agreements	(25,540)	(5,993)	25,890
Short-term borrowings	63,750	—	—
Payable to clearing broker	78,729	—	—
Accounts payable, accrued expenses, and other liabilities	(1,349)	17,540	19,360
Income taxes payable	2,482	(3,289)	4,350

Net cash provided by (used in) operating activities	43,839	24,791	(58,054)

Cash flows from investing activities:
Purchases of furniture, equipment, and leasehold improvements	(6,136)	(12,395)	(5,832)

Net cash used in investing activities	(6,136)	(12,395)	(5,832)

Cash flows from financing activities:
Issuance of common stock from treasury	—	43,277	35,398
Purchase of common stock for treasury	(2,564)	(10,620)	(9,073)
Issuance of common stock	18,285	—	—
Purchase of common stock	(1,482)	—	—
Restricted stock units redeemed	—	(2,500)	—
Payment to stockholders	(36,725)	—	—
Issuance of notes receivable from stockholders	(3,897)	(7,548)	(11,443)
Repayment of notes receivable from stockholders	5,606	5,038	2,328
Payments on subordinated borrowings	—	—	(686)

Net cash (used in) provided by financing activities	(20,777)	27,647	16,524

Currency adjustment:
Effect of exchange rate changes on cash	(997)	527	—

Net increase (decrease) in cash and cash equivalents	15,929	40,570	(47,362)
Cash and cash equivalents at beginning of year	59,713	19,143	66,505

Cash and cash equivalents at end of year	$75,642	$59,713	$19,143

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$7,899	$27,156	$23,616
Interest	7,570	381	850
Supplemental disclosures of non-cash financing activities:
Net income available to mandatorily redeemable common stockholders	$17,407	$31,273	$38,165

See accompanying notes to consolidated financial statements.

KBW, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2004 and 2003

(Dollars in thousands)

(1)    Organization

  Organization and Basis of Presentation

          The consolidated financial statements include the accounts of KBW, Inc., and its wholly owned subsidiaries (the "Company"), Keefe, Bruyette & Woods, Inc. ("Keefe"), Keefe, Bruyette & Woods Limited ("KBWL"), KBW Asset Management ("KBWAM") and KBW Ventures Inc. ("Ventures"). Keefe is a regulatory member of the New York Stock Exchange and is principally a broker-dealer in securities and a market-maker in certain financial services stocks and bonds in the United States. KBWL is authorized and regulated by the U.K. Financial Services Authority ("FSA") and a member of the London Stock Exchange, Euronext, Virt-x and Deutsche Boerse. Keefe's and KBWL's customers are predominantly institutional investors including other brokers and dealers, commercial banks, asset managers and other financial institutions. Keefe has clearing arrangements with Pershing LLC and Fortis Securities LLC on a fully disclosed basis. KBWL has a clearing arrangement with Pershing Securities Limited on a fully disclosed basis.

          Effective August 1, 2005, Keefe engaged in a corporate restructuring to create a holding company. Keefe merged into KBWI Acquisition Corp and became a wholly owned subsidiary of the Company. The stockholders of Keefe exchanged their Keefe common stock for common stock of the Company. Keefe's common stock in treasury was retired. On the reorganization date, Keefe transferred its investments in and advances to KBWAM and KBWL to the Company for no consideration. As a result of the reorganization, the Company adopted Keefe's book value stock purchase plan, the notes receivable from stockholders to finance their acquisition of Keefe stock became payable to the Company, and Keefe's outstanding equity related instruments and restricted stock units became instruments and units relating to the Company's stock.

(2)    Summary of Significant Accounting Policies

  (a)    Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company transactions and balances have been eliminated.

  (b)    Use of Estimates

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Company's financial statements and these footnotes, including securities valuations, compensation accruals and other matters. Management believes that the estimates used in preparing the Company's consolidated financial statements are reasonable. Actual results could differ from these estimates.

  (c)    Cash Equivalents

          For purposes of the financial statements, the Company considers all bank deposits with maturities of three months or less to be cash equivalents.

  (d)    Securities Transactions

          Securities and option transactions are recorded on a trade-date basis. Securities owned and securities sold, not yet purchased, including options, are valued at fair value. Realized and unrealized gains and losses are included in the consolidated statements of income in principal transactions, net.

  (e)    Securities Not Readily Marketable

          Securities not readily marketable include limited partnership interests and certain publicly-traded securities, held for long-term proprietary investment purposes, of financial services companies. Securities not readily marketable include investment securities (a) for which there is no market on a securities exchange or no independent publicly quoted market price, (b) that cannot be publicly offered or sold unless registration has been effected under the Securities Act of 1933 or (c) that cannot be offered or sold because of other arrangements, restrictions, or conditions applicable to the securities or to the Company. Publicly traded investments are valued at market price. Securities not readily marketable are valued at fair value as determined by management. The resulting difference between cost and market or estimated fair value is included in the consolidated statements of income in net gain on investments.

  (f)    Securities Purchased Under Resale Agreements and Securities Sold Under Repurchase Agreements

          Securities purchased under resale agreements and securities sold under repurchase agreements are accounted for as collateralized financing transactions. The liabilities and assets that result from these agreements are recorded in the consolidated statements of financial condition at the amounts at which the securities were sold or purchased, respectively. It is the policy of the Company to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. Collateral is valued daily, and the Company may require counterparties to deposit additional collateral or return collateral pledged when appropriate.

          The market value of collateral accepted by the Company under resale agreements was $30,600 and $65,838 at December 31, 2005 and 2004, respectively, substantially all of which has been sold or re-pledged.

  (g)    Receivables From and Payable to Clearing Brokers

          Receivables from and payable to clearing brokers include proceeds from securities sold including securities sold not yet purchased, commissions related to securities transactions, margin loans and related interest and deposits with clearing brokers. Proceeds related to securities sold not yet purchased may be restricted until the securities are purchased.

  (h)    Investment Banking

          The Company earns fees for underwriting securities offerings, arranging private placements and providing strategic advisory services in mergers and acquisitions ("M&A") and other transactions.

    •
    Underwriting revenues.    The Company earns underwriting revenues in securities offerings in which it acts as an underwriter, such as initial public offerings, follow-on equity offerings and fixed income offerings. Underwriting revenues include management fees, underwriting fees and selling concessions, including fees related to mutual thrift conversions. Underwriting revenues are recorded, net of related syndicate expenses, at the time the underwriting is completed. In syndicated underwritten transactions, management estimates the Company's share of transaction-related expenses incurred by the syndicate, and the Company recognizes revenue net of such expense. On final settlement, the Company adjusts these amounts to reflect the actual transaction-related expenses and resulting underwriting fee.

    •
    Strategic advisory revenues.    The Company's strategic advisory revenues primarily include success fees, as well as retainer fees, earned in connection with advising companies, both buyers and sellers, principally in M&A. The Company also earns fees for related advisory work and other services such as providing fairness and valuation opinions. Strategic advisory revenues are recorded when the transactions or the services (or, if applicable, separate components thereof) to be performed are substantially complete, the fees are determinable and collection is reasonably assured.

    •
    Private placement revenues.    The Company earns agency placement fees in non-underwritten transactions such as private placements, including securitized debt offerings collateralized by financial services issuers' securities. Private placement revenues are recorded on the closing date of the transaction.

          Since the Company's investment banking revenues are generally recognized at the time of completion of each transaction or the services to be performed, these revenues typically vary between periods and may be considerably affected by the timing of the closing of significant transactions.

  (i)    Furniture, Equipment and Leasehold Improvements

          Furniture and equipment are carried at cost and depreciated on a straight-line basis using estimated useful lives of the related assets, generally two to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the economic useful life of the improvement or the term of the respective leases.

  (j)    Fair Value of Financial Instruments

          Substantially all of the Company's financial instruments, as defined in Statement of Financial Accounting Standards SFAS No. 107, Disclosures About Fair Value of Financial Instruments, are

  recorded at fair value or contract amounts that approximate fair value. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Securities owned, securities not readily marketable and securities sold, not yet purchased, including options positions are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in the line item principal transactions or net gain on investments in the accompanying consolidated statement of income. Financial instruments carried at contract amounts include receivables from clearing brokers, payable to clearing brokers, securities purchased under resale agreements, short-term borrowings and securities sold under repurchase agreements.

          Fair value of the Company's financial instruments is generally obtained from quoted market prices, broker or dealer price quotations, or alternative pricing methodologies that the Company believes offer reasonable levels of price transparency. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, do not have readily determinable fair values, the Company estimates the fair value of these instruments using various pricing models and the information available to the Company that it deems most relevant. Among the factors considered by the Company in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield and other factors generally pertinent to the valuation of financial instruments.

  (k)    Income Taxes

          Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  (l)    Foreign Currency Translation

          The Company translates the balance sheets of KBWL at the exchange rates in effect at the balance sheet date. The consolidated statements of income are translated at the average rates of exchange during the year. The resulting translation adjustments of KBWL are recorded directly to accumulated other comprehensive income (loss).

  (m)    Initial Public Offering and Net Income Available to Mandatorily Redeemable Common Stockholders Per Share

          The Company has authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the sale of shares of the Company's common stock in a proposed initial public offering ("IPO"). In connection with the proposed IPO, the Company completed a 43 for 1 stock split on November 1, 2006. All references to number of shares and restricted stock units in the consolidated financial statements and accompanying notes have been adjusted to reflect the stock split on a retroactive basis as if that split had occurred as of the first day of the year beginning January 1, 2003.

          The Company calculates net income available to mandatorily redeemable common stockholders per share in a manner consistent with SFAS No. 128, Earnings Per Share.

  (n)    Reclassifications

          Certain amounts from prior years have been reclassified to conform to the current year presentation.

(3)    Mandatorily Redeemable Common Stock

          The Company accounts for its mandatorily redeemable common stock under Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments, With Characteristics of Both Liabilities and Equity.

          Each holder of common stock is a party to an Amended and Restated Stockholders' Agreement ("Stockholders' Agreement"), dated as of August 1, 2005, among the Company, Keefe and all stockholders of the Company.

          The Stockholders' Agreement provides that upon a stockholder's death or retirement (as defined in the Stockholders' Agreement) the Company will repurchase the stockholder's stock at its book value (as determined by the Company's board of directors in the manner described in the Stockholders' Agreement) as of the end of the month of such event. Payment may be by a two year subordinated note bearing a floating rate of interest or, at the discretion of the Company's board of directors, cash. In accordance with SFAS No. 150, the death of a stockholder is certain to occur, therefore, consolidated stockholders equity is classified as a liability.

          If a stockholder's employment is otherwise terminated (except for the reasons described in the next sentence), the Company must repurchase the stock at the month-end book value. If a stockholder is terminated for violating an agreement with the Company or a regulatory body, or any applicable regulatory rules or law, within 100 days of such event the Company may elect to repurchase the stockholder's stock at the then month-end book value. In either case, payment may be by a four year subordinated note or, in the discretion of the Company's board of directors, in cash.

          The obligation to make a repurchase is subject to certain conditions, including the obligation of the Company's board of directors to make a determination that such repurchase will not result in an impairment of capital under Delaware law, and is subject to other legal, regulatory and liquidity requirements.

(4)    Income Taxes

        Income taxes included in the consolidated statements of income represent the following:

	Current	Deferred	Total
Year ended December 31, 2005:
U.S. Federal	$10,633	$(1,646)	$8,987
State and local	5,019	(731)	4,288
Non-U.S.	928	(468)	460

	$16,580	$(2,845)	$13,735

Year ended December 31, 2004:
U.S. Federal	$15,221	$1,914	$17,135
State and local	6,332	330	6,662
Non-U.S.	70	—	70

	$21,623	$2,244	$23,867

Year ended December 31, 2003:
U.S. Federal	$19,821	$1,349	$21,170
State and local	8,151	788	8,939
Non-U.S.	—	(36)	(36)

	$27,972	$2,101	$30,073

        The difference between the statutory federal tax rate of 35% and the effective tax rate is summarized below:

	2005		2004		2003
	Amount	Percent of pretax earnings	Amount	Percent of pretax earnings	Amount	Percent of pretax earnings
Computed "expected" tax provision	$10,900	35.0%	$19,299	35.0%	$23,883	35.0%
Non-U.S. tax rate differential	(66)	(0.2)	(12)	—
State and local taxes, net of related Federal income tax benefit	2,796	9.0	4,331	7.8	5,810	8.5
Permanent differences	105	0.3	249	0.5	380	0.6

	$13,735	44.1%	$23,867	43.3%	$30,073	44.1%

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets (liabilities):
Employee compensation and benefits	$5,094	$2,893
Securities	472	(909)

Total deferred tax assets	5,566	1,984
Less: depreciation of furniture, equipment and leasehold improvements	(4,045)	(815)

Net deferred tax assets	$1,521	$1,169

        Management believes that realization of the deferred tax assets is more likely than not based on the reversal of taxable temporary differences and anticipated future taxable income.

        There are no valuation allowances recorded against deferred tax assets at December 31, 2005.

(5) Short-Term Borrowings

        The Company obtains secured short-term borrowings primarily through bank loans. The short-term borrowings average balance for the year was $40,650. As of December 31, 2005, secured short-term borrowings were $63,750 at the rate then in effect of 4.84%. Included in securities owned are $85,000 of corporate bonds in which the lender has a security interest in connection with short-term borrowings.

(6) Commitments and Contingencies

  (a)    Leases

          The Company leases its headquarters and other office locations under non-cancelable lease agreements which expire between 2006 and 2016. Such agreements contain escalation clauses and provide that certain operating costs be paid by the Company in addition to the minimum rentals.

        Future minimum lease payments as of December 31, 2005 are as follows:

Lease payments
Year:
2006	$10,834
2007	10,115
2008	9,803
2009	9,563
2010	9,549
Thereafter	55,692

$105,556

          Rent expense for the years ended December 31, 2005, 2004 and 2003 aggregated $11,234, $10,508 and $7,331, respectively.

  (b)    Litigation

          In the ordinary course of business, the Company may be a defendant or codefendant in legal actions. The Company believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Company's financial condition. The results of such proceedings could be material to the Company's operating results for any particular period, depending, in part, upon additional developments affecting such matters and the operating results for such period. Legal reserves have been established in accordance with SFAS No. 5, Accounting for Contingencies. Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change.

          Keefe is one of several named defendants in a putative class action, Jeffrey H. Winokur v. Direct General, et al., filed by plaintiffs seeking to recover for losses allegedly caused by misrepresentations and omissions in connection with the August 2003 initial public offering of Direct General Corporation and in connection with a follow-on offering in March 2004. Direct General Corporation is a property casualty insurance company specializing in automobile insurance. The aggregate gross proceeds from these offerings were approximately $300 million. Keefe was the lead underwriter of both the initial public offering ("IPO") and the follow-on offering. Keefe had a participation of 42.1% in the IPO and 53.0% in the follow on offering. Plaintiffs allege Direct General securities lost more than 31% of their value following the announcement in January 2005 of the impact on reserves of legislation adopted in Florida which resulted in additions to insurance loss reserves at Direct General. Plaintiffs assert claims against Keefe and the other underwriters, among others, under the federal securities laws. Plaintiffs seek unspecified damages, as well as fees, costs and pre-judgment interest. The suit is pending in the United States District Court for the Middle District of Tennessee. The Company believes that Keefe has valid defenses to these claims and Keefe intends to vigorously defend the action. Liabilities and costs associated with these claims may be covered by Direct General under the indemnification and contribution provisions of the related underwriting agreements. However, as of this date, Direct General has not agreed with this position and has not reimbursed the underwriters for expenses incurred.

  (c)    Limited Partnership Commitments

          As of December 31, 2005, the Company had approximately $11,216 in outstanding commitments for additional funding to limited partnership investments.

(7) Notes Receivable from Stockholders

        Notes receivable from stockholders represent full recourse notes issued to employees for their purchases of stock acquired pursuant to the Company's book value stock purchase plan. Loans are payable in annual installments and bear interest between 2.70% and 5.00% per annum.

(8) Financial Instruments with Off-Balance-Sheet Risk

        In the normal course of its proprietary trading activities, the Company enters into transactions in financial instruments with off-balance-sheet risk. These financial instruments, primarily options, contain off-balance-sheet risk inasmuch as ultimate settlement of these transactions may have market and/or credit risk in excess of amounts which are recognized in the consolidated financial statements. Transactions in listed options are conducted through regulated exchanges, which clear and guarantee performance of counterparties.

        Also in connection with its proprietary trading activities, the Company has sold securities that it does not currently own and will, therefore, be obligated to purchase such securities at a future date. The Company has recorded this obligation in the financial statements at market values of the related securities and will record a trading loss if the market value of the securities increases subsequent to the consolidated financial statements date.

  (a)    Broker-Dealer Activities

          The Company clears securities transactions on behalf of customers through its clearing brokers. In connection with these activities, customers' unsettled trades may expose the Company to off-balance-sheet credit risk in the event customers are unable to fulfill their contracted obligations. The Company seeks to control the risk associated with its customer activities by monitoring the creditworthiness of its customers.

  (b)    Derivative Financial Instruments

          The Company's derivative activities consist of writing and purchasing listed equity options and futures on interest rate and currency products for trading purposes and are included in securities owned at market value in the accompanying consolidated statements of financial condition. As a writer of options, the Company receives a cash premium at the beginning of the contract period and bears the risk of unfavorable changes in the value of the financial instruments underlying the options. Options written do not expose the Company to credit risk since they obligate the Company (not its counterparty) to perform.

          In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional contract amounts, which are not included on the consolidated statements of financial condition, are used as a basis to calculate contractual cash flows to be exchanged and generally are not actually paid or received.

          A summary of the Company's listed options and futures contracts is as follows:

	Contract notional amount	Average fair value	End of period fair value
December 31, 2005:
Purchased options	$975	$9	$23
Written options	—	20	—
Written futures contracts	750	501	891
December 31, 2004:
Purchased options	$2,061	$126	$33
Written options	—	33	—
Written futures contracts	—	—	—
December 31, 2003:
Purchased options	$125	$34	$69
Written options	—	17	—

(9)    Concentrations of Credit Risk

        The Company is engaged in various securities trading and brokerage activities servicing primarily domestic and foreign institutional investors. Nearly all of the Company's transactions are executed with and on behalf of institutional investors, including other brokers and dealers, commercial banks, mutual funds, and other financial institutions. The Company's exposure to credit risk associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile securities markets.

        A substantial portion of the Company's marketable securities are common stock and debt of financial institutions. The credit and/or market risk associated with these holdings can be directly impacted by factors that affect this industry such as volatile equity and credit markets and actions of regulatory authorities.

(10)    Book Value Stock Purchase Plan

        The Company maintains a book value stock purchase plan whereby employees may purchase shares of the Company's stock at book value as calculated in accordance with a stockholders'

agreement (the "Agreement"). The Agreement requires stockholders leaving the Company's employ to sell their stock back to the Company at the then book value as calculated under the Agreement.

(11)    Employee Profit-Sharing Retirement Plan

        The Company has a defined contribution profit-sharing retirement plan in which all employees are entitled to participate based upon certain eligibility requirements. The Company's profit sharing contribution to the plan, which is voluntary, was $4,392, $5,049 and $3,601 in 2005, 2004 and 2003, respectively, and is included in compensation and benefits in the accompanying consolidated statements of income. The plan also contains a 401(k) portion covering substantially all employees. Employees are permitted within limitations imposed by tax law to make pre-tax contributions to the 401(k) portion. The Company's contribution to the 401(k) portion of the plan is determined based on 3% of employees' total compensation. The 401(k) portion expense, which is included in employee compensation and benefits in the accompanying consolidated statements of income, was $1,343, $1,187 and $990 for the years ended December 31, 2005, 2004 and 2003, respectively.

(12) Restricted Stock Units

        During 2005, the Company did not grant any restricted stock units ("Units"). During 2004 and 2003, the Company granted 288,702 and 284,531 of stock split adjusted Units at a total value of $3,050 and $2,577, respectively, pursuant to commitments made in connection with employment of certain employees. The Units each represent one share of common stock and generally vest in equal amounts annually over a three-year period, from date of employment. Upon vesting, Units can be converted into common stock when requested by the employee. Compensation expense equivalent to the grant date book value per share, which approximated fair value, is recognized by the Company over the vesting period. Associated compensation expense recognized was $1,741, $1,967 and $2,026 for the years ended December 31, 2005, 2004 and 2003, respectively. At December 31, 2005 there were 197,585 unvested stock split adjusted restricted stock units and associated compensation of $1,096 that will be recognized in the year ending December 31, 2006 and $440 thereafter.

(13) Membership in Exchanges

        Membership in exchanges are valued at cost and included in other assets on the consolidated statements of financial condition. At December 31, 2005 and 2004, the Company held one seat on the New York Stock Exchange ("NYSE") at a cost of $100. The last reported sale price at December 31, 2005, 2004 and 2003 was $3,500, $1,050 and $1,500, respectively.

(14) Other Income

        Included in other income is the final settlement of insurance claims related to the Company's former headquarters that were located in the World Trade Center which was destroyed by the terrorist attacks of September 11, 2001. Final settlement exceeded the book value of assets destroyed by $8,637 and is recorded in other income on the consolidated statements of income in 2004.

(15) Net Income Available to Mandatorily Redeemable Common Stockholders Per Share ("EPS")

        In connection with the proposed IPO, the Company completed a 43 for 1 stock split on November 1, 2006 (see Note 2(m)). Accordingly, basic and diluted shares for all periods presented have been calculated based on the average shares outstanding, as adjusted for the stock split.

        The computations of basic and diluted net income available to mandatorily redeemable common stockholders per share ("EPS") are set forth below:

	Year Ended December 31
	2005	2004	2003
Numerator for basic and diluted EPS—net income available to mandatorily redeemable common stockholders	$17,407	$31,273	$38,165

Denominator for basic EPS—weighted average number of common shares	27,194,404	25,253,771	22,393,454
Effect of dilutive securities restricted stock units	20,597	42,785	33,841

Denominator for diluted EPS—weighted average number of common shares and dilutive potential common shares	27,215,001	25,296,556	22,427,295

Basic EPS	$0.64	$1.24	$1.70
Diluted EPS	0.64	1.24	1.70

(16)    Industry Segment Data

        The Company follows the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, in disclosing its business segments. Pursuant to that statement, an entity is required to determine its business segments based on the way management organizes the segments within the enterprise for making operating decisions and assessing performance. Based upon these criteria, the Company has determined that its entire business should be considered a single segment. There were no individual customers which contributed more than ten percent of the Company's total revenues.

(17)    Recent Accounting Developments

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123(R), Share-Based Payment, a revision to SFAS No. 123, Accounting for Stock-Based Compensation, SFAS No. 123(R) focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting for transactions in which an entity obtains goods or services in share-based payment transactions. Generally, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of income based on their fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS No. 123(R). SFAS No. 123(R) must be adopted by the Company no later than January 1, 2006. The impact of adopting SFAS No. 123(R) was not material.

However, the future impact of adopting SFAS No. 123(R) cannot be predicted at this time because it will depend on the level of share-based payments granted in the future. See Note 10 for discussion of restricted stock units granted in 2004 and 2003.

        Emerging Issues Task Force ("EITF") Issue No. 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights ("EITF 04-05"), has two effective dates. For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements are modified, EITF 04-05 is effective after June 29, 2005. For general partners in all other limited partnerships, it is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The Company has evaluated the impact of this guidance and does not believe that the adoption of EITF 04-05 will result in its having to consolidate any limited partnerships that would otherwise not be consolidated absent EITF 04-05.

(18)    Net Capital Requirement

        Keefe is a registered U.S. broker-dealer that is subject to the Uniform Net Capital Rule (SEC Rule 15c3-1 or the Net Capital Rule) administered by the SEC and NYSE, which requires the maintenance of minimum net capital. Keefe has elected to use the basic method to compute net capital as permitted by the Net Capital Rule, which requires Keefe to maintain minimum net capital, as defined, of $8.0 million as of December 31, 2005. These rules also require Keefe to notify and sometimes obtain approval from the NYSE for significant withdrawals of capital.

December 31, 2005
Net Capital	$53,070
Excess	$45,041

        KBWL is an investment firm authorized and regulated by the FSA and is subject to the capital requirements of the FSA. As of December 31, 2003, 2004 and 2005, KBWL was in compliance with its local capital adequacy requirements.

(19) Subsequent Event

        On March 8, 2006 the Company's NYSE seat was converted, in connection with the NYSE/Archipelago merger, to 78,601 shares of the combined entity and $405 in cash. A net gain on investments of $4,976 was recognized on this conversion in March 2006.

(Page Intentionally Left Blank)

KBW, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

June 30, 2006 and December 31, 2005

(Dollars in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Cash and cash equivalents	$68,807	$75,642
Securities owned, at fair value:
Equities	95,313	81,018
Corporate bonds	143,092	221,261
U.S. Government and agency securities	15,074	11,345

	253,479	313,624

Securities not readily marketable, at fair value	97,793	73,012
Securities purchased under resale agreements	41,307	30,633
Receivables from clearing brokers	112,213	91,630
Accounts receivable	12,879	25,787
Furniture, equipment, and leasehold improvements, at cost, less accumulated depreciation and amortization of $17,074 in 2006 and $14,348 in 2005	22,950	24,615
Other assets	12,776	13,355

Total assets	$622,204	$648,298

Liabilities Including Mandatorily Redeemable Common Stock
Payable to clearing broker	$78,179	$78,729
Securities sold under repurchase agreements	22,959	2,275
Short-term borrowings	35,625	63,750
Securities sold, not yet purchased, at fair value:
Equities	40,293	21,187
Corporate bonds	10,829	12,191
U.S. Government and agency securities	39,429	63,621

	90,551	96,999

Accounts payable, accrued expenses, and other liabilities	102,596	130,386
Income taxes payable	10,388	10,065

Total operating liabilities	340,298	382,204
Mandatorily redeemable common stock	281,906	266,094

Total liabilities including mandatorily redeemable common stock	$622,204	$648,298

See accompanying notes to consolidated financial statements.

KBW, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Three and Six Months ended June 30, 2006 and 2005

(unaudited)
(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Investment banking	$45,786	$36,816	$93,629	$70,932
Commissions	31,622	22,803	60,560	45,413
Principal transactions, net	6,528	5,024	18,023	11,970
Net gain on investments	893	853	7,718	369
Interest and dividend income	6,192	4,612	11,728	8,382
Investment advisory fees	413	367	785	731
Other	274	489	702	952

Total revenues	91,708	70,964	193,145	138,749

Expenses:
Compensation and benefits	53,383	43,500	112,729	85,083
Occupancy and equipment	4,236	4,133	8,519	8,212
Communications and data processing	4,701	4,822	9,274	9,485
Brokerage and clearance	5,846	3,949	11,404	8,667
Interest	2,559	2,709	4,877	3,545
Other	5,857	6,825	12,917	12,950

Total expenses	76,582	65,938	159,720	127,942

Income before income tax expense	15,126	5,026	33,425	10,807
Income tax expense	6,732	2,174	14,875	4,691

Net income available to mandatorily redeemable common stockholders	$8,394	$2,852	$18,550	$6,116

Net income available to mandatorily redeemable common stockholders per share:
Basic	$0.31	$0.11	$0.68	$0.23
Diluted	$0.31	$0.11	$0.68	$0.23
Weighted average number of common shares outstanding:
Basic	26,917,398	26,068,019	27,147,577	26,092,959
Diluted	26,917,398	26,100,656	27,147,577	26,125,037

See accompanying notes to consolidated financial statements.

KBW, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Mandatorily Redeemable Common Stock

Six Months ended June 30, 2006 and 2005

(unaudited)
(Dollars in thousands except per share data)

	Mandatorily Redeemable Common Stock
	Common stock	Paid-in capital	Retained earnings	Common treasury stock	Notes receivable from stockholders	Accumulated Other Comprehensive Income (loss)	Total Mandatorily Redeemable Common Stock
Balance at December 31, 2004	$38	$201,709	$340,872	$(254,558)	$(19,899)	$527	$268,689
Net income available to mandatorily redeemable common stockholders	—	—	6,116	—	—	—	6,116
Other comprehensive loss: currency translation adjustment, net of tax benefit of $516	—	—	—	—	—	(643)	(643)

Total comprehensive income	—	—	—	—	—	—	5,473

Purchase of 237,360 common shares for treasury	—	—	—	(2,506)	—	—	(2,506)
Issuance of 6,794 common shares from treasury	—	75	—	—	(75)	—	—
Amortization of restricted stock unit compensation	—	870	—	—	—	—	870
Repayment of notes receivable from stockholders	—	—	—	—	5,606	—	5,606

Balance at June 30, 2005	$38	$202,654	$346,988	$(257,064)	$(14,368)	$(116)	$278,132

Balance at December 31, 2005	$6	$27,410	$256,792	$—	$(17,644)	$(470)	$266,094
Net income available to mandatorily redeemable common stockholders	—	—	18,550	—	—	—	18,550
Other comprehensive income: currency translation adjustment, net of tax of $540	—	—	—	—	—	674	674

Total comprehensive income	—	—	—	—	—	—	19,224

Amortization of restricted stock unit compensation	—	902	—	—	—	—	902
Restricted stock units redeemed	—	(1,330)	—	—	—	—	(1,330)
Issuance of 102,770 common shares	—	310	—	—	—	—	310
Purchase of 1,048,297 common shares	—	(9,467)	—	—	802	—	(8,665)
Excess net tax benefit related to delivery of restricted stock units	—	344	—	—	—	—	344
Repayment of notes receivable from stockholders	—	—	—	—	5,027	—	5,027

Balance at June 30, 2006	$6	$18,169	$275,342	$—	$(11,815)	$204	$281,906

Description of mandatorily redeemable common stock and details:

		Number of shares
Par value
	June 30	Authorized	Issued	In treasury	Outstanding
$0.01	2006	387,000,000	25,321,066	—	25,321,066
0.01	2005	215,000,000	161,436,405	136,817,443	24,618,962

Description of preferred stock and details:

		Number of shares
Par value
	June 30	Authorized	Issued	Outstanding
$0.01	2006	1,000,000	—	—
—	2005	—	—	—

See accompanying notes to consolidated financial statements.

KBW, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Six months ended June 30, 2006 and 2005

(unaudited)
(Dollars in thousands)

	June 30,
	2006	2005
Cash flows from operating activities:
Net income available to mandatorily redeemable common stockholders	$18,550	$6,116

Adjustments to reconcile net income available to mandatorily redeemable common stockholders to net cash (used in) provided by operating activities:
Deferred income tax benefits/(liabilities)	(1,252)	(892)
Depreciation and amortization	2,879	2,662
Compensation related to restricted stock units	902	870
(Increase) decrease in operating assets:
Securities owned, at fair value	60,145	(30,588)
Securities not readily marketable, at fair value	(24,781)	(51,494)
Securities purchased under resale agreements	(10,674)	34,303
Receivables from clearing broker	(20,583)	30,951
Accounts receivable	12,908	(7,393)
Other assets	1,831	2,278
Increase (decrease) in operating liabilities:
Securities sold, not yet purchased, at fair value	(6,448)	19,248
Securities sold under repurchase agreements	20,684	(12,252)
Short-term borrowings	(28,125)	—
Payable to clearing broker	(550)	54,722
Accounts payable, accrued expenses, and other liabilities	(27,790)	(62,694)
Income taxes payable	323	(2,532)

Net cash used in operating activities	(1,981)	(16,695)

Cash flows from investing activities:
Purchases of furniture, equipment, and leasehold improvements	(1,214)	(4,734)

Net cash used in investing activities	(1,214)	(4,734)

Cash flows from financing activities:
Purchase of common stock for treasury	—	(2,506)
Issuance of common stock	310	—
Purchase of common stock	(8,665)	—
Restricted stock units redeemed	(1,330)	—
Tax benefit realized from restricted stock units redeemed	344	—
Repayment of notes receivable from stockholders	5,027	5,606

Net cash (used in) provided by financing activities	(4,314)	3,100

Currency Adjustment:
Effect of Exchange Rate Changes on Cash	674	(643)

Net decrease in cash and cash equivalents	(6,835)	(18,972)
Cash and cash equivalents at beginning of period	75,642	59,713

Cash and cash equivalents at end of period	$68,807	$40,741

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$13,306	$5,481
Interest	5,096	3,256
Supplemental disclosures of non-cash financing activities:
Net income available to mandatorily redeemable common stockholders	18,550	6,116

See accompanying notes to consolidated financial statements.

KBW, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006

(unaudited)

(Dollars in thousands except per share data)

(1) Organization

  Organization and Basis of Presentation

          The consolidated financial statements include the accounts of KBW, Inc., and its wholly owned subsidiaries (the "Company"): Keefe, Bruyette & Woods, Inc. ("Keefe"), Keefe, Bruyette & Woods Limited ("KBWL"), KBW Asset Management ("KBWAM") and KBW Ventures Inc. ("Ventures"). Keefe is a regulatory member of the New York Stock Exchange and is principally a broker-dealer in securities and a market-maker in certain financial services stocks and bonds in the United States. KBWL is authorized and regulated by the U.K. Financial Services Authority ("FSA") and a member of the London Stock Exchange, Euronext, Virt-x and Deutsche Boerse. Keefe's and KBWL's customers are predominantly institutional investors including other brokers and dealers, commercial banks, asset managers, and other financial institutions. Keefe has clearing arrangements with Pershing LLC and Fortis Securities LLC on a fully disclosed basis. KBWL has a clearing arrangement with Pershing Securities Limited on a fully disclosed basis.

          These consolidated financial statements and these notes are unaudited and exclude some of the disclosures required in annual financial statements; therefore, these consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto included herein for the year ended December 31, 2005. The consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for the fair statement of the results for the interim period. The results of operations for interim periods are not necessarily indicative of results for the entire year.

(2) Summary of Significant Accounting Policies

  (a) Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company transactions and balances have been eliminated.

          In June 2005, the Financial Accounting Standards Board ("FASB") ratified the consensus reached by the Emerging Issues Task Force on Issue 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights ("EITF 04-05"). EITF 04-05 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. This guidance became effective upon ratification by the FASB on June 29, 2005 for all newly formed limited partnerships and for existing limited partnerships for which the partnership agreements have been modified. For all other limited partnerships, the guidance is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. Effective January 1, 2006, the Company has provided limited partners with rights to remove the Company as general partner or rights to terminate the partnership; therefore, there is no impact on the consolidated financial statements.

  (b) Use of Estimates

          The preparation of financial statements in conformity with U.S. generally accepted accounting principles generally requires management to make estimates and assumptions that affect the amounts reported in the Company's financial statements and these footnotes, including securities valuation, compensation accruals and other matters. Management believes that the estimates used in preparing the Company's consolidated financial statements are reasonable. Actual results may differ from these estimates.

  (c) Cash Equivalents and Options

          For purposes of the financial statements, the Company considers all bank deposits with maturities of three months of less to be cash equivalents.

  (d) Securities Transactions

          Securities and option transactions are recorded on a trade-date basis. Securities owned and securities sold not yet purchased, including options, are valued at fair value. Realized and unrealized gains and losses are included in the consolidated statements of income in principal transactions, net.

  (e) Securities Not Readily Marketable

          Securities not readily marketable include limited partnership interests and certain publicly-traded securities, held for long-term proprietary investment purposes, of financial services companies. Securities not readily marketable include investment securities (a) for which there is no market on a securities exchange or no independent publicly quoted market price, (b) that cannot be publicly offered or sold unless registration has been effected under the Securities Act of 1933 or (c) that cannot be offered or sold because of other arrangements, restrictions, or conditions applicable to the securities or to the Company. Publicly traded investments are valued at market price. Securities not readily marketable are valued at fair value as determined by management. The resulting difference between cost and market or estimated fair value is included in the consolidated statements of income.

  (f) Securities Purchased Under Resale Agreements and Securities Sold Under Repurchase Agreements

          Securities purchased under resale agreements and securities sold under repurchase agreements are accounted for as collateralized financing transactions. The liabilities and assets that result from these agreements are recorded in the consolidated statements of financial condition at the amounts at which the securities were sold or purchased, respectively. It is the policy of the Company to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. Collateral is valued daily, and the Company may require counterparties to deposit additional collateral or return collateral pledged when appropriate.

          The market value of collateral accepted by the Company under resale agreements was $41,095 and $30,600 at June 30, 2006 and December 31, 2005, respectively, substantially all of which has been sold or re-pledged.

  (g) Receivables From and Payable to Clearing Brokers

          Receivables from and payable to clearing brokers include proceeds from securities sold including securities sold not yet purchased, commissions related to securities transactions, margin loans and related interest and deposits with clearing brokers. Proceeds related to securities sold not yet purchased may be restricted until the securities are purchased.

  (h) Investment Banking

          The Company earns fees for underwriting securities offerings, arranging private placements and providing strategic advisory services in mergers and acquisitions ("M&A") and other transactions.

    •
    Underwriting revenues.    The Company earns underwriting revenues in securities offerings in which it acts as an underwriter, such as initial public offerings, follow-on equity offerings and fixed income offerings. Underwriting revenues include management fees, underwriting fees and selling concessions, including fees related to mutual thrift conversions. Underwriting revenues are recorded, net of related syndicate expenses, at the time the underwriting is completed. In syndicated underwritten transactions, management estimates the Company's share of transaction-related expenses incurred by the syndicate, and the Company recognizes revenue net of such expense. On final settlement, the Company adjusts these amounts to reflect the actual transaction-related expenses and resulting underwriting fee.

    •
    Strategic advisory revenues.    The Company's strategic advisory revenues primarily include success fees, as well as retainer fees, earned in connection with advising companies, both buyers and sellers, principally in M&A. The Company also earns fees for related advisory work and other services such as providing fairness and valuation opinions. Strategic advisory revenues are recorded when the transactions or the services (or, if applicable, separate components thereof) to be performed are substantially complete, the fees are determinable and collection is reasonably assured.

    •
    Private placement revenues.    The Company earns agency placement fees in non-underwritten transactions such as private placements, including securitized debt offerings collateralized by financial services issuers' securities. Private placement revenues are recorded on the closing date of the transaction.

          Since the Company's investment banking revenues are generally recognized at the time of completion of each transaction or the services to be performed, these revenues typically vary between periods and may be considerably affected by the timing of the closing of significant transactions.

  (i) Furniture, Equipment and Leasehold Improvements

          Furniture and equipment are carried at cost and depreciated on a straight-line basis using estimated useful lives of the related assets, generally two to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the economic useful life of the improvement or the term of the respective leases.

  (j) Fair Value of Financial Instruments

          Substantially all of the Company's financial instruments as defined in Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments are recorded at fair value or contract amounts that approximate fair value. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Securities owned, securities not readily marketable and securities sold not yet purchased, including options positions are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in the line item principal transactions or net gain on investments in the accompanying consolidated statements of income. Financial instruments carried at contract amounts include receivables from clearing brokers, payable to clearing broker, securities purchased under resale agreements and securities sold under repurchase agreements.

          Fair value of the Company's financial instruments is generally obtained from quoted market prices, broker or dealer price quotations, or alternative pricing methodologies that the Company believes offer reasonable levels of price transparency. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, do not have readily determinable fair values, the Company estimates the fair value of these instruments using various pricing models and the information available to the Company that it deems most relevant. Among the factors considered by the Company in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield and other factors generally pertinent to the valuation of financial instruments.

  (k) Income Taxes

          Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  (l) Foreign Currency Translation

          The Company translates the balance sheet of KBWL at the exchange rates in effect at the balance sheet date. The consolidated statements of income are translated at the average rates of exchange during the period. The resulting translation adjustments of KBWL are recorded directly to accumulated other comprehensive income (loss).

  (m) Initial Public Offering and Net Income Available to Mandatorily Redeemable Common Stockholders Per Share

          The Company has authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the sale of shares of the Company's common stock in a proposed initial public offering ("IPO"). In connection with the proposed IPO, the

  Company completed a 43 for 1 stock split on November 1, 2006. All references to number of shares and restricted stock units in the consolidated financial statements and accompanying notes have been adjusted to reflect the stock split on a retroactive basis as if that split had occurred as of the first day of the year beginning January 1, 2005.

          The Company calculates net income available to mandatorily redeemable common stockholders per share in a manner consistent with SFAS No. 128, Earnings Per Share.

  (n) Stock Based Compensation

          On January 1, 2006, the Company adopted SFAS No. 123 (R), Share-Based Payment, using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for awards expected to vest. Such grants are recognized as expenses over the service period, net of estimated forfeitures. No adjustment to reflect the net cumulative impact of estimating forfeitures in the determination of period expense was deemed necessary.

  (o) Contributions

          Contributions are recorded when the conditions on which they depend are substantially met in accordance with SFAS No. 116, Accounting For Contributions Received and Contributions Made.

  (p) Reclassifications

          Certain amounts from prior periods have been reclassified to conform to the current period presentation.

(3) Mandatorily Redeemable Common Stock

          The Company accounts for its mandatorily redeemable common stock under Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments, With Characteristics of Both Liabilities and Equity.

          Each holder of common stock is a party to an Amended and Restated Stockholders' Agreement ("Stockholders' Agreement"), dated as of August 1, 2005, among the Company, Keefe and all stockholders of the Company.

          The Stockholders' Agreement provides that upon a stockholder's death or retirement (as defined in the Stockholders' Agreement) the Company will repurchase the stockholder's stock at its book value (as determined by the Company's board of directors in the manner described in the Stockholders' Agreement) as of the end of the month of such event. Payment may be by a two year subordinated note bearing a floating rate of interest or, at the discretion of the Company's board of directors, cash. In accordance with SFAS No. 150, the death of a stockholder is an event certain to occur and, accordingly, consolidated stockholders equity is classified as a liability.

          If a stockholder's employment is otherwise terminated (except for the reasons described in the next sentence), the Company must repurchase the stock at the month-end book value. If a stockholder is terminated for violating an agreement with the Company or a regulatory body, or any applicable regulatory rules or law, within 100 days of such event the Company may elect to repurchase the stockholder's stock at the then month-end book value. In either case, payment may be by a four year subordinated note or, in the discretion of the Company's board of directors, in cash.

          The obligation to make a repurchase is subject to certain conditions, including the obligation of the Company's board of directors to make a determination that such repurchase will not result in an impairment of capital under Delaware law, and is subject to other legal, regulatory and liquidity requirements.

(4) Short-Term Borrowings

        The Company obtains secured short-term borrowings primarily through bank loans. The short-term borrowings average balance for the period was $61,276. As of June 30, 2006, secured short-term borrowings were $35,625 at the rate in effect of 5.83%. Included in securities owned are $47,500 of corporate bonds in which the lender has a security interest in connection with short-term borrowings.

(5) Commitments and Contingencies

  (a) Litigation

          In the ordinary course of business, the Company may be a defendant or codefendant in legal actions. The Company believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Company's financial condition. The results of such proceedings could be material to the Company's operating results for any particular period, depending, in part, upon additional developments affecting such matters and the operating results for such period. Legal reserves have been established in accordance with SFAS No. 5, Accounting for Contingencies. Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change.

          Keefe is one of several named defendants in a putative class action, Jeffrey H. Winokur v. Direct General, et al., filed by plaintiffs seeking to recover for losses allegedly caused by misrepresentations and omissions in connection with the August 2003 initial public offering of Direct General Corporation and in connection with a follow-on offering in March 2004. Direct General Corporation is a property casualty insurance company specializing in automobile insurance. The aggregate gross proceeds from these offerings were approximately $300 million. Keefe was the lead underwriter of both the initial public offering ("IPO") and the follow-on offering. Keefe had a participation of 42.1% in the IPO and 53.0% in the follow on offering. Plaintiffs allege Direct General securities lost more than 31% of their value following the announcement in January 2005 of the impact on reserves of legislation adopted in Florida which resulted in additions to insurance loss reserves at Direct General. Plaintiffs assert claims against Keefe and the other underwriters, among others, under the federal securities laws. Plaintiffs seek unspecified damages, as well as fees, costs and pre-judgment interest. The suit is pending in the United States District Court for the Middle District of Tennessee. The Company believes that Keefe has valid defenses to these claims and Keefe intends to vigorously defend the action. Liabilities and costs associated with these claims may be covered by Direct General under the indemnification and contribution provisions of the related underwriting agreements. However, as of this date, Direct General has not agreed with this position and has not reimbursed the underwriters for expenses incurred.

  (b) Limited Partnership Commitments

          As of June 30, 2006, the Company had approximately $14,340 in outstanding commitments for additional funding to limited partnership investments.

(6) Notes Receivable from Stockholders

        Notes receivable from stockholders represent full recourse notes issued to employees for their purchases of stock acquired pursuant to the Company's book value stock purchase plan. Loans are payable in annual installments and bear interest between 2.70% and 5.00% per annum.

(7) Financial Instruments with Off-Balance-Sheet Risk

        In the normal course of its proprietary trading activities, the Company enters into transactions in financial instruments with off-balance-sheet risk. These financial instruments, primarily options, contain off-balance-sheet risk inasmuch as ultimate settlement of these transactions may have market and/or credit risk in excess of amounts which are recognized in the consolidated financial statements. Transactions in listed options are conducted through regulated exchanges, which clear and guarantee performance of counterparties.

        Also in connection with its proprietary trading activities, the Company has sold securities that it does not currently own and will, therefore, be obligated to purchase such securities at a future date. The Company has recorded this obligation in the financial statements at market values of the related securities and will incur a trading loss if the market value of the securities increases subsequent to the consolidated financial statements date.

  (a) Broker-Dealer Activities

          The Company clears securities transactions on behalf of customers through its clearing brokers. In connection with these activities, customers' unsettled trades may expose the Company to off-balance-sheet credit risk in the event customers are unable to fulfill their contracted obligations. The Company seeks to control the risk associated with its customer activities by monitoring the creditworthiness of its customers.

  (b) Derivative Financial Instruments

          The Company's derivative activities consist of writing and purchasing listed equity options and futures on interest rate and currency products for trading purposes and are included in securities owned at market value in the accompanying consolidated statements of financial condition. As a writer of options, the Company receives a cash premium at the beginning of the contract period and bears the risk of unfavorable changes in the value of the financial instruments underlying the options. Options written do not expose the Company to credit risk since they obligate the Company (not its counterparty) to perform.

          In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional contract amounts, which are not included on the consolidated statements of financial condition, are used as a basis to calculate contractual cash flows to be exchanged and generally are not actually paid or received.

          A summary of the Company's listed options and futures contracts is as follows:

	Contract notional amount	Average fair value	End of period fair value
June 30, 2006:
Purchased options	$—	$94	$—
Written options	2,750	95	86
Written futures contracts	1,000	1,217	1,285
December 31, 2005:
Purchased options	$975	$9	$23
Written options	—	20	—
Written futures contracts	750	501	891

(8) Concentrations of Credit Risk

        The Company is engaged in various securities trading and brokerage activities servicing primarily domestic and foreign institutional investors and, to a lesser extent, individual investors. Nearly all of the Company's transactions are executed with and on behalf of institutional investors, including other brokers and dealers, commercial banks, mutual funds, and other financial institutions. The Company's exposure to credit risk associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile securities markets.

        A substantial portion of the Company's marketable securities are common stock and debt of financial institutions. The credit and/or market risk associated with these holdings can be directly impacted by factors that affect this industry such as volatile equity and credit markets and actions of regulatory authorities.

(9) Membership in Exchanges

        Membership in exchanges were valued at cost and included in other assets on the consolidated statements of financial condition. On March 8, 2006 the NYSE merged with Archipelago. The Company's seat was converted to $405 in cash and 78,601 shares of the combined entity. As of June 30, 2006, The Company held 27,721 shares of the combined entity. Included in net gain on investments is $4,795 relating to the conversion.

(10) Restricted Stock Units

        The following table details the issuance of restricted stock units:

	Six Months Ended June 30, 2006		Weighted Average Grant Date Fair Value
	Future Service Required	No Future Service Required	Future Service Required	No Future Service Required
Restricted stock units (RSU)
Balance, January 1, 2006	197,585	1,553,418	$10.11	$6.57
Granted	3,698	—	9.98	—
Vested	(91,590)	91,590	9.87	9.87
Converted and redeemed	—	(85,441)	—	8.19

Balance, June 30, 2006	109,693	1,559,567	10.32	6.69

(11) Net Income Available to Mandatorily Redeemable Common Stockholders Per Share ("EPS")

        In connection with the proposed IPO, the Company completed a 43 for 1 stock split on November 1, 2006 (see Note 2(m)). Accordingly, basic and diluted shares for all periods presented have been calculated based on the average shares outstanding, as adjusted for the stock split.

        The computations of basic and diluted net income available to mandatorily redeemable common stockholders per share ("EPS") are set forth below:

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Numerator for basic and diluted EPS—net income available to mandatorily redeemable common stockholders	$8,394	$2,852	$18,550	$6,116

Denominator for basic EPS—weighted average number of common shares	26,917,398	26,068,019	27,147,577	26,092,959
Effect of dilutive securities restricted stock units	—	32,637	—	32,078

Denominator for diluted EPS—weighted average number of common shares and dilutive potential common shares	26,917,398	26,100,656	27,147,577	26,125,037

Basic EPS	$0.31	$0.11	$0.68	$0.23
Diluted EPS	0.31	0.11	0.68	0.23

(12) Net Capital Requirement

       Keefe is a registered U.S. broker-dealer that is subject to the Uniform Net Capital Rule (SEC Rule 15c3-1 or the Net Capital Rule) administered by the SEC and NYSE, which requires the maintenance of minimum net capital. Keefe has elected to use the basic method to compute net capital as permitted by the Net Capital Rule, which requires that Keefe maintain minimum net capital, as defined, of $3.0 million as of June 30, 2006. These rules also require Keefe to notify and sometimes obtain approval from the NYSE for significant withdrawals of capital.

	June 30, 2006	December 31, 2005
Net Capital	$87,068	$53,070
Excess	$84,075	$45,041

          KBWL is an investment firm authorized and regulated by the FSA and is subject to the capital requirements of the FSA. As of June 30, 2006, KBWL was in compliance with its local capital adequacy requirements.

(13) Recent Accounting Developments

        SFAS No. 157, Fair Value Measurements ("SFAS 157"). In September 2006, FASB issued SFAS 157 which will become effective for us January 1, 2008. This standard establishes a consistent framework for measuring fair value in accordance with U.S. Generally Accepted Accounting Principles, and expands disclosures with respect to fair value measurements. We are assessing SFAS No. 157 to determine the financial impact, if any, on our consolidated statements of financial condition and income.

        Through and including                        , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

6,800,000 Shares

KBW, Inc.

Common Stock

P R O S P E C T U S

Keefe, Bruyette & Woods

Merrill Lynch & Co.

Banc of America Securities LLC

Fox-Pitt, Kelton

JMP Securities

Thomas Weisel Partners LLC

BNY Capital Markets, Inc.

FTN Midwest Securities Corp.

Morgan Keegan & Company, Inc.

                          , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Amount to Be Paid
SEC registration fee	$17,572
NASD filing fee	$16,922
NYSE fee	$181,500
Printing and engraving expenses	$150,000
Legal fees and expenses	$1,000,000
Accounting fees and expenses	$900,000
Blue Sky fees and expenses	$15,000
Transfer agent and registrar fees	$15,000
Miscellaneous	$154,006

Total	$2,450,000

*
To be provided by amendment.

        Each of the amounts set forth above, other than the SEC registration fee and the NASD filing fee, is an estimate.

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation and By-laws provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

        The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant's Certificate of Incorporation or otherwise as a matter of law.

        The proposed form of purchase agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and certain officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

        During the three years preceding the filing of this registration statement, KBW, Inc. issued the following securities which were not registered under the Securities Act of 1933, as amended:

        On August 1, 2005, the Registrant issued an aggregate of 572,414 (pre-split) shares of common stock, par value $0.01 per share, of KBW, Inc. to the stockholders of Keefe, Bruyette & Woods, Inc. in exchange for all of their shares of common stock of Keefe, Bruyette & Woods, Inc., a New York corporation, pursuant to a merger in which a transitory subsidiary of the Registrant was merged with and into Keefe, Bruyette & Woods, Inc. There were no underwriters, brokers or finders employed in connection with these transactions. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

        Since August 1, 2005, KBW, Inc. has issued an aggregate of 45,542 (pre-split) shares of its common stock to directors and employees for an aggregate of $19,151,317 and in consideration for services rendered. These issuances were deemed exempt from registration under the Securities Act, in reliance of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or Rule 701 thereunder. In accordance with Rule 701, the shares were issued pursuant to a written compensatory benefit plan and the issuances did not during any consecutive 12-month period, exceed 15% of the outstanding shares of KBW, Inc.'s common stock, calculated in accordance with the provisions of Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number		Description
1.1		Form of Purchase Agreement.*
3.1		Form of Second Amended and Restated Certificate of Incorporation of KBW, Inc.*
3.2		Form of Amended and Restated Bylaws of KBW, Inc.*
4.1		Specimen Common Stock Certificate of KBW, Inc.*
4.2		Form of Second Amended and Restated Stockholders' Agreement.*
5.1		Opinion of Wachtell, Lipton, Rosen & Katz.
10.1	†	Form of Employment Agreement with certain executive officers.*
10.2	†	Form of 2006 Equity Incentive Plan.*
10.3		Fully Disclosed Clearing Agreement, dated as of October 22, 1992, between Pershing LLC and Keefe, Bruyette & Woods, Inc., as amended.*
10.4		Fully Disclosed Clearing Agreement, dated as of February 28, 2005, between Fortis Securities LLC and Keefe, Bruyette & Woods, Inc.*
10.5		Agreement of Lease, dated November 12, 2002, between the Equitable Life Assurance Society of the United States, ELAS Securities Acquisition Corp. and Keefe, Bruyette & Woods, Inc.*
10.6		First Amendment to Lease, dated September 6, 2003, between the Equitable Life Assurance Society of the United States, ELAS Securities Acquisition Corp. and Keefe, Bruyette & Woods, Inc.*

10.7		Second Amendment to Lease, dated September 6, 2004, between the Equitable Life Assurance Society of the United States, ELAS Securities Acquisition Corp. and Keefe, Bruyette & Woods, Inc.*
10.8	†	Form of Bonus Plan.*
21.1		List of Subsidiaries of KBW, Inc.*
23.1		Consent of KPMG LLP.
23.2		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).*
23.3		Consent of Daniel M. Healy to being named as a director.*
24.1		Power of Attorney (included in signature page to this registration statement).*

*
Previously filed.
†
Management contract.

(b)
Financial Statement Schedules

        Financial statements filed as a part of this registration statement are listed in the Index to Financial Statements on page F-1. All financial statement schedules are omitted because they are not applicable or not required or because the required information is included in the financial statements or notes thereto.

Item 17. Undertakings.

        (a)   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (c)   The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of November, 2006.

KBW, INC.
By:	/s/ JOHN G. DUFFY
Name: John G. Duffy Title: Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN G. DUFFY John G. Duffy	Director, Chairman and Chief Executive Officer (principal executive officer)	November 8, 2006
/s/ ROBERT GIAMBRONE Robert Giambrone	Director, Chief Financial Officer (principal financial and accounting officer)	November 8, 2006
* Andrew M. Senchak	Director	November 8, 2006
* Thomas B. Michaud	Director	November 8, 2006
* E. Craig Coats, Jr.	Director	November 8, 2006
* John N. Howard	Director	November 8, 2006
* Vasco Moreno	Director	November 8, 2006

* Robert G. Planer, Jr.	Director	November 8, 2006
* James B. Penny	Director	November 8, 2006
* Peter E. Roth	Director	November 8, 2006
* Peter J. Wirth	Director	November 8, 2006
*By:	/s/ MITCHELL B. KLEINMAN Mitchell B. Kleinman Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
1.1		Form of Purchase Agreement.*
3.1		Form of Second Amended and Restated Certificate of Incorporation of KBW, Inc.*
3.2		Form of Amended and Restated Bylaws of KBW, Inc.*
4.1		Specimen Common Stock Certificate of KBW, Inc.*
4.2		Form of Second Amended and Restated Stockholders' Agreement.*
5.1		Opinion of Wachtell, Lipton, Rosen & Katz.
10.1	†	Form of Employment Agreement with certain executive officers.*
10.2	†	Form of 2006 Equity Incentive Plan.*
10.3		Fully Disclosed Clearing Agreement, dated as of October 22, 1992, between Pershing LLC and Keefe, Bruyette & Woods, Inc., as amended.*
10.4		Fully Disclosed Clearing Agreement, dated as of February 28, 2005, between Fortis Securities LLC and Keefe, Bruyette & Woods, Inc.*
10.5		Agreement of Lease, dated November 12, 2002, between the Equitable Life Assurance Society of the United States, ELAS Securities Acquisition Corp. and Keefe, Bruyette & Woods, Inc.*
10.6		First Amendment to Lease, dated September 6, 2003, between the Equitable Life Assurance Society of the United States, ELAS Securities Acquisition Corp. and Keefe, Bruyette & Woods, Inc.*
10.7		Second Amendment to Lease, dated September 6, 2004, between the Equitable Life Assurance Society of the United States, ELAS Securities Acquisition Corp. and Keefe, Bruyette & Woods, Inc.*
10.8	†	Form of Bonus Plan.*
21.1		List of Subsidiaries of KBW, Inc.*
23.1		Consent of KPMG LLP.
23.2		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).*
23.3		Consent of Daniel M. Healy to being named as a director.*
24.1		Power of Attorney (included in signature page to this registration statement).*

*
Previously filed.
†
Management contract.

QuickLinks

TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
PROSPECTUS SUMMARY
The Offering
Summary Historical Consolidated Financial and Other Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DIVIDEND POLICY
DILUTION
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE FINANCIAL SERVICES INDUSTRY
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS KBW, INC. AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm
KBW, INC. AND SUBSIDIARIES Consolidated Statements of Financial Condition December 31, 2005 and 2004 (Dollars in thousands)
KBW, INC. AND SUBSIDIARIES Consolidated Statements of Income Years ended December 31, 2005, 2004 and 2003 (Dollars in thousands except per share data)
KBW, INC. AND SUBSIDIARIES Consolidated Statements of Changes in Mandatorily Redeemable Common Stock Years ended December 31, 2005, 2004 and 2003 (Dollars in thousands except per share data)
KBW, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2005, 2004 and 2003 (Dollars in thousands)
KBW, INC. and SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2005, 2004 and 2003 (Dollars in thousands)
KBW, INC. AND SUBSIDIARIES Consolidated Statements of Financial Condition June 30, 2006 and December 31, 2005 (Dollars in thousands)
KBW, INC. AND SUBSIDIARIES Consolidated Statements of Income Three and Six Months ended June 30, 2006 and 2005 (unaudited) (Dollars in thousands except per share data)
KBW, INC. AND SUBSIDIARIES Consolidated Statements of Changes in Mandatorily Redeemable Common Stock Six Months ended June 30, 2006 and 2005 (unaudited) (Dollars in thousands except per share data)
KBW, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows Six months ended June 30, 2006 and 2005 (unaudited) (Dollars in thousands)
KBW, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2006 (unaudited) (Dollars in thousands except per share data)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX